AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON October 27, 2000

                          REGISTRATION NO. 333-93733
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549
                           ------------------------

                                    FORM S-4

                             REGISTRATION STATEMENT

                                      UNDER

                            THE SECURITIES ACT OF 1933
                            ------------------------

                      Third Enterprise Service Group, Inc.
             (Exact name of registrant as specified in its charter)

--------------------------------------------- ---------------------------- ------------------------------
  Florida                                              6770                                59-3651763
--------------------------------------------- ---------------------------- ------------------------------

State or other jurisdiction of               PRIMARY STANDARD INDUSTRIAL               I.R.S. Employer Identification No.
incorporation or organization                CLASSIFICATION CODE NUMBER
-------------------------------------------- ----------------------------------------- ------------------------------------------


                               2503 W. Gardner Ct.,
                                 Tampa, FL 33611

                                  813. 831-9348

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               Michael T. Williams

                                2503 W. Gardner Ct.
                                 Tampa, FL 33611

                             TELEPHONE: 813.831.9348

(Name, address, including zip code, and telephone number, including area code, of agent for service)

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As promptly as practicable after this registration statement becomes effective and after the closing of the merger of the proposed merger described in this registration statement.

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b, under the securities act, check the following box and list the securities act registration statement number of the earlier effective registration statement for the same offering. *[ ] *registration number,

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the securities act, check the following box and list the securities act registration statement number of the earlier effective registration statement for the same offering. *[ ]

*registration number,

    If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. *[ ]

                            ------------------------
 CALCULATION OF REGISTRATION FEE


Title of each                     Proposed           Proposed
 class of          Amount         maximum            maximum      Amount of
securities          to be       offering price      aggregate    registration
   to be           registered    per unit          offering price    fee
registered

Common             6,032,061         N/A              $0 (2)            $100 (2)
Stock, par
Value - no



(1) Represents an estimate of the maximum number of shares of common stock of Registrant which may be issued to former holders of shares of common stock of Competitive Companies pursuant to the merger described herein. (2) The registration fee has been calculated pursuant to Rule 457(f )(2). As of the filing of this registration statement, Competitive Companies had an accumulated capital deficit. In addition, Competitive Companies' common stock has no par value. Accordingly, the proposed maximum offering price has been calculated by multiplying one-third,1/3, of an assumed par value for Competitive Companies' Common Stock of, *par per share, pursuant to Nevada law by the maximum number of shares to be issued to the holders of Competitive Companies common stock in the merger.

                                                       ------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.

------------------------------------------------------------------------------

PROSPECTUS

                      Third Enterprise Service Group, Inc.

Third Enterprise Service Group, Inc., a Florida corporation and Competitive Companies, Inc., a Nevada corporation, have entered into a merger agreement. As a result of the merger, each outstanding share of Competitive Companies common stock, other than dissenting shares, as discussed later in this document, will be exchanged for one share of Third Enterprise Service Group common stock. When the merger closes, Third Enterprise Service Group will change its name to Competitive Companies and will be the surviving corporation. It will then file to have its stock quoted on the OTC Bulletin Board.

Third Enterprise Service Group has also entered into an asset purchase agreement with Huntington Telecommunications Partners, LP, a California limited partnership. The purchase price for the assets, which consist of the equipment used in the operation of, and in connection with telephone and cable television systems, and services; and right of entry for four apartment complexes consisting of 1,171 telephone passings and 614 cable passings, is 1,000,000 shares of Third Enterprise Service Group common stock, subject to increase if some events occur. The asset purchase and the merger will close simultaneously.

The following table contains comparative share information for shareholders of Competitive Companies, partners in Huntington Partners and shareholders in Third Enterprise Service Group immediately after the closing of the merger.


                            The former shareholders of   The former partners of  The current shareholders     Total
                            Competitive Companies*       Huntington              of Third Enterprise
                                                                                 Service Group

          ----------------- ---------------------------- ----------------------- ---------------------------- -----------------

          Number            4,907,061                    1,000,000               125,000                      6,032,061
          ----------------- ---------------------------- ----------------------- ---------------------------- -----------------
          Percentage        81.3%                        16.6%                   2.1%                         100%
          ----------------- ---------------------------- ----------------------- ---------------------------- -----------------

*This assumes no shares of Class A preferred stock or Class B preferred stock are converted. If they were, there would be an aggregate of an additional 20,000,000 shares of common stock upon conversion of the Class A shares and an unknown number, if any, additional shares to be issued upon conversion of Class B shares. Also assumes no stock options that have not been exercised, but are currently exercisable, are converted. If they were, there would be an aggregate of an additional 2,043,000.

The merger presents some risks. We suggest you review "Risk Factors" beginning on page ___.

Neither the Securities and Exchange Commission nor any state securities regulators have approved or disapproved the Third Enterprise Service Group common stock to be issued in the merger or if this information statement for shareholders of Competitive Companies /prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ___, 2000.

                          SUMMARY

This summary provides a brief overview of the key aspects of this offering.

The merger agreement with Competitive Companies is filed as an exhibit to this registration statement.

The Companies

Third Enterprise Service Group, Inc.
2503 W. Gardner Ct.
Tampa, FL  33611
Telephone:  813/831-9348

Third Enterprise Service Group was organized as a corporation under the laws of the state of Florida in April, 1999. Since inception, our primary activity has been directed to organizational efforts. It was formed as a vehicle to acquire through a registered securities offering a private company desiring to become an SEC reporting company in order thereafter to secure a listing on the over the counter bulletin board. Third Enterprise Service Group has now identified Competitive Companies as the entity Third Enterprise Service Group wishes to acquire. Third Enterprise Service Group is not searching for additional acquisition candidates.

It has never offered or sold any securities in either a registered or unregistered transaction except for issuing shares to its 13 stockholders upon its formation.

Third Enterprise Service Group is not currently a company which is listed for trading on the OTC Bulletin Board. Before securing approval of an application to be listed on the OTC Bulletin Board, Third Enterprise Service Group must first have this registration statement declared effective. Public Securities, an NASD Market Maker, has agreed to file a form 211 to secure a listing on the OTC Bulletin Board. Third Enterprise Service Group believes that the NASD will not approve this application until this registration statement has been declared effective. After this task has been accomplished, the NASD and the Market Maker must resolve all outstanding issues that the NASD may have in order for trading to commence.

Competitive Companies, Inc.
3751 Merced Drive, Suite A
Riverside, CA  92503
Telephone:  909.687.6100


Competitive Companies was incorporated under the laws of the state of Nevada in March 1998. Competitive Companies has two wholly owned subsidiaries: Competitive Communications, Inc. that was incorporated under the laws of the state of California in February 1996 and is the successor to Western Telephone & Television, which was founded as a sole proprietorship in 1985; and CCI Residential Services, Inc. that was incorporated under the laws of the state of California in January 2000.

Under shared tenant services provisions, Competitive Companies provides local and long distance/interexchange telephone, cable television, a PC lease-to-own program, and public telephone service to multi-tenant residential buildings. As a competitive local exchange carrier and long distance carrier, Competitive Companies provides local and long distance/interexchange telephone services, and a PC lease-to-own program to residential and business customers. Competitive

Companies owns and operates websites on the Internet and provides Internet service as a private label Internet service provider to both multi-tenant residential buildings and residential and business customers. Competitive Companies and its subsidiaries operations are co-located in Riverside, California, and approximately 80% of its customers are located in California.

Huntington Partners

Third Enterprise Service Group has also entered into an asset purchase agreement
with  Huntington   Telecommunications   Partners,   LP,  a  California   limited
partnership.

Huntington Telecommunications Partners, LP, is a California limited partnership organized in February 1994 for the purpose of owning, operating and managing private telecommunications systems to provide local and long distance telephone services and features to tenants in four multi-family apartment properties and cable television services to tenants in two multi-family apartment properties.

The asset purchase and the merger will close simultaneously. A copy of the asset purchase agreement is filed as an exhibit to this registration statement.

Comparison of the percentage of outstanding shares entitled to vote held by directors, executive officers and their affiliates and the vote required for approval of the merger

More than 80% of Third Enterprise Service Group's shares are held by its directors, executive officers and their affiliates. A majority vote of the issued and outstanding shares is required to approve the merger. Shareholders owning more than 80% of Third Enterprise Service Group's common stock have executed a written consent voting to approve the merger. No further consent or any of the shareholders of Third Enterprise Service Group is necessary to approve the merger under the laws of the state of Nevada.

Approximately 60% of Competitive Companies' voting common stock and 100% of Class A preferred shares are held by its directors, executive officers and their affiliates. A majority vote of the issued and outstanding shares is required to approve the merger. Assuming consents are secured from shareholders owning more than 50% of each of these classes of the stock of Competitive Companies, shareholders who did not consent to the merger will, by otherwise complying with Nevada corporate law, be entitled to dissenters' rights with respect to the proposed merger. No consents will be solicited or accepted until after the effective date of this information statement for shareholders of Competitive Companies/prospectus. Based upon the ownership of more than 50 % of Competitive Companies common and Class A preferred stock by officers, directors and affiliates, it appears that a favorable vote is assured.

Regulatory approval required

Neither Third Enterprise Service Group nor Competitive Companies is aware of any governmental regulatory approvals required to be obtained with respect to the closing of the merger, except for the filing of the articles of merger with the offices of the secretary of state of the state of Nevada.

Dissenters' rights

Dissenters' rights of appraisal exist. In general, under Nevada law, any shareholder who does not give consent for the merger and files a written demand for appraisal with Competitive Companies within 10 days of the closing of the merger will be paid the fair market value of the shares on the date of the closing of the merger, as determined by the board of directors of Competitive Companies. If you wish to exercise these rights, you must not consent in writing or otherwise vote in favor of the merger, must file a written demand within the prescribed time period, and follow other procedures. These rights the way you exercise them are discussed in greater detail beginning on page __.

Federal income tax consequences

Tax matters are very complicated and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisors for a full understanding of the tax consequences of the merger to you. Neither Competitive Companies nor its holders of its common stock should recognize gain or loss for federal income tax purposes as a result of the merger.

Other Information for Competitive Companies Stockholders:

o       Do not send in your Competitive Companies stock certificates now. If the
        merger  is  completed,   we  will  send  you  written  instructions  for
        exchanging your shares.

o The merger has been structured as a tax-free reorganization. The tax basis in your Competitive Companies common stock will carryover and become the tax basis in your new shares of Third Enterprise Service Group common stock.

o Like Competitive Companies, Third Enterprise Service Group has never paid any dividends.

o       If you have any questions about the merger, please call

              Larry Halstead
              Competitive Companies, Inc.
              3751 Merced Drive, Suite A
              Riverside, CA  92503
              Telephone:  909.687.6100


Selected Historical Financial Information

The following selected historical financial information of Competitive Companies, Huntington Telecommunications Partners, L.P. and Third Enterprise Service Group has been derived from their respective historical financial statements, and should be read in conjunction with the financial statements and the notes thereto, which are included in this prospectus.

Competitive Companies SELECTED HISTORICAL FINANCIAL INFORMATION

                                                       Six Months
                                                         Ended             Year Ended
                                                        June 30           December 31
                                                         2000                 1999
                                                    ----------------     ---------------

Income Statement Data:
 Revenues                                               $   793,880         $ 1,452,489
   Operating Expenses                                       831,285          17,102,037
   Loss from Operations                                     (37,405)        (15,649,548)
   Other Income (loss)                                      (35,171)            (77,343)
   Loss before taxes                                        (72,576)        (15,726,891)
   Income tax expense                                             0                   0
   Net loss                                                 (72,576)        (15,726,891)


                                       6



Common Share Data:
   Net loss per share                                        (0.02)              (3.82)
   Book value                                            $     0.10           $    0.11
   Weighted average common shares
         Outstanding                                      4,852,061           4,118,000
   Period end shares outstanding                          4,852,061           4,852,061
Balance Sheet Data:
   Total assets                                        $  1,125,788         $ 1,296,867
   Working Capital                                          284,265             339,764
   Shareholders' Equity                                 $   497,829          $  512,905

Huntington Telecommunications SELECTED HISTORICAL FINANCIAL INFORMATION

                                                       Six Months
                                                         Ended             Year Ended
                                                        June 30           December 31
                                                         2000                 1999
                                                    ----------------     ---------------

Income Statement Data:
 Revenues                                               $   349,262          $  715,063
   Operating Expenses                                       443,500             755,243
   Loss from Operations                                    (94,238)            (40,180)
   Other Income (loss)                                            0                   0
   Loss before taxes                                       (94,238)            (40,180)
   Income tax expense                                             0                   0
   Net loss                                                (94,238)            (40,180)
Common Share Data:
   Net loss per share*                                       (0.09)              (0.04)
   Book value*                                           $     0.18           $    0.28
   Weighted average common shares
         Outstanding*                                     1,000,000           1,000,000
   Period end shares outstanding *                        1,000,000           1,000,000
Balance Sheet Data:
   Total assets                                          $  248,354          $  332,532
   Working Capital                                           51,578              99,146
   Shareholders' Equity                                 $   248,354          $  277,509

* Assumes that 1,000,000 shares are outstanding as if the merger occurred.

Third Enterprise Service Group SELECTED HISTORICAL FINANCIAL INFORMATION

The following information concerning our financial position and operations is as of and for the period inception through June 30, 1999.

Total assets                                       $  0
Total liabilities                                     0
Equity                                                0
Sales                                                 0
Net loss                                          6,079
Net loss per share                                 0.00

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS OF Competitive Companies AND Huntington Telecommunications Partners, L.P.



                PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
                                   (Unaudited)

The following unaudited pro forma combined condensed financial statements include the historical and pro forma effects of the August 7, 1998 acquisition of Huntington Partners. These pro forma financial statements also include (i) the historical and pro forma effects of the issuance of 1 million shares of common stock ($3 million).

The following unaudited pro forma combined condensed financial statements have been prepared by the management of Competitive Companies from its historical consolidated financial statements and the historical financial statements of Huntington Partners which are included in this form s-4. The unaudited pro forma combined Condensed statements of operations reflect adjustments as if the transactions had occurred on January 1, 1999. The unaudited pro forma combined condensed balance sheet reflects adjustments as if the transactions had occurred on June 30, 2000. See "Note 1 - Basis of Presentation." The pro forma adjustments described in the accompanying notes are based upon preliminary estimates and certain assumptions that management believes are reasonable in the circumstances.

The unaudited pro forma combined condensed financial statements are not necessarily indicative of what the financial position or results of operations actually would have been if the transaction had occurred on the applicable dates indicated. Moreover, they are not intended to be indicative of future results of operations or financial position. The unaudited pro forma combined condensed financial statements should be read in conjunction with the historical consolidated financial statements of the Competitive Companies and Huntington Partners and related notes thereto which are included in this form s-4.

Proforma Combined Balance Sheet
     June 30, 2000


                                                        Huntington

ASSETS                                Competitive   Telecommunications   Adjustmentst     Totals
------                               Companies, Inc.   Partners, LP
                                     --------------  ----------------  ---------------   ---------

CURRENT ASSETS:
    Cash and Cash Equivalents          $ 299,604     $ 60,236          $     -           $ 359,840
    Receivables:
     Accounts, net of allowance for doubtful accounts
       of $227,914                       171,489       56,425                              227,914
    Inventories                           34,454            -                               34,454
    Prepaid expenses and other current ass10,577            -                               10,577
                                     --------------  ----------------  ---------------   ---------
     Total current assets                516,124      116,661                -             632,785
                                     --------------  ----------------  ---------------   ---------

PROPERTY AND EQUIPMENT - NET             580,694      131,693                              712,387

OTHER ASSETS                              28,970            -          B 2,818,729       2,847,699
                                     --------------  ----------------  ---------------   ---------

TOTAL                                  $ 1,125,788  $ 248,354          $ 2,818,729      $4,192,871
                                     ==============  ================  ===============   =========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
    Accounts payable                    $ 29,001     $ 65,083          $     -           $  94,084
    Advances from stockholders            48,717            -                               48,717
    Current maturities of long-term debt  64,000            -                               64,000
    Current maturities of capital lease   72,000            -                               72,000
    Accrued and other liabilities         18,141            -                               18,141
                                     --------------  ----------------  ---------------   ---------
     Total current liabilities           231,859       65,083                -             296,942

    LONG-TERM DEBT (net of current
        maturities)                      296,100            -                              296,100

    CAPITAL LEASE OBLIGATIONS (netof
        current maturites)               100,000            -                              100,000
                                     --------------  ----------------  ---------------   ---------
     Total liabilities                   627,959       65,083                -             693,042
                                     --------------  ----------------  ---------------   ---------

    COMMITMENTS AND CONTINGENCIES

    STOCKHOLDERS' EQUITY
    Class A convertible preferred stock    4,000            -                               4,000
    Class A common stock                   4,852            -           A    1,000          5,852
    Additional paid-in capital         16,642,221     183,271           A2,817,729     19,643,221
    Deficit                            (16,153,244)         -                         (16,153,244)
    Subscriptions receivable                   -            -                                  -
                                     --------------  ----------------  ---------------   ---------
     Total stockholders' equity          497,829      183,271            2,818,729      3,499,829
                                     --------------  ----------------  ---------------   ---------
TOTAL                                  $ 1,125,788  $ 248,354          $ 2,818,729    $ 4,192,871
                                     ==============  ================  ===============   =========

Proforma Combined Income Statement
For the Six Months Ended June 30, 2000

                                                  Huntington

                               Competitive   Telecommunications   Adjustmentst     Totals
                              Companies, Inc.    Partners, LP
                              --------------  ----------------  ---------------   ---------


REVENUES                       $ 793,880         $ 349,262 D  $(161,000)  $ 982,142

COSTS OF REVENUES                525,574           308,140 D   (161,000)     672,714
                              -----------  ----------------   ---------- ------------

GROSS PROFIT                     268,306            41,122            -      309,428
                              -----------  ----------------   ---------- ------------

OTHER OPERATING EXPENSES:
    Occupancy and equipment       59,219            49,006                   108,225
    Employee compensation         98,129                                      98,129
    Provision for bad debts       38,228             4,000                    42,228
    Professional fees             49,868                                      49,868
    General and Administrative    60,267            82,354                   142,621
    Amortization                       -                 - C    140,836      140,836
                              -----------  ----------------   ---------- ------------

      Total other operating expen305,711           135,360      140,836      581,907
                              -----------  ----------------   ---------- ------------

LOSS FROM OPERATIONS             (37,405)          (94,238)    (140,836)    (272,479)
                              -----------  ----------------   ---------- ------------

OTHER INCOME (EXPENSE):
    Other income                   1,280                 -                     1,280
    Interest expense             (36,451)                -                   (36,451)
                              -----------  ----------------   ---------- ------------

      Total other expense-net    (35,171)                -            -      (35,171)
                              -----------  ----------------   ---------- ------------

NET LOSS                       $ (72,576)        $ (94,238)   $ (140,836) $ (307,650)
                              ===========  ================   ========== ============

NET LOSS PER SHARE
Basic and diluted                $ (0.02)                                    $ (0.05)
                              ===========                                ============
Weighted average number of
shares - basic and diluted     4,852,061                                   5,852,061
                              ===========                                ============

Proforma Combined Income Statement
For the Year Ended December 31, 1999

                                                  Huntington

                               Competitive   Telecommunications   Adjustmentst     Totals
                              Companies, Inc.    Partners, LP
                              --------------  ----------------  ---------------   ---------



REVENUES                      $ 1,452,489        $ 715,063 D  $ (350,000) $ 1,817,552

COSTS OF REVENUES               1,095,455          515,216 D    (350,000)  1,260,671
                              ------------  ---------------   ----------- -----------

GROSS PROFIT                      357,034          199,847             -     556,881
                              ------------  ---------------   ----------- -----------

OTHER OPERATING EXPENSES:
    Stock based compensation   15,443,277                -             -  15,443,277
    Occupancy and equipment       117,584           99,907             -     217,491
    Employee compensation         145,974                -             -     145,974
    Provision for bad debts        23,282           14,520             -      37,802
    Professional fees              66,501                -             -      66,501
    General and Administrative    209,964          125,600             -     335,564
    Amortization                        -                - C     281,673     281,673
                              ------------  ---------------   ----------- -----------
      Total other operating

        expenses               16,006,582          240,027       281,673  16,528,282
                              ------------  ---------------   ----------- -----------

LOSS FROM OPERATIONS          (15,649,548)         (40,180)     (281,673) (15,971,401)
                              ------------  ---------------   ----------- -----------

OTHER INCOME (EXPENSE):
    Other income                        -                -             -           -
    Interest expense               77,343                -             -      77,343
                              ------------  ---------------   ----------- -----------
      Total other expense-net      77,343                -             -      77,343
                              ------------  ---------------   ----------- -----------

NET LOSS                      $ (15,726,891)     $ (40,180)   $(281,673.00)$(16,048,744)
                              ============  ===============   =========== ===========

NET LOSS PER SHARE
Basic and diluted                 $ (3.82)                                   $ (3.14)
                              ============                                ===========
Weighted average number of
shares - basic and diluted      4,118,000                                  5,118,000
                              ============                                ===========



                          NOTES TO UNAUDITED PRO FORMA

                     COMBINED CONDENSED FINANCIAL STATEMENTS

                                   (Unaudited)

1.   BASIS OF PRESENTATION

          The accompanying unaudited pro forma combined condensed statements of operations present the historical results of operations of the Competitive Companies and Huntington Partners for the six months ended June 30, 2000 and for the year ended December 31, 1999 with pro forma adjustments as if the transaction had taken place on January 1, 1999. The unaudited pro forma combined condensed statement of operations for the year ended December 31, 1999, is presented using the combined historical results for the year then ended. The unaudited pro forma combined condensed statement of operations for the six month period ended June 30, 2000, is presented using the combined historical results for the six months ended June 30, 2000. The unaudited pro forma combined condensed balance sheet presents the historical balance sheets of as of June 30, 2000, with pro forma adjustments as if the transaction had been consummated as of June 30, 2000 in a transaction accounted for as a purchase in accordance with generally accepted accounting principles.

          Certain reclassifications have been made to the historical financial Statements to conform to the pro forma combined condensed financial statement presentation.

2.   PRO FORMA ADJUSTMENTS

     The following adjustments give pro forma effect to the transaction:

     (a)  To  record  purchase  price  consideration  of 1  million  shares  ($3 million).

     (b) To record the cost in excess of net assets acquired of approximately $2.8 million.

     (c) To record amortization of the cost in excess of acquired net assets over an estimate life of 10 years. Such amortization expense is subject to possible adjustment resulting from the completion of valuation analysis and final post-closing adjustments.

     (d)  To eliminate inter-company transactions.

Competitive Companies COMPARATIVE PER SHARE DATA

                                                          June 30, 2000
                                                       ------------------

    Numerator - basic and diluted
       LOSS per share
            Net loss before merger                           $   (72,576)
                                                        ==================
            Proforma Net loss after merger                  $  (166,814 )
                                                        ==================
    Denominator - Basic LOSS per share

      Common stock outstanding before  merger                   4,907,061
                                                        ==================
      Common stock outstanding after merger                     6,032,061
                                                        ==================

       Basic and diluted loss per share before
    Merger*                                                   $    (0.02)
                                                        ==================
      Basic and diluted loss per share
    after             merger*                                 $    (0.03)
                                                        ==================
     * Convertible notes, convertible preferred stock, options and warrants are considered anti-dilutive and not included in the above calculations

                              RISK FACTORS

RISKS CONCERNING COMPETITIVE COMPANIES.

Because Competitive Companies has experienced losses, including a loss of $15,726,891 for the year ended December 31, 1999 and expects its expenses to increase, Competitive Companies may not be able to achieve profitability. This is particularly true due to current litigation.

Since its inception, Competitive Companies has incurred losses. As of December 31, 1999 Competitive Companies had an accumulated deficit of $16,080,668. Competitive Companies expects to continue to incur losses until Competitive Companies is able to significantly increase revenues from sales of its telecommunications products and services. Its operating expenses are expected to continue to increase significantly in connection with its proposed expanded activities, especially in the areas of telecommunication services for multi-dwelling unit complexes since they require significant initial investment in on-site switching equipment. To a large extent these expenses are fixed. Competitive Companies cannot be certain that it will be able to accurately predict its revenues, particularly in light of the general uncertainty and intense competition for the sale of telecommunications products and services and its limited operating history. Accordingly, its future profitability will depend on its ability to increase its revenues while controlling costs.

Competitive Companies' subsidiary is a defendant in Personal Communications Spectrum V vs. Competitive Communications, Inc., American Arbitration Association Case No 72 Y 181 1033 99. A federal receiver has been appointed for Personal Communications. The receiver is seeking payment of fees claimed due from Competitive Communications. Any adverse decision would cause Competitive Companies substantial financial harm, seriously damaging its business and operations as a going concern.

Competitive Companies relies on contracts with third-parties to provide services for resale. Changes in these contracts could reduce Competitive Companies' revenues.

Competitive Companies' ability to obtain cable television, telephone or Internet service for resale may be harmed by a number of factors, including the following:

o Third-parties may increase the price of the television, telephone or Internet service they provide.

o Many third-party telephone or Internet service providers may compete with it for customers and may decide not to provide it with discounted prices for the telephone and Internet services.

o Competitive Companies anticipate that its contracts with third-party providers will be usually short-term and may be canceled if Competitive Companies does not fulfill its obligations.

o Competitive Companies' competitors and many third-party local and long distance telephone and Internet service providers may provide telecommunications products and services that are similar or the same as its telecommunications products and services and may do so at a lower cost.

Competitive Companies' management has significant control over stockholder matters, which may impact the ability of minority stockholders to influence its activities.

Competitive Companies' officers and directors and their affiliates control the outcome of all matters submitted to a vote of the holders of common stock, including the election of directors, amendments to its certificate of incorporation and approval of significant corporate transactions. These persons will beneficially own, in the aggregate, approximately 60% of its outstanding common stock. This consolidation of voting power could also have the effect of delaying, deterring or preventing a change in control of Competitive Companies that might be beneficial to other stockholders.

If Competitive Companies does not effectively manage rapid expansion of its business, its revenues will be reduced.

If Competitive Companies is successful in the implementation of its business plan, it will be rapidly expanding its operations and providing bundled telecommunications services on a widespread basis. This rapid expansion may place a significant strain on its management, financial and other resources.

Under certain circumstances Competitive Companies may need additional capital to expand its business and increase revenue.

Competitive Companies may need additional capital to fund capital expenditures, working capital, debt service and cash flow deficits during the period in which Competitive Companies is expanding and developing its business and deploying its networks, services and systems. Competitive Companies estimates, based on its current business plan, that approximately $15 million of capital will be necessary to fund the deployment and operation of its networks in its initial markets during 2000 and the first six months of 2001 to the point at which operating cash flow from a market will be sufficient to fund its operating and capital expenditures. This amount includes capital expenditures, working capital and cash flow deficits, but excludes debt service. Competitive Companies has raised approximately $1.2 million of capital to date. The actual amount and timing of its future capital requirements may differ materially from Competitive Companies' estimates as a result of financial, business and other factors many of which are beyond its control, as well as prevailing economic conditions.

If Competitive Companies does not interconnect with the incumbent local exchange carriers, its primary competitors, Competitive Companies may not be able to provide its services and, as a result, its revenues will be reduced.

Incumbent local exchange carriers are established providers of local telephone services to all or virtually all telephone subscribers within their respective service areas. Many new carriers, including Competitive Companies, have experienced difficulties in working with the incumbent local exchange carriers with respect to initiating, interconnecting, and implementing the systems used by these new carriers to order and receive unbundled network elements and wholesale services and locating the new carriers' equipment in the offices of the incumbent local exchange carriers. As a new carrier, Competitive Companies must coordinate with incumbent local exchange carriers so that Competitive
Companies can provide local service to customers on a timely and competitive basis. The Telecommunications Act created incentives for regional Bell operating companies to cooperate with new carriers and permit access to their facilities by denying such companies the ability to provide in-region long distance services until they have satisfied statutory conditions designed to open their local markets to competition. The regional Bell operating companies in its markets are not yet permitted by the FCC to offer long distance services. These companies may not be accommodating to it once they are permitted to offer long distance service. If Competitive Companies cannot obtain the cooperation of a regional Bell operating company in a region, whether or not it has been authorized to offer long distance service, its ability to offer local services in such region on a timely and cost-effective basis will be harmed.

If Competitive Companies does not maintain peering arrangements with Internet service providers, the profitability of its Internet access services will suffer.

In the past, major Internet service providers routinely exchanged traffic with other Internet service providers that met technical criteria on a peering basis, meaning that each Internet service provider accepted traffic routed to Internet addresses on their system from their peers on a reciprocal basis, without payment of compensation. However, since 1997 UUNET Technologies, Inc., the largest Internet service provider, has been greatly restricting the use of peering arrangements with other providers and has been imposing charges for accepting traffic from providers other than its peers. Other major Internet service providers have adopted similar policies. Competitive Companies presently has peering arrangements through its wholesale Internet service provider, but cannot assure you that Competitive Companies will be able to maintain peer status with any of the major nationwide Internet service providers in the future, or that Competitive Companies will in the future be able to terminate traffic on Internet service providers' networks at favorable prices. The profitability of its Internet access services, and related services such as Web site hosting, could be harmed if Competitive Companies is unable to continue to maintain peering arrangements with Internet service providers.

Competitive Companies' offering and maintaining of long distance services is affected by its ability to establish effective resale agreements. If it does not establish or maintain these relationships, its revenues may be reduced.

As part of its one-stop shopping offering of bundled telecommunications services to its customers, Competitive Companies offers long distance services. Competitive Companies has relied and will continue to rely on other carriers to provide transmission and termination services for all of its long distance traffic. Competitive Companies will continue to enter into resale agreements with long distance carriers to provide it with transmission services. Such agreements typically provide for the resale of long distance services on a per-minute basis and may contain minimum volume commitments. Negotiation of these agreements involves estimates of future supply and demand for transmission capacity as well as estimates of the calling pattern and traffic levels of its future customers. If Competitive Companies fails to meet its minimum volume commitments, Competitive Companies may be obligated to pay underutilization charges; and if Competitive Companies underestimates its need for transmission capacity, Competitive Companies may be required to obtain capacity through more expensive means.

Competitive Companies' principal competitors for local services, the incumbent local exchange carriers, and potential additional competitors, have advantages that may harm Competitive Companies' ability to compete with them.

The telecommunications industry is highly competitive. Many of its current and potential competitors in the local market have financial, technical, marketing, personnel and other resources, including brand name recognition, substantially greater than ours, as well as other competitive advantages over it. In each of the markets targeted by it, Competitive Companies will compete principally with the incumbent local exchange carrier serving that area and they enjoy advantages that may harm Competitive Companies' ability to compete with them. Incumbent local exchange carriers also have long-standing relationships with federal and state regulatory authorities. FCC and state administrative decisions and initiatives provide the incumbent local exchange carriers with pricing flexibility for their:

     - private lines, which are private, dedicated telecommunications connections between customers;

     - special access services, which are dedicated lines from a customer to a long distance company provided by the local phone company; and

     - switched access services, which refers to the call connection provided by the local phone company's switch between a customer's phone and the long distance company's switch.

In addition, with respect to competitive access services, such as special access services as opposed to switched access services, the FCC is considering allowing incumbent local exchange carriers increased pricing flexibility and deregulation for such access services either automatically or after certain competitive levels are reached. If the incumbent local exchange carriers are allowed by regulators to offer discounts to large customers through contract tariffs, engage in aggressive volume and term discount pricing practices for their customers, and/or seek to charge competitors excessive fees for interconnection to their networks, competitors such as Competitive Companies could be materially harmed. If future regulatory decisions afford the incumbent local exchange carriers increased pricing flexibility or other regulatory relief, such decisions could also harm competitors such as it.

Competitive Companies also faces, and expects to continue to face, competition in the local market from other current and potential market entrants, including long distance carriers seeking to enter, reenter or expand entry into the local exchange marketplace such as AT&T, MCI WorldCom and Sprint, and from other competitive local exchange carriers, competitive access providers, cable television companies, electric utilities, microwave carriers, wireless telephone system operators and private networks built by large end users. In addition, the development of new technologies could give rise to significant new competitors in the local market.

Significant competition in providing long distance and Internet services could reduce the demand for and profitability of Competitive Companies' services.

Competitive Companies also faces significant competition in providing long distance and Internet services. Many of these competitors have greater financial, technological, marketing, personnel and other resources than those available to it.

The long distance telecommunications market has numerous entities competing for the same customers and a high average turnover rate, as customers frequently change long distance providers in response to the offering of lower rates or promotional incentives. Prices in the long distance market have declined significantly in recent years and are expected to continue to decline. Competitive Companies face competition from large carriers such as AT&T, MCI WorldCom and Sprint and many smaller long distance carriers. Other competitors are likely to include regional Bell operating companies providing long distance services outside of their local service area and, with the removal of regulatory barriers, long distance services within such local service areas; other competitive local exchange carriers; microwave and satellite carriers; and private networks owned by large end users. Competitive Companies may also increasingly face competition from companies offering local and long distance data and voice services over the Internet. Such companies could enjoy a significant cost advantage because they do not currently pay many of the charges or fees that Competitive Companies has to pay.

The Internet services market is highly competitive and Competitive Companies expects that competition will continue to intensify. Its competitors in this market include Internet service providers, other telecommunications companies, online services providers and Internet software providers.

Competitive Companies' need to comply with extensive government regulation can increase its costs and slow its growth.

Competitive Companies' networks and the provision of telecommunications services are subject to significant regulation at the federal, state and local levels. Delays in receiving required regulatory approvals or the enactment of new adverse regulation or regulatory requirements may slow its growth and have a material adverse effect upon it.

The  FCC  exercises   jurisdiction  over  it  with  respect  to
interstate  and
international services. Competitive Companies must obtain, and have obtained through its subsidiary, Competitive Communications, Inc., prior FCC authorization for resale, of international long distance services. Additionally, Competitive Companies files publicly available documents detailing its services, equipment and pricing, also known as tariffs with the FCC for both international and domestic long-distance services.

State regulatory commissions exercise jurisdiction over it because Competitive Companies provides intrastate services. Competitive Companies is required to obtain regulatory authorization and/or file tariffs at state agencies in most of the states in which Competitive Companies operate. If and when Competitive Companies seek to build its own network segments, local authorities regulate its access to municipal rights-of-way. Constructing a network is also subject to numerous local regulations such as building codes and licensing. Such regulations vary on a city-by-city and county-by-county basis.

Regulators at both the federal and state level require it to pay various fees and assessments, file periodic reports, and comply with various rules regarding the contents of its bills, protection of subscriber privacy, and similar matters on an on-going basis.

Competitive Companies cannot assure you that the FCC or state commissions will grant required authority or refrain from taking action against it if Competitive Companies is found to have provided services without obtaining the necessary authorizations, or to have violated other requirements of their rules and orders. Regulators or others could challenge its compliance with applicable rules and orders. Such challenges could cause it to incur substantial legal and administrative expenses.

Deregulation of the telecommunications industry involves uncertainties, and the resolution of these uncertainties could reduce Competitive Companies' revenues.

The Telecommunications Act provides for a significant deregulation of the domestic telecommunications industry, including the local exchange, long distance and cable television industries. The Telecommunications Act remains subject to judicial review and additional FCC rulemaking, and thus it is difficult to predict what effect the legislation will have on it and its operations. There are currently many regulatory actions underway and being contemplated by federal and state authorities regarding interconnection pricing and other issues that could result in significant changes to the business conditions in the telecommunications industry.

The regulation of interconnection with incumbent local exchange carriers involves uncertainties, and the resolution of these uncertainties could hurt Competitive Companies' business.

Although the incumbent local exchange carriers are required under the Telecommunications Act to unbundle and make available elements of their network and permit it to purchase only the origination and termination services that Competitive Companies need, thereby decreasing its operating expenses, such unbundling may not be done as quickly as Competitive Companies require and may be priced higher than Competitive Companies expects. This is important because Competitive Companies relies on the facilities of these other carriers to connect to its high capacity digital switches so that Competitive Companies can provide services to its customers. Its ability to obtain these interconnection agreements on favorable terms, and the time and expense involved in negotiating them, can be harmed by legal developments.

A recent Supreme Court decision vacated a FCC rule determining which network elements the incumbent local exchange carriers must provide to competitors on an unbundled basis. Competitive Companies expects that the FCC will conduct a rulemaking to adopt new standards for unbundling of network elements in conformance with this decision. The implementation of these and other FCC rules may lead to further litigation. This may complicate its interconnection negotiations, and may harm Competitive Companies' existing agreements and operations.

The regulation of access charges involves uncertainties, and the resolution of these uncertainties could reduce Competitive Companies' revenues.

To the extent Competitive Companies provides long-distance, often referred to as interexchange, telecommunications service, Competitive Companies is required to pay access charges to other local exchange carriers when Competitive Companies use the facilities of those companies to originate or terminate interexchange calls. As a competitive local exchange carrier, Competitive Companies will also provide access services to other long distance service providers. The interstate access charges of incumbent local exchange carriers are subject to extensive regulation by the FCC, while those of competitive local exchange carriers are subject to a lesser degree of FCC regulation, but remain subject to the requirement that all charges be just, reasonable, and not unreasonably discriminatory. Disputes have arisen regarding the regulation of access charges and these may be resolved in a manner that reduce its revenues.

The FCC has made major changes in the interstate access charge structure. The manner in which the FCC implements and monitors these increased pricing flexibility changes could have a material adverse effect on its ability to compete in providing interstate access services.

Some interexchange carriers, including AT&T, have also asked the FCC to take regulatory action to prevent competitive local exchange carriers from charging allegedly excessive access charges. Although no complaints have been filed against it, Competitive Companies will be providing access service to interexchange carriers and Competitive Companies could be subject in the future to allegations that its charges for this service are unjust and unreasonable. In that event, Competitive Companies would have to provide the FCC with an explanation of how Competitive Companies set its rates and justify them as reasonable. Competitive Companies can give no assurance that the FCC will accept its rates as reasonable. If its rates are reduced by regulatory order, this could harm its profitability.

If Competitive Companies does not continually adapt to technological change, Competitive Companies could lose customers and market share.

The telecommunications industry is subject to rapid and significant changes in technology, and Competitive Companies relies on outside vendors for the development of and access to new technology. The effect of technological changes on its business cannot be predicted. Competitive Companies believe its future success will depend, in part, on its ability to anticipate or adapt to such changes and to offer, on a timely basis, services that meet customer demands. Competitive Companies may not be able obtain access to new technology on a timely basis or on satisfactory terms. Any failure by it to obtain new technology could cause it to lose customers and market share.

The price of Competitive Companies' stock may fall if its insiders sell a large number of their shares. It may also fall if non-insiders sell their shares as well.

After the merger, four of Competitive Companies' principal executive officers and other insiders will own an aggregate of ******** restricted shares. These shares may only be sold in compliance with Rule 144, except that there is no one year holding period for **** of these shares because these shares are being issued under this registration statement. After the merger, *number of non-insiders will own an aggregate of ******** restricted shares. These non-insiders are not subject to the restrictions of Rule 144, and all of these non-insider shares may be sold immediately.

Rule 144 generally provides that a person owning shares subject to the Rule who has satisfied or is not subject to a one year holding period for the restricted securities may sell, within any three month period - provided Competitive Companies is current in its reporting obligations under the Exchange Act -subject to certain manner of resale provisions, an amount of restricted securities which does not exceed 1% of a company's outstanding common stock every three months.

A sale of shares by these security holders, whether under Rule 144 or otherwise, may have a depressing effect upon the price of its common stock in any market that might develop after the merger.

                       MERGER AND ASSET PURCHASE APPROVALS

Approval of the merger

On October 8, 1999, Michael T. Williams as the sole member of Third Enterprise Service Group's board of directors approved the merger proposal. More than 90% of the stockholders of Third Enterprise Service Group approved the merger proposal on the same date.

On December 15, 1999, the board of directors of Competitive Companies unanimously approved the merger proposal. Based upon the ownership of more than 50% of Competitive Companies common and preferred stock by officers, directors and affiliates, it appears that a favorable vote by stockholders of Competitive Companies is assured.

On August 7, 2000, all Huntington approved the agreement in accordance with the terms of its partnership agreement.

                           MERGER AND ASSET PURCHASE TRANSACTIONS

The following table contains comparative share information for shareholders of Competitive Companies, partners in Huntington Partners and shareholders in Third Enterprise Service Group immediately after the closing of the merger.


                            The former shareholders of   The former partners of  The current shareholders     Total
                            Competitive Companies*       Huntington              of Third Enterprise
                                                                                 Service Group

          ----------------- ---------------------------- ----------------------- ---------------------------- -----------------
          Number            4,907,061                    1,000,000               125,000                      6,032,061
          ----------------- ---------------------------- ----------------------- ---------------------------- -----------------
          Percentage        81.3%                        16.6%                   2.1%                         100%
          ----------------- ---------------------------- ----------------------- ---------------------------- -----------------

*This assumes no shares of Class A preferred stock or Class B preferred stock are converted. If they were, there would be an aggregate of an additional 20,000,000 shares of common stock upon conversion of the Class A shares and an unknown number, if any, additional shares to be issued upon conversion of Class B shares. Also assumes no stock options that have not been exercised, but are currently exercisable, are converted. If they were, there would be an aggregate of an additional 2,043,000.

The agreements provide that at the closing of the merger, Third Enterprise Service Group will

o        Change its name to Competitive Companies
o        Change its state of incorporation to Nevada

o        Adopt Competitive Companies' articles and bylaws
o Elect, effective upon the effectiveness of the merger, new officers and a new board of directors to consist of the current officers and current directors of Competitive Companies

The merger agreement provides that Competitive Companies' shareholders who vote against the merger are entitled to dissenters' rights with respect to the proposed receipt of shares of our name common stock as set forth in Nevada law.

None of the shares of Third Enterprise Service Group common stock outstanding prior to the closing of the merger will be converted or otherwise modified in the merger and all of the shares of Third Enterprise Service Group will be outstanding capital stock of Third Enterprise Service Group after the closing of the merger.

The transactions will be consummated promptly after this prospectus is declared effective by the SEC and upon the satisfaction or waiver of all of the conditions to the closing of the merger. The merger will become effective on the date and time a properly executed articles of merger are filed with the offices of the secretary of state of Nevada. Thereafter, Competitive Companies will cease to exist and Third Enterprise Service Group will be the surviving corporation in the merger.

Fractional shares.

As of the date of this prospectus, there were no fractional shares of Competitive Companies' common stock outstanding. Because each outstanding share of Competitive Companies' common stock will be entitled to receive one share of Third Enterprise Service Group's common stock under the terms of the merger agreement, there will be no fractional shares issued in the merger.

Bulletin board listing

Third Enterprise Service Group will be subject to the reporting requirements of the securities exchange act of 1934 after the merger as a result of its filing of a form 8-A electing to be a reporting company subject to the requirements of the 1934 act.

Upon closing of the merger, our name will seek to become listed on the over the counter bulletin board under the symbol "COCO." If and when listed, the Competitive Companies' shareholders will hold shares of a publicly-traded Nevada corporation subject to compliance with the reporting requirements of the exchange act. Because the state of incorporation, articles and bylaws of Third Enterprise Service Group will be the same as those of Competitive Companies prior to the merger, the rights of shareholders of Competitive Companies will not change as a result of the merger.

Background of the merger

As discussed under Third Enterprise Service Group Business, Third Enterprise Service Group was formed as a vehicle to acquire through a registered securities offering a private company desiring to become an SEC reporting company in order thereafter to secure a listing on the over the counter bulletin board. Third Enterprise Service Group agreed to acquire Competitive Companies because this was Competitive Companies' objective.

Although other methods of achieving its objectives were available, including alternate forms of SEC registration statements, Competitive Companies chose the method involving a reverse merger with Third Enterprise Service Group because it believes the optimal way for it to achieve its objectives of becoming an SEC reporting company in order thereafter to secure a listing on the over the counter bulletin board is:

o To be acquired by an acquisition company
o To have securities to be issued to its shareholders upon the merger registered on Form S-4
o To have that registration statement declared effective before holding a formal vote on the proposed merger

Competitive Companies also believes this method is the optimal way for it to:

o      Increase the visibility of Competitive  Companies' business,  which could
       be  helpful  in  further  developing  and   commercializing   Competitive
       Companies' products.

                  Competitive Companies believes that public, trading companies have greater visibility than private companies.

o Facilitate Competitive Companies' ability to raise capital in the public markets.

                  Competitive Companies believes that public, trading companies have an easier time raising capital than private companies.

o Potentially improve Competitive Companies' stockholders' ability to sell their shares in the over-the-counter market.

                  Competitive Companies believes that public, trading companies provide greater investor liquidity than private companies.

Contacts between the Parties

In November, 1998, Mr. Michael Godfree, Director of Competitive Companies, entered into discussions with Mr. Michael T. Williams, Third Enterprise Service Group's President. After some additional discussions between the parties, Competitive Companies indicated that it would be interested in discussing a possible business combination with one of Mr. Williams' acquisition companies he was contemplating forming, such as Third Enterprise Service Group. Thereafter, there were numerous telephone conversations between the companies relating to various aspects of the potential merger, including in-depth discussions concerning the steps that needed to be taken to close the merger.

Following these discussions, representatives of Third Enterprise Service Group and Competitive Companies negotiated the basic structure, terms and conditions of the merger. After having reached resolution on all open issues, a merger agreement was drafted and Competitive Companies convened a special meeting of its board of directors at which the agreement of merger and the other transactions required by the merger agreement were discussed and reviewed. Thereafter, the board of directors of Competitive Companies unanimously adopted and approved the agreement of merger and the transactions required by the merger agreement.

Neither Third Enterprise Service Group nor Competitive Companies requested or received, or will receive, an opinion of an independent investment banker as to whether the merger is fair, from a financial point of view, to Third Enterprise Service Group and its stockholders or to Competitive Companies and its shareholders.

Reasons for the merger

Third Enterprise Service Group' reasons for the merger.

In considering the merger, the Third Enterprise Service Group board took note of the fact that Competitive Companies could produce audited financial statements and other information necessary for the filing of this prospectus and agreed to pay a merger fee to Third Enterprise Service Group, the Third Enterprise Service Group board determined that the merger proposal was fair to, and in the best interests of, Third Enterprise Service Group and the Third Enterprise Service Group's stockholders.

Competitive Companies 's reasons for the merger.

o Increase the visibility of  Competitive  Companies'  business,  which could be
helpful  in  further  developing  and  commercializing   Competitive  Companies'
products.

                  Competitive Companies believes that public, trading companies have greater visibility than private companies.

o Facilitate Competitive Companies' ability to raise capital in the public markets.

                  Competitive Companies believes that public, trading companies have an easier time raising capital than private companies.

o Potentially improve Competitive Companies' shareholders' ability to sell their shares in the over-the-counter market.

                  Competitive Companies believes that public, trading companies provide greater investor liquidity than private companies.

Interests of Certain Persons in the Merger

Upon the closing of the merger, the current directors and executive officers of Competitive Companies will become the directors and executive officers of the surviving corporation.

Material Federal Income Tax Consequences

The following discussion summarizes all the material federal income tax consequences of the merger. This discussion is based on currently existing provisions of the Internal Revenue code of 1986, existing and proposed Treasury Regulations and current administrative rulings and court decisions, all of which are subject to change. Any change, which may or may not be retroactive, could alter the tax consequences to the Competitive Companies shareholders, as described below.

We have addressed this opinion to most of the typical shareholders of companies such as Competitive Companies. However, some special categories of shareholders listed below will have special tax considerations that need to be addressed by their individual tax advisors:

o        Dealers in securities
o        Banks

o        Insurance companies
o        Foreign persons
o        Tax-exempt entities
o Taxpayers holding stock as part of a conversion, straddle, hedge or other risk reduction transaction
o Taxpayers who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions

We also do not address the tax consequences of the merger under foreign, state or local tax laws.

We strongly urge to consult their own tax advisors as to the specific consequences of the merger to them, including the applicable federal, state, local and foreign tax consequences of the merger in their particular circumstances.

Neither Third Enterprise Service Group Industry Co. nor Competitive Companies has requested, or will request, a ruling from the Internal Revenue Service, IRS, with regard to any of the federal income tax consequences of the merger. The tax opinions will not be binding on the IRS or preclude the IRS from adopting a contrary position.

It is the opinion of Williams Law Group, P.A., counsel to Third Enterprise Service Group Industry Co., that the merger will constitute a reorganization under Section 368(a) of the code. The tax description set forth below has been prepared and reviewed by Williams Law Group, and in their opinion, to the extent the description relates to statements of law, it is correct in all material respects. In a prior filing of a similar transaction with the Securities and Exchange Commission, the staff requested us to add a statement that the following tax consequences are implicit in the firm's opinion that the merger is a 368(a) reorganization.

As a result of the merger's qualifying as a reorganization, the following federal income tax consequences will, under currently applicable law, result:

o No gain or loss will be recognized for federal income tax purposes by the holders of Competitive Companies common stock upon the receipt of Third Enterprise Service Group Industry Co. common stock solely in exchange for Competitive Companies common stock in the merger, except to the extent that cash is received by the exercise of dissenters' rights.

o The aggregate tax basis of the Third Enterprise Service Group Industry Co. common stock received by Competitive Companies shareholders in the merger will be the same as the aggregate tax basis of the Competitive Companies common stock surrendered in merger.

o        The holding period of the Third  Enterprise  Service Group Industry Co.
         common stock received by each Competitive Companies shareholder in the merger will include the period for which the Competitive Companies common stock surrendered in merger was considered to be held, provided that the Competitive Companies common stock so surrendered is held as a capital asset at the closing of the merger.

o        A  holder  of   Competitive   Companies   common  stock  who  exercises
         dissenters' rights for the Competitive Companies common stock and receives a cash payment for the shares generally will recognize capital gain or loss, if the share was held as a capital asset at the closing of the merger, measured by the difference between the shareholder's basis in the share and the amount of cash received, provided that the payment is not essentially equivalent to a dividend within the meaning of Section 302 of the code or does not have the effect of a distribution of a dividend within the meaning of Section 356(a)(2) of the code after giving effect to the constructive ownership rules of the code.

o Neither Third Enterprise Service Group Industry Co. nor Competitive Companies will recognize gain solely as a result of the merger.

o There is a continuity of interest for IRS purposes with respect to the business of Competitive Companies. This is because shareholders of Competitive Companies have represented to us that they will not, under a plan or intent existing at or prior to the closing of the merger of the merger, dispose of so much of their Competitive Companies common stock in anticipation of the merger, plus the Third Enterprise Service Group Industry Co. common stock received in the merger that the Competitive
         Companies shareholders, as a group, would no longer have a significant equity interest in the Competitive Companies business being conducted by Third Enterprise Service Group Industry Co. after the merger. Our opinion is based upon IRS ruling guidelines that require eighty percent continuity, although the guidelines do not purport to represent the applicable substantive law.

A successful IRS challenge to the reorganization status of the merger would result in significant tax consequences. For example,

o Competitive Companies would recognize a corporate level gain or loss on the deemed sale of all of its assets equal to the difference between

o the sum of the fair market value, as of the closing of the merger, of the Third Enterprise Service Group Industry Co. common stock issued in the merger plus the amount of the liabilities of Competitive Companies assumed by Third Enterprise Service Group Industry Co.

                           and

o                     Competitive Companies' basis in the assets

o Competitive Companies shareholders would recognize gain or loss with respect to each share of Competitive Companies common stock surrendered equal to the difference between the shareholder's basis in the share and the fair market value, as of the closing of the merger, of the Third Enterprise Service Group Industry Co. common stock received in merger therefore.

In this event, a shareholder's aggregate basis in the Third Enterprise Service Group Industry Co. common stock so received would equal its fair market value and the shareholder's holding period for this stock would begin the day after the merger is consummated.

Even if the merger qualifies as a reorganization, a recipient of Third Enterprise Service Group Industry Co. common stock would recognize income to the extent if, among other reasons any shares were determined to have been received in merger for services, to satisfy obligations or in consideration for anything other than the Competitive Companies common stock surrendered. Generally, income is taxable as ordinary income upon receipt. In addition, to the extent that Competitive Companies shareholders were treated as receiving, directly or indirectly, consideration other than Third Enterprise Service Group Industry Co. common stock in merger for Competitive Companies' shareholder's common stock, gain or loss would have to be recognized.

This discussion does not address the tax consequences of the merger to holders of Competitive Companies options, who, as a result of the merger, will receive Third Enterprise Service Group, Inc. options. Holders of the securities should consult their tax advisors with respect to the tax consequences.

Termination.

At any time prior to closing, the merger agreement may be terminated, and the merger abandoned under certain circumstances, including:

o By mutual consent of Third Enterprise Service Group and Competitive Companies

o By either party if any of the other party's representations and warranties contained in the merger agreement shall be or shall have become inaccurate, or if any of the other party's covenants contained in the merger agreement shall have been breached

o By either party if a court of competent jurisdiction or other governmental body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the merger

o By Competitive Companies if the consents have been solicited and the merger agreement shall not have been adopted and approved by the required vote

o By Competitive Companies if Competitive Companies reasonably determines that the timely satisfaction of any condition to its obligations to consummate the merger has become impossible or unlikely.

Dissenters' Rights

The following summary of dissenters' rights under Nevada law is qualified in its entirety by reference to section 92, Nevada Statutes, but includes all material aspects of that section. Third Enterprise Service Group has filed copies of these statutes as exhibits to the registration statement.

Competitive Companies stockholders who oppose the proposed merger will have the right to receive payment for the value of their shares as set forth in sections 92a.300 through 92a.500 of the Nevada law. The dissenters' rights will be available only to stockholders of Competitive Companies who refrain from voting in favor of the merger.

Voting against the merger will not constitute notifying Competitive Companies of the intention to demand payment if the merger is closed.

A stockholder must exercise dissenters' rights for all of the shares that he or she owns.

Since the vote to authorize the merger will take place by written consent, Competitive Companies will be required to notify by mail those stockholders who, by virtue of having refrained from voting in favor of the merger, are entitled to payment for their shares. Dissenters notices must be sent no later than ten days after consummation of the merger. The notice must

o        State where demand for payment must be sent
o        State when certificates must be deposited

o State the restrictions on transfer of shares that are not evidenced by a certificate once demand has been made
o        Supply a form on which to demand payment
o        Set a date by which demand must be received
o        Include a copy of the  relevant portions of the Nevada law

Unless a stockholder acquired his or her shares after Competitive Companies sends the dissenters notices, Competitive Companies must calculate the fair market value of the shares plus interest, and within 30 days of the date Competitive Companies receives the demand, pay this amount to any stockholder that properly exercised dissenters' rights and deposited certificates with Competitive Companies. If Competitive Companies does not pay within 30 days, a stockholder may enforce in court Competitive Companies' obligation to pay. The payment must be accompanied by

o Competitive Companies' interim balance sheet, o A statement of the fair market value of the shares, o An explanation of how the interest was calculated, o A statement of dissenters' right to demand payment, and o A copy of the relevant portions of the Nevada Law.

Within 30 days of when Competitive Companies pays a dissenting stockholder for his or her shares, the stockholder has the right to challenge Competitive Companies' calculation of the fair market value of the shares and interest due, and must state the amount that he or she believes to represent the true fair market value and interest of the shares. If Competitive Companies and the stockholder are not able to settle on an amount, Competitive Companies may petition a court within 60 days of making payment to the dissenting stockholder. If Competitive Companies does not either settle with the stockholder or petition a court for a determination within 60 days, Competitive Companies is obligated to pay the stockholder the amount demanded that exceeds Competitive Companies' calculation of fair market value plus interest. All dissenters are entitled to judgment for the amount by which the fair market value of their shares is found to exceed the amount previously remitted, with interest.

It is a condition to Competitive Companies' obligations to consummate the merger that the holders of no more than 10% of the outstanding shares of Competitive Companies' common stock are entitled to dissenters' rights. If demands for payment are made with respect to more than 10%, of the outstanding shares of Competitive Companies' common Stock, and, as a consequence more than 10% of the shareholders of Competitive Companies' become entitled to exercise dissenters' rights, then Competitive Companies will not be obligated to consummate the merger.

Accounting Treatment

For accounting purposes, the merger will be treated as an acquisition by a predecessor corporation.

Merger Procedures

Unless otherwise designated by a Competitive Companies shareholder on the transmittal letter, certificates representing shares of Third Enterprise Service Group common stock issued to Competitive Companies shareholders will be issued and delivered to the tendering Competitive Companies shareholder at the address on record with Competitive Companies . In the event of a transfer of ownership of shares of Competitive Companies common Stock represented by certificates that are not registered in the transfer records of Competitive Companies , the shares may be issued to a transferee if the certificates are delivered to the transfer agent, accompanied by all documents required to evidence the transfer and by evidence satisfactory to the transfer agent that any applicable stock transfer taxes have been paid. If any certificates shall have been lost, stolen, mislaid or destroyed, upon receipt of

o An affidavit of that fact from the holder claiming the certificates to be lost, mislaid or destroyed.

o The bond, security or indemnity as the parent corporation and the merger agent may reasonably require.

o Any other documents necessary to evidence and effect the bona fide merger, the transfer agent shall issue to holder the shares into which the shares represented by the lost, stolen, mislaid or destroyed.

o Certificates have been converted.

Neither Third Enterprise Service Group, Competitive Companies , nor the transfer agent is liable to a holder of Competitive Companies' common stock for any amounts paid or property delivered in good faith to a public official under any applicable abandoned property law. Adoption of the merger agreement by the Competitive Companies' shareholders constitutes ratification of the appointment of the transfer agent.

After the closing of the merger, holders of certificates will have no rights with respect to the shares of Competitive Companies common stock represented thereby other than the right to surrender the certificates and receive in merger the shares of Third Enterprise Service Group common stock to which the holders are entitled.

 COMPETITIVE COMPANIES MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL

                       CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS-COMPETITIVE COMPANIES, INC.

SIX MONTHS ENDED JUNE 30, 2000 COMPARED TO SIX MONTHS ENDED JUNE 30, 1999

     Revenues. Total revenues increased $131,177, or 19.8%, to $793,880 for the first six months of 2000 from $662,703 for the first six months of 1999. This increase was primarily due to an increase in the volume of sales to multi-dwelling unit customers resulting from our acquisition from a competitor of an existing telephone system and rights-of-entry that services two apartment complexes with 706 passings.

     Gross Margin. Gross margin increased $110,823, or 70.4%, to $268,306 for the first six months of 2000 from $157,483 for the first six months of 1999. During the first six months, gross margin as a percentage of total revenues increased to 33.8% in 2000 from 23.8% in 1999 primarily because of two factors. A substantial portion of the increase was due to the negotiation of lower carrier rates from other long distance providers from whom we purchase intrastate, interstate and international service. A portion of the savings related to the reduced rates was passed on to customers. Another significant factor that improved the gross margin was the allocation of the existing direct labor over a larger revenue base. Although we acquired two apartment complexes with an additional 706 passings, we were able to assimilate these without additional customer service representatives, technical support, on-site technicians or management personnel.

     Other Operating Expenses. Other operating expenses increased $24,597, or 8.7%, to $305,711in the first six months of 2000 from $281,114 in the first six months of 1999. The increase is primarily due to a $32,549 increase in employee compensation and benefits and related addition of a Sales and Marketing Director, a $28,661 increase in provision for bad debts, and a $22,402 increase in professional fees associated with the negotiations for the buyout and acquisition of current partnerships and costs related to our filing to become a publicly trading company. These increases were partially offset by a $23,522 reduction in occupancy and equipment costs, and a $35,493 reduction in general and administrative costs. Other operating expenses as a percentage of total revenues decreased to 38.5% in the first half of 2000 from 42.4% in the first half of 1999 primarily due to the 19.8% increase in revenues during the period.

     Other Income (Expense), Net. The total other expense-net, decreased by $27,123 for the first six months of 2000 to $35,171, from total other expense-net of $62,294 for the first six months of 1999. This resulted in a 43.5% decrease in total other expense-net for the first six months of 2000 compared to the first six months of 1999. Interest and other income (expense), net, is related to interest expenses on notes payable and equipment leases, and interest income from financial institutions on the company's cash.

Many securities analysts use the measure of earnings before deducting interest, taxes, depreciation and amortization, also commonly referred to as "EBITDA," as a way of evaluating telecommunications companies and other companies that have inherently high initial capital investment requirements. Telecommunications companies initial capital investments are high due to the expenses incurred in developing their network of switches, securing interconnection agreements, and meeting regulatory requirements. We had EBITDA loss of $2,688 and $144,000 for the first six months of 2000 and 1999, respectively.

YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

     Revenues. Total revenues increased $173,443, or 13.6%, to $1,452,489 in 1999 from $1,279,046 in 1998. This increase was primarily due to an increase in the volume of sales to multi-dwelling unit customers resulting from our acquisition in mid-1999 from a competitor of an existing telephone system and rights-of-entry that services two apartment complexes with 706 passings.

     The majority of the revenue for both years was derived principally from the sale of long distance and local telephone service to multi-dwelling unit subscribers and consisted of:

     - the monthly recurring charge for basic service;

     - usage based charges for local and long distance calls;

     - charges for services, such as call waiting and call forwarding; and

     - to a lesser extent, non-recurring charges, such as charges for additional lines for an existing customer.

Since we operate under shared tenant services provisions for the multi-dwelling unit subscribers, we can bundle our local and long distance services. Customers who chose our local calling service are also required to subscribe to our competitively priced long distance services. If the customer does not want our long distance services as part of the bundled service, at his request we connect his service to the incumbent local exchange carrier who allows him to choose his long distance carrier. As of March 31, 2000, approximately 85% of all multi-dwelling unit subscribers selected our bundled service over the incumbent local exchange carrier and another long distance service provider.

     Gross Margin. Gross margin increased $41,399, or 13.1%, to $357,034 in 1999 from $315,635 in 1998 primarily due to an increase in revenues in 1999. Gross margin as a percentage of total revenues remained relatively the same at 24.6% in 1999 compared to 24.7% in 1998.

     Other Operating Expenses. Other operating expenses increased $15,541,463 or 3,341.4%, to $16,006,582 in 1999 from $465,119 in 1998. The increase was primarily attributable to expensing $15,443,277 in performance based preferred stock options that were awarded to our management personnel, and other stock based compensation (see Consolidated Financials Statements). Without considering the stock related based compensation expense of $15,443,277, the remaining other operating expenses for 1999 increased 98,186 or 21.1% to $563,305 from $465,119 in 1998. The increase is primarily due to a $26,680 increase in expenses related to the company's move to a larger, consolidated, leased facility, related facilities improvements, and equipment purchases; a $56,171 increase in professional fees associated with the negotiations for the buyout and acquisition of current partnerships and costs related to our filing to become a publicly trading company, a $88,406 increase in general and administrative expenses primarily related to private placement costs, costs associated with filing for competitive local exchange carrier, and interconnection costs for California . These increases were partially offset by a $35,354 reduction in employee compensation and benefits, and a $37,717 reduction in provision for bad debt. Even thought the number of employees increased from 10 during 1998 to 12 during 1999, employee compensation was reduced by hiring less expensive replacement personnel. Other operating expenses as a percentage of total revenues increase to 1102.0% in 1999 from 36.4% in 1998 primarily due to 1999 performance based preferred stock options that were awarded to our management personnel, and other stock based compensation (see Consolidated Financials Statements). Without considering the stock related based compensation expense, other operating expenses as a percentage of total revenues increased to 38.8% in 1999 from 36.4% in 1998.

     Other Income (Expense), Net. The total other expense-net, increased by $52,435, or 210.5%, to $77,343 in 1999 from $24,908 in 1998. Interest and other income (expense), net, is related to interest expenses on notes payable and equipment leases.

     Income Taxes. In 1999 the company had net operating loss carryforwards of approximately $637,000 for income tax purposes. These carryforwards expire at various times through the year ended December 31, 2019.

     Many securities analysts use the measure of earnings before deducting interest, taxes, depreciation and amortization, also commonly referred to as "EBITDA," as a way of evaluating telecommunications companies and other companies that have inherently high initial capital investment requirements. Telecommunications companies initial capital investments are high due to the expenses incurred in developing their network of switches, securing interconnection agreements, and meeting regulatory requirements. We had EBITDA loss of $117,490 and $843 (without performanced based preferred stock options) for the year ended December 31, 1999 and December 1998, respectively.

     Competitive Companies made capital expenditures of approximately $2,155 and $45,927 during 1998 and 1999, respectively, for property, plant, equipment, software and hardware necessary in conducting its business. We also used capital, raised from the sale of our stock, during 1999 to fund our operations.

     On December 31, 1999, we owned and/or managed switching equipment located in 8 locations servicing 10 multi-dwelling units with a total of 3,975 passings (apartments) consisting of 2,975 telephone passings and 990 cable television passings.

      We do not expect to continue to experience increasing operating losses and negative EBITDA as a result of our development activities and as we expand our operations. We expect to achieve positive EBITDA by the second half of 2000.

LIQUIDITY AND CAPITAL RESOURCES

      Cash received from operations was primarily from telephone and cable subscriber revenue generated by our telephone and cable TV service at apartment complexes, and administration and billing revenue from management functions we performed for properties owned by partnerships.

     Net cash used in operating activities for the six months ended June 30, 2000, totaled $62,058.

     Net cash used for investing activities for the six months ended June 30, 2000, totaled $10,803 and reflects capital expenditures made in support of operations.

     Net cash used in financing activities for the six months ended June 30, 2000, totaled $ 28,207 primarily reflecting proceeds from issuance of common stock and stockholder advances less repayment on notes and capital leases.

     The company had $ 299,604 of cash and cash equivalents at June 30, 2000, that was a 705.0% increase of $262,387 from $37,217 at June 30, 1999.

     Working capital decreased by $55,499 from $339,764 at December 31, 1999, to $ $284,265 at June 30, 2000. We believe that the proceeds from this offering, together with the cash flows from operations and lease financing of switch and headend equipment will be sufficient to meet our working capital needs for at least the next 18 months.

  Year Ended December 31, 1999

      Cash received from operations was from telephone and cable subscriber revenue generated by our telephone and cable TV service at apartment complexes, and administration and billing revenue from management functions we performed for properties owned by partnerships.

     Net cash used in operating activities for the year ended December 31, 1999, totaled $359,836 compared to $165,696 for the year ended December 31, 1998.

     Net cash used for investing activities for the year ended December 31, 1999, totaled $45,972 compared to $2,155 for the year ended December 31, 1998, and reflects capital expenditures made in support of operations.

     Net cash from financing activities for the year ended December 31, 1999, totaled $806,435 compared to $167,851 for the year ended December 31, 1998. Both primarily reflecting proceeds from issuance of common stock.

The company had $400,672 of cash and cash equivalents at December 31, 1999, that was a $400,672 increase over December 31, 1998.

     We believe that the proceeds from this offering, together with the cash flows from operations and lease financing of telephone switching installations and cable TV headends, will be sufficient to meet our working capital needs for at least the next 18 months.

RESULTS OF OPERATIONS-HUNTINGTON TELECOOMUNICATIONS PARTNERS, L.P.


SIX MONTHS ENDED JUNE 30, 2000 COMPARED TO SIX MONTHS ENDED JUNE 30, 1999

     Revenues. Total revenues decreased $14,435, or 4.0%, to $349,262 for the first six months of 2000 from $363,697 for the first six months of 1999. This decrease was primarily due to small changes in calling patterns of customers, occupancy factors of apartment complexes where our switches are installed, and competitive pressure from local telephone service providers.

     Operating Expenses. Operating expenses increased $14,474, or 3.4%, to $443,500 in the first six months of 2000 from $429,026 in the first six months of 1999. The increase is primarily due to an increase in the cost of telephone long distance and cable services rates.

     Net Loss. The net loss increased by $28,909 for the first six months of 2000 to $94,238, from a net loss of $65,329 for the first six months of 1999. This resulted in a 44.3% increase in net loss for the first six months of 2000 compared to the first six months of 1999.

     Affect of Merger. Competitive Companies management believes that the merger of Huntington Telecommunications Partners, L.P. and Competitive Companies will result in a net reduction in costs due to increase efficiencies in operations. Based on Huntington Telecommunication Partners Statement of Operations for the six months ending June 30, 2000, we estimate that approximately $100,000 per year in cost avoidance will result from the merger.

Many securities analysts use the measure of earnings before deducting interest, taxes, depreciation and amortization, also commonly referred to as "EBITDA," as a way of evaluating telecommunications companies and other companies that have inherently high initial capital investment requirements. Telecommunications companies initial capital investments are high due to the expenses incurred in developing their network of switches, securing interconnection agreements, and meeting regulatory requirements. Huntington telecommunications Partners had EBITDA loss of $45,232 and $24,355 for the first six months of 2000 and 1999, respectively. Based on this and an estimated $50,000 in cost avoidance, had the merger occurred on January 1, 2000, we estimate the combined EBITDA profit for the first six months on 2000 would have been approximately $2,000.

LIQUIDITY AND CAPITAL RESOURCES

      Cash received from operations was primarily from telephone and cable subscriber revenue generated by our telephone and cable TV service at apartment complexes, and administration and billing revenue from management functions we performed for properties owned by partnerships.

     Net cash provided by operating activities for the six months ended June 30, 2000, totaled $20,672.

     Net cash used for investing activities for the six months ended June 30, 2000,totaled $2,336 and reflects capital expenditures made in support of operations.

     Working capital decreased by $47,568 from $99,146 at December 31, 1999, to $51,578 at June 30, 2000.

                     COMPETITIVE COMPANIES BUSINESS

Competitive Companies seeks to be a premier provider of telecommunications services to residents of multiple dwelling unit buildings, most commonly called apartment complexes, and other users, including business and residential, in primary and secondary metropolitan areas across the United States. Competitive Companies offers an integrated set of telecommunications products and services including local exchange, local access, domestic and international long distance, enhanced voice, data and Internet services. Competitive Companies generally priced these services at a discount of 5% to 10% below the prices charged by the incumbent local exchange carriers. As a competitive local exchange carrier in each of its markets Competitive Companies competes primarily with the incumbent local exchange carriers, called ILECs, such as PacBell, BellSouth and Southwestern Bell, which have historically had a monopoly in providing local, and wireline phone service.

The business was founded in 1985 by a management team led by David Kline, Sr., the former President, Chief Operating Officer and co-founder of Superior Communications, Inc.

Competitive Companies believes that the Telecommunications Act, by opening the local exchange market to competition, has created an attractive opportunity for new facilities-based competitive local exchange carriers like Competitive Companies. Most importantly, the Telecommunications Act stated that these carriers, known as CLECs, should be able to lease the various elements of the ILECs' networks, which are necessary for the cost-effective provision of service. This aspect of the Telecommunications Act, which is referred to as "unbundling" the ILEC networks, has enablesd Competitive Companies to deploy digital switches with local and long distance capability, and will allow Competitive Companies to lease deployed wire and fiber optic lines from the ILECs, other CLECs, and other telecommunications companies to connect its switch with the ILEC, other CLECs and the Internet backbone. Once traffic volume growth justifies further capital investment, Competitive Companies may lease dark fiber or construct its own fiber network.

Competitive Companies has developed procedures, together with a billing and back office systems called Hartline that Competitive Companies believess will provide Competitive Companies with a significant competitive advantage in terms of reducing costs, processing large volumes of orders and providing customer service. The Hartline systems enables Competitive Companies to enter, schedule and track a customer's order from the point of sale to the installation and testing of service. It also includes:

o        Trouble management
o        Inventory
o        Billing
o        Collection
o        Customer service

In each state where Competitive Companies operates as a competitive local exchange carrier, Competitive Companies will electronically bond to the ILEC either directly or through third party services that are currently available at very competitive rates. Electronic bonding is the on-line and real-time connection of its operations support systems with those of the ILECs. This will allow Competitive Companies to create service requests on-line, leading to faster installations of residential and business customer orders through a reduction in errors associated with multiple manual inputs. Multi-dwelling unit customers are services completely by its proprietary Hartline system which does not require electronic bonding with other carriers. For its business and residential customer, we expect electronic bonding to improve productivity by decreasing the period between the time of sale and the time a customer's line is installed in its network. In addition, we expect that the simplified process will reduce selling, general and administrative costs.

Competitive Companies estimates that there are 60 million MDU passings in the United States. Competitive Companies believes that 20 million of these MDUs have over 100 passings. The MDU market is a $20 billion annual emerging telecommunications market, and is anticipated to be for decades to come. Its business plan covers most of the primary and secondary metropolitan areas in the U.S. Initially, Competitive Companies will concentrate on the western, southwestern, and southern United States. The order in which we development of its market will depend on where we acquire the most lucrative contracts with multi-dwelling unit owners. Of the MDUs with over 100 passings, Competitive Companies estimates that fewer than 1,000,000 are using combined private telephone and television systems. Each month we receive requests from owners of multi-dwelling units from all over the United States that meet the installation
criteria for its switches and service. Signing these contracts is contingent on having sufficient capital to provide for the cost of installing the switching equipment and covering initial negative cash flow until the subscriber base is high enough to cover operating costs. Business and residential access lines, will be added in the areas near these switches and services either through its own facilities based switches or through resale interconnection agreements with the ILECs. As of December 31, 1999, Competitive Companies has installed switches in multi-dwelling unit complexes in three states including California, Mississippi, and Alabama.

Business Strategy

To accomplish its goal of becoming a premier provider of bundled telecommunications services to MDUs, business and residential customers, Competitive Companies has developed a customer-focused business strategy designed to achieve significant market penetration and deliver superior customer care while maximizing operating margins. The key components of this strategy include the following:

     Leverage Proven Management Team. Its veteran management team has extensive experience and past successes in the telecommunications industry. Competitive Companies believes that its ability to combine and draw upon the collective talent and expertise of senior management gives Competitive Companies a competitive advantage in the effective and efficient execution of network deployment, sales, provisioning, service installation, billing and collection, and customer service functions.

    David Kline II and other key Competitive Companies executives have significant experience in the critical functions of network operations, sales and marketing, back office and operations support systems, finance and regulatory affairs.

     Operate as Both a Regulated and Unregulated Carrier. Unlike many of its competitors, Competitive Companies operates with both a regulated and non-regulated company. Competitive Communications, Inc. (CCI) being regulated and CCI Residential Services, Inc. being unregulated.

     Under the Telecommunications Act of 1996, its regulated competitive local exchange carrier or CLEC company, Competitive Communications, can receive significantly discounted prices from the existing or incumbent local exchange carriers and tariffed long distance carriers, thereby reducing its costs compared to the prices we would have to pay without having CLEC status. As a regulated CLEC, CCI purchases and deploys class 4 telephone switching equipment and leases transmission capacity from competitive access providers, called CAPS, other CLECs and incumbent local exchange carriers (ILECs) and long distance carriers then provides telecommunications services to business and residential customers and to CCI Residential Services. In this manner, CCI can provide CCI Residential Services with certain features (like number portability) which are not currently available to non-CLEC companies. By owning its switches, Competitive Companies is able to better configure its network to provide cost-effective solutions for its customers' telecommunications needs. By leasing transmission capacity, we can:

         - reduce up-front capital expenditures
         - avoid risks of "stranded" investment in under-utilized cable/fiber networks

         - enter markets and generate revenue and positive cash flow more rapidly
         - negotiate reduced rates since there are normally several cable/fiber suppliers in each market area.

     Its other company, CCI Residential Services, is a non-regulated Shared Tenant Service company, and as such, can sign individual agreements with property owners allowing for payments to the property owner of a portion of the revenue Competitive Residential receives from the MDU residents on the owner's property, and legally avoid the more onerous tariff filing requirements of CLECs thus reducing administrative and legal costs

     Target Customers with Integrated Service Offerings. As a CLEC, CCI focuses principally on providing business and residential customers with telecommunications services, and on providing Competitive Residential Services with local and long distance telephone services. Both CCI and CCI Residential Services, also referred to as CCIRS, will focus principally on providing their respective end user customers with bundled local, long distance, calling card, Internet, and cable television (CCIRS only) services. In the future Competitive Companies may also offer wireless telephone, wireless Internet, cellular, and paging. Competitive Companies offers "one-stop shopping" by giving its customers the ability to purchase a comprehensive package of communications services from a single supplier with one billing for all services. It also offers convenient integrated billing and a single point of contact for sales and service. It presently offers the following services in most of its markets:

CCI as a regulated CLEC:

- local and long distance services to business and non-MDU residential customers,

-        calling cards to business and non-MDU residential customers,

-        Internet services to business and non-MDU residential customers,

-        Internet content control software,

-        PC "Lease to Own" program,

-        local area network interconnection, and

-        resale of ILEC services.

CCIRS as a non-regulated shared tenant service provider:

-        local and long distance services to MDU customers,

-        calling cards to MDU customers,

-        Internet services to MDU customers,

-        Internet content control software,

-        PC "Lease to Own" program, and

-        Cable/satellite television services to MDU customers.

In addition, we expect to offer the following services beginning in 2000:

-        Wireless Internet, cellular telephone service, and paging service,

- Frame relay, a high speed data service used to transmit data between computers and designed to operate at higher speeds,

- Integrated Services Digital Network ("ISDN"), an internationally agreed upon standard which, through special equipment, allows two-way, simultaneous voice and data transmission in digital formats over the same transmission line,

- Digital Subscriber Lines ("DSL"), which allow high speed digital connection for carrying voice and data traffic over copper lines,

- carry long distance traffic for other carriers using the excess capacity of its switches,

-        web page design, and

-        web server hosting.

These  comprehensive  services are generally not  available  from the ILECs,  or available only at high prices. By offering a comprehensive package of communications services together with traditional local and long distance services, Competitive Companies believes that we can accelerate its ability to establish new customer accounts and further improve customer retention.

Competitive Companies focuses primarily on capturing a significant portion of these customers' local exchange, intraLATA toll, which are the calls that fall within a local service area, and data traffic. Although Competitive Companies will principally target MDUs in markets where Competitive Companies believes we can achieve significant market penetration by providing superior customer care at competitive prices, it augments its core business strategy by offering rebates to MDU owners who sign exclusive contracts with Competitive Companies.

Use Limited Build Strategy to Maximize Speed to Market and Minimize Investment Risk. Competitive Companies will continue to pursue what we refer to as a "limited build" strategy. Under this strategy, it will

- purchase and install class 5 switches in MDUs where Competitive Companies has contracts with the owner of the MDU;

- locate its hub equipment (class 4 switches) in or near one of its MDU sites or the central office facilities of incumbent local exchange carriers; and

- lease unbundled network elements from the incumbent local exchange carriers or resell services until growth justifies its ownership of additional network assets.

     Once traffic volume justifies further investment, Competitive Companies may then lease dark fiber or construct its own fiber network.

     Competitive Companies believes that this limited build strategy offers a number of economic benefits. First, the strategy allows Competitive Companies to enter into a new market in a six-to nine-month time frame, less than half the 18-24 months generally required under the traditional "build first, sell later" approach required before the Telecommunications Act established a framework for CLECs to acquire unbundled network elements. Competitive Companies believes that this limited build strategy has the additional advantage of reducing initial capital requirements in each market, allowing Competitive Companies to focus its initial capital resources on the critical areas of sales, marketing and operations support systems, instead of on constructing extensive fiber optic networks to each customer.

     Competitive Companies is currently implementing this limited build strategy in the three states where Competitive Companies is now operating: California, Mississippi, and Alabama. It presently has switches with class 5 capabilities at all MDU locations. Two locations also have switches with class 4 capabilities. We lease high capacity circuits to connect the central office facilities of incumbent local exchange carriers with its MDU switches. In California, Competitive Companies is moving to the next stage of its limited build strategy, and have begun marketing its Internet services and residential and business program using agency agreements with an Internet service provider, another CLEC, and independent agents. In December 1999 we received its CLEC certification in California and its California tariffs were effective on January 12, 2000. During the first and second quarters of 2000 we limited the number of residential and business customer accounts that we would accept to allow Competitive Companies to modify its order entry and billing systems to accommodate these types of accounts in preparation for its rollout without significant problems. We anticipate that the full implementation of residential and business local and long distance services will commence in the third quarter of 2000. As the number of its Internet subscribers increase, it will become cost effective to install its own Internet servers which we anticipate will occur in 2000.

     Achieve Broad Coverage of Attractive Areas within Each Targeted Market. As a result of the substantial up-front capital requirements necessary to construct metropolitan area fiber networks, CLECs have traditionally limited their initial networks to highly concentrated downtown areas, which limits their ability to provide service to customers in other attractive, but geographically dispersed, markets. When we initially penetrate a market, we do so by signing a contract with an MDU owner. This is done after completing an analysis of the property to include size, class, occupancy turn-over rate, percent of occupancy, and credit profile of tenants; rates charged by ILEC; tenant satisfaction with current telecommunication providers; cable/satellite agreements; potential for passing other carriers traffic; extent of local calling areas; and using FCC and demographic data to determine concentration of potential business and residential customers in the serviced area. We use this analysis, together with estimates of the costs and potential benefits of addressing particular service areas to:

     - identify attractive markets;

     - determine the optimal concentration of areas to be served; and

     - develop its schedule for deploying and expanding its network.

     This will enable Competitive Companies to address the most attractive service areas throughout each of its target markets, such as suburban apartment complexes, without having to construct its own fiber network to the customer premises in each of these areas.

     Maximize Operating Margins by Emphasizing Facilities-Based Services. Competitive Companies believes that by using its own facilities (class 5 switches at the MDUs and class 4 hub switches co-located at the MDU or with or near the ILEC) to provide local exchange, local access, and long distance service, we should generate significantly higher gross margins than we could obtain by reselling services provided entirely on another carrier's facilities. As a result, Competitive Companies focuses its marketing activities on areas where we can serve customers through a direct connection using unbundled loops or high capacity circuits connected to its facilities. We generally resell ILEC services only to provide initial service until installation of the class 4 switch becomes cost effective and subsequently to provide comprehensive geographical service coverage to customers with multiple sites where the customer is physically connected to its switches and which can be addressed by its facilities-based services. Competitive Companies will also resell ILEC services to a few off-switch sites, which can be addressed only by reselling these services.

     Build Market Share by Focusing on Agent Program Sales. Competitive Companies has developed and are presently implementing an agent program to sell to business and residential customers. By using this approach, we hope to rapidly increase its market share, particularly among small and medium-sized businesses. Competitive Companies believes that ILECs have generally neglected to target small and medium-sized business customers. Its sales management team is experienced in managing a large number of agents in the telecommunications and data networking industries.

Additionally, Competitive Companies believes that we can attract and retain highly qualified sales agents by offering them the opportunity to:

- participate in the potential economic returns made available through a results-oriented commission package and stock options;

- market a comprehensive set of products and services and customer care options; and

- work with an experienced, success-proven, and customer service oriented company.

     Expand the use the Hartline Billing and Automated Back Office Systems. For its MDU customers, its processes are presently automated. For its non-MDU customers, Competitive Companies intends to automate most of the processes involved in switching a customer to its networks. Its goal is to accelerate the time between customer order and service installation, reduce overhead costs and provide exceptional customer service. To achieve this goal, Competitive Companies is continuing to develop and enhance the Hartline System to support the growth of its operations into the non-MDU markets. Competitive Companies has initially used its agency agreements and third party providers to electronically bond with the incumbent local exchange carriers. Recently its staff personnel completed the required training so we can now provide its own electronic bonding to the applicable ILECs. Competitive Companies intends to have its experienced information technology professionals modify the Hartline system as needed to accommodate any required changes need to interface with the specific ILECs system. With electronic bonding, we should be able to provide better customer care since we can more readily pinpoint any problems with a customer's order.

         Maintain Exceptional Customer Service. Competitive Companies may be the only telecommunications service provider not using automated attendants and voice mail in lieu of real people to answer its customer service lines. We plan to maintain this human touch for quality customer service, communications and problem solving for all of its MDU, business, and residential customers.

Market Opportunity

U.S. Census Bureau data indicates that the United States communications services market, including cable television, but excluding Internet access and content, in 1997 totaled approximately $256 billion in annual revenue. Wireline telecommunications services, other than Internet access and content, purchased by residential users accounted for about 56%, or approximately $143 billion, of the total U.S. market in 1997.

Competitive Companies focuses its primary sales efforts on MDUs with over 100 units. Competitive Companies believes that this market is significant, in that:

o There are over 60 million MDU doors (a single apartment unit, dormitory room, or condominium unit) with each door represents one customer of an MDU.

o        Of these doors, over 20 million are in properties with over 100 units.

Traditional  voice  traffic  accounted  for the  vast  majority  of  residential communications revenue in 1997, with local exchange and exchange access accounting for over half of the total non-residential wireline telecommunications market, excluding Internet access and content. Due to its rapid growth, estimates of data and Internet services revenue are not as well established as those relating to traditional voice traffic communications. However, Competitive Companies believes that a significant market opportunity exists for providers of both residential and non-residential Internet services.

Competitive Companies believes that the rapid opening of the local market to competition, accelerated growth rates in local traffic related to increases in Internet access, the desire for multiple suppliers by large businesses, and the desire for "one-stop shopping" by consumers, presents an opportunity for new entrants to achieve product differentiation and significant penetration into this very large, established market. Success in this environment will, in the opinion of management, depend primarily on speed-to-market, marketing creativity, superior customer service, and a CLEC's ability to provide competitively priced services rapidly and accurately and to issue concise, accurate integrated billing statements.

Competitive Companies Telecommunications Services

We tailor its service offerings to meet the specific needs of the MDUs, business, or residential customers in its target markets. Management believes that its close contact with customers developed through its customer service approach will enables Competitive Companies to tailor its service offerings to meet customers' needs and to creatively package its services to provide "one-stop shopping" solutions for those customers.

     Local Exchange Services. Competitive Companies offers local telephone services, including local dial tone as well as other features such as:

-        call forwarding;

-        call waiting;

-        dial back;

-        caller ID;

-        speed dialing;

-        calling cards;

-        three way calling;

-        E-911; and

-        voice mail.

     By offering dial tone service, we also receive originating and terminating access charges for interexchange calls placed or received by its subscribers.

     Class 5 Switches/Shared Tenant Services. In MDUs, feature-enhanced class 5 switches are among the most cost efficient means of providing telephone services. A class 5 switching system can be located within an MDU or office building. In addition to the local exchange features mentioned above many of these switches can also provide: wake-up call service, and music on hold. Under shared tenant services provisions, Competitive Companies is also able to offer its MDU customers a choice of long distance rates comparable to the major long distance providers' programs.

     Integrated Services Digital Network and High Speed Data Services. Beginning in 2000, we expect to offer high-speed data transmission services, such as:

- wide area network interconnection, which are remote computer communications systems that allow file sharing among geographically distributed workgroups; wide area networks typically use links provided by local telephone companies; and

- broadband Internet access, also known as "wideband," which allows large quantities of data to be transmitted simultaneously.

     These services may be provided via frame relay and dedicated point-to-point connections. In order to provide these services, Competitive Companies intends to use leased high capacity connections, such as multiple DS-1, DS-3, T1 or T3 connections, to medium- and large-sized business customers. Competitive Companies may also employ DSL and/or ISDN connections over unbundled copper wire connections to MDUs and smaller business users whose telecommunications requirements may not justify such high capacity connections or which are located in areas where T1 connections are not available.

     Interexchange/Long Distance Services. Competitive Companies offers a full range of:

     - domestic long distance services, such as:

      -- interLATA, which are calls that pass from one "Local Access and Transport Area" or "LATA" to another, and such calls must be carried across the LATA boundary by a long-distance carrier,

      -- intraLATA, which is a call that falls within the local service area of a single local telephone company, and

     - international long distance services.

     These services include "1+" outbound calling, inbound toll free service, and such services as calling cards, operator assistance, and conference calling.

     Enhanced Internet Services. We presently offer dial-up Internet access services via conventional modem connections, and content control software that can be used to filter out selected materials, i.e., pornographic and hate oriented. In 2000, we expect to offer dedicated, high-speed Internet access services, including: ISDN, T1, and DSL. Dedicated access services are telecommunications lines dedicated or reserved for use by particular customers.

     Web Site Design and Hosting Services. We plan to offer web site design services and Web site hosting on its own computer servers to provide customers with a complete, easy to use key solution that gives them a presence on the World Wide Web.

Sales And Customer Support

Competitive Companies offers an integrated package of local exchange, local access, domestic and international long distance, enhanced voice, data, and a full suite of Internet services to MDU resident, non-MDU residents and business customers.

Its MDU market is addressed through the direct marketing efforts of its sales and marketing team. Since contracting with an MDU is normally the first step in penetrating a new geographical market, this approach provides Competitive Companies with the opportunity to fully analyze both the MDU and the local market (including both residential and business) for future potential prior to commitment.

Unlike large corporate, government, or other institutional users, most small to medium size businesses have no in-house telecommunications manager. Based on management's previous experience, Competitive Companies believes that a bundled package providing "one-stop shopping" solution offered through its professional sales agent program and coupled with its exceptional customer service will have a competitive advantage in capturing this type of customer's total telecommunications traffic, and eventually produce a significant portion of its revenue.

Sales and marketing approaches in the telecommunications market are market-segment specific, and Competitive Companies believes the following are the most effective approaches with respect to its three primary targeted market segments:

-  MDU  customers---Competitive  Companies  uses  direct  sales,  trade  journal advertising, referrals, and exhibitor trade shows. - Small/medium/large businesses customers---Competitive Companies uses both direct sales and professional sales agents that have established business relationships with the prospective customer. In the future, will also use local media advertising.

- Residential customers---Competitive Companies uses primarily direct sales including radio advertising, direct marketing and radio to ethnic groups, and MDU customers moving from one of its shared tenant services locations.

Competitive Companies will also directly market wholesale Internet services to other competitive local exchange carriers and long distance providers.

Information Systems

Competitive Companies is continually enhancing its proprietary Hartline billing and back office system and procedures for operations support and other functions that Competitive Companies believes provides a significant competitive advantage in terms of cost, processing large order volumes, and customer service. The system is required to enter, schedule, provision, and track a customer's order from the point of sale to the installation and testing of service and also includes or interfaces with trouble management, inventory, billing, collection and customer service systems. Its Hartline system presently provides all the operational requirements to service its MDU customers and we anticipate that Competitive Companies will be able to enhance and modify this system to accommodate future changes in providing telecommunications and bundled services to this market segment.

     Order Management. Its sales team and agents will use its two in-house developed customer web sites to enter customer orders on-site and over the Internet. In the future, we plan for the sales team, agents and customer to be able to monitor the status of the order as it progresses through the service initiation process.

     Provisioning Management. The existing systems currently employed by most ILECs, CLECs and long distance carriers, which were developed prior to the passage of the Telecommunications Act, generally require multiple entries of customer information to accomplish order management, provisioning, switch administration and billing. Upon certification as a CLEC in each state and prior to its becoming electronically bonded to the ILECs existing systems, its personnel must be trained by the respective ILEC for data entry into their system. Until its personnel are trained and each interface with its system is tested, Competitive Companies will use agency agreements with other CLECs and available third party providers for this provisioning. This method will allow Competitive Companies to rapidly penetrate a new market while simultaneously training its personnel and making any necessary changes to its system to accommodate electronic bonding with the ILEC.

     External Interface. Several external interfaces are required to initiate service for a customer. While some of these are automated via gateways from the order management software, the most important interface, those to the ILEC, have generally been accomplished via fax or e-mail. In an effort to make this process more efficient, the ILECs have implemented electronic bonding between the operations support system of a facilities-based CLEC and an ILEC. There is no standard for the ILECs, instead each ILEC has their own system. This requires the CLECs to modify their own system to interface with each ILEC as the CLEC initially enters the ILECs territory. Third party services are presently available that will provide the ILEC interfaces required to initiate service for its customers.

     Network Element Administration. Its Hartline system software provides for administrating each element of its network. Its order management system and the network element manager are integral parts of this system. This feature of the Hartline system ensures data integrity and eliminate redundant data entry.

     Customer Billing. Using the Hartline system, we provide its own in-house billing for all of its MDU customers. As we expand its CLEC business into new states the Hartline system will be modified to accommodate state regulatory and tax requirements as Competitive Companies has done in California.

     Billing Records. Local and intraLATA billing records are generated by its switches to record customer calling activity. InterLATA billing records are generated by the long distance carrier with whom Competitive Companies has a resale agreement, to record customer calling activity. These records are entered into its Hartline system along with other applicable charges for services rendered in order to calculate and produce bills for its customers.

Network Deployment

As of September 30, 2000, we were operational in 10 MDUs in California, Mississippi, and Alabama using 6 class 5 switches and 2 class 4 switches with class 5 features.

We expect to concentrate our installations in Alabama, Arizona, California, Colorado, Florida, Mississippi, New Mexico, and Texas. The order and timing of deployment may vary and will depend on a number of factors, including MDU contracts acquired, management, the regulatory environment, our results of operations, and the existence of specific market opportunities, such as acquisitions. Competitive Companies may also elect not to deploy networks in each such market.

In the majority of its targeted markets, we expect to initially deploy class 5 switches at MDUs. When class 5 switches have been deployed at multiple MDUs in an area, we plan to collocate its class 4 switch and transmission equipment in or near one of its MDU sites or the ILEC central offices. Over time, we plan to expand its networks throughout selected metropolitan areas to address the majority of the business and residential markets in each area.

Network Architecture

An important element of its limited build strategy is the installation of class 5 digital switches at the multi-dwelling unit sites we anticipate having under contract. Switches are readily available from various manufacturers such as Hitachi, Cortelco, and DTI that provide the features required for an MDU customer. As more class 5 switches are brought on line, Competitive Companies will be able to initiate its hub concept of having a class 4 switch (example:
Lucent Series 5ESS(R)-2000 digital switch or DTI DXC) and related equipment at a central location in each market. As of December 31, 1999, we had deployed 8 switches to serve 10 MDUs. Four of these MDUs are in a California area that can be supported by one hub switch. One of these switches is a class 4 switch that can be used as a hub switch. Since Competitive Companies has received its California CLEC certification and approved tariffs, we expect to implement its hub switch concept this year.

Initially, Competitive Companies intends to lease local network trunking facilities from the ILEC and/or one or more CLECs in order to connect its switches to major ILEC central offices serving the central business district and outlying areas of business concentrations in each market. The switch will also be connected to ILEC tandem switches and certain interexchange carrier points-of-presence, the equivalent of a local phone company's central office. To access the largest number of customers possible without having to lay fiber to each of their premises, we also intend to locate access equipment such as integrated digital loop carriers and related equipment in each of the ILEC central offices to which we connect.

As each residential and business customer is signed up, service will be initially provided under CLEC resale of ILEC services. As the customer base in a given area grows, service will be provided by leasing unbundled loops from the ILEC to connect its integrated digital loop carriers located near to or in the serving central office to the customer premise equipment. For large business, or for numerous customers located in large buildings, it may be more cost-effective for Competitive Companies to install class 5 switches or perhaps a wireless local loop leased from one of the emerging wireless CLECs, to connect the customer(s) to the its network. In either case, Competitive Companies will locate its integrated digital loop carriers or other equipment in the customer's building.

Although Competitive Companies will initially lease its local network transmission facilities, we plan to replace leased capacity with its own fiber optic facilities as and when we experience sufficient traffic volume growth between its switch and specific ILEC central offices or as other factors make these arrangements more attractive.

Implementation Of Services

     Shared tenant services. To offer shares tenant services to multi-dwelling unit customers, CCI Residential Services must sign a contract with the apartment owner. These are multi-year contracts ranging from 10 to 20 years. They provide for the owner to share in a percentage of the revenue we receive from servicing his complex. The percentage receive may vary for 0% to 11%, based on the total revenue received, the types of services provided, the term of the contract and other negotiated factors. If the complex is being built, we must plan for, have approved, and install underground cabling. If the complex is already built, we must survey the cabling needs and negotiate the use of the cable with the owner. We must also secure state approval to conduct business in the state, establish service from CCI if CCI is already a CLEC in the state or negotiate rates with the ILEC until CCI is certified.

     CLEC services. To offer CLEC services in a market, we generally must secure certification from the state regulator and typically must file tariffs or price lists for the services that it will offer. The certification process varies from state to state; however, the fundamental requirements are largely the same.
State regulators require new entrants to demonstrate that they have secured adequate financial resources to establish and maintain good customer service. New entrants must also show that they possess the knowledge and ability required to establish and operate a telecommunications network. Competitive Companies has made such demonstrations in California and Mississippi, where Competitive Companies has obtained certificates to provide local exchange and intrastate toll services. Competitive Companies intends to file similar applications in the near future in other states as we contract for MDU installations.

     Before providing local service, a new entrant must negotiate and execute an interconnection agreement with the ILEC. While such agreements can be voluminous and may take months to negotiate, most of the key interconnection issues have now been thoroughly addressed and commissions in most states have ruled on arbitrations between the ILECs and new entrants. However, interconnection rates and conditions may be subject to change as the result of future commission actions or other changes in the regulatory environment. Under a recent United States Supreme Court ruling, new entrants may adopt either all or portions of an interconnection agreement already entered into by the ILEC and another carrier. Such an approach will be selectively adopted by Competitive Companies to enables Competitive Companies to enter markets quickly while at the same time preserving its right to replace the adopted agreement with a customized interconnection agreement that can be negotiated once service has already been established.

     While such interconnection agreements include key terms and prices for interconnection, a significant joint implementation effort must be made with the ILEC in order to establish operationally efficient and reliable traffic interchange arrangements. Such interchange arrangements must include those between the new entrant's network and the facilities of other service providers as well as public service agencies.

     Competitive Companies has entered into an interconnection agreement with BellSouth which became effective October 1, 1996, and covers nine states including: Alabama, Florida, Georgia, Kentucky, Louisiana, Mississippi, North Carolina, South Carolina, and Tennessee. In February 2000 we entered into interconnection agreements with PacBell and GTE in California and are now operating as a CLEC in California. In Mississippi we must upgrade its class 5 switch to a class 4 switch and have its tariffs approved in order to commence operating as a CLEC. Competitive Companies intends to use proceeds from its offering to acquire the upgrades to the equipment.

     After the initial implementation activities are completed in a market, we follow an on-going capacity management plan to ensure that adequate quantities of network facilities, such as interconnection trunks are in place, and a contingency plan must be devised to address spikes in demand caused by events such as a larger-than-expected customer sale in a relatively small geographic area.

Regulation

Its telecommunications services business is subject to federal, state and local regulation.

  Federal Regulation

     The FCC regulates interstate and international telecommunications services, including the use of local telephone facilities to originate and terminate interstate and international calls. We provide such services on a common carrier basis. The FCC imposes certain regulations on common carriers such as the ILECs that have some degree of market power. The FCC imposes less regulation on common carriers without market power including, to date, CLECs like Competitive Companies. The FCC requires common carriers to receive an authorization to construct and operate telecommunications facilities, and to provide or resell telecommunications services, between the United States and international points.

     Under the Telecommunications Act, any entity, including cable television companies and electric and gas utilities, may enter any telecommunications market, subject to reasonable state regulation of safety, quality and consumer protection. Because implementation of the Telecommunications Act is subject to numerous federal and state policy rulemaking proceedings and judicial review there is still uncertainty as to what impact such legislation will have on Competitive Companies.

     The Telecommunications Act is intended to increase competition. The act opens the local services market by requiring ILECs to permit interconnection to their networks and establishing ILEC obligations with respect to:

          Reciprocal Compensation. Requires all local exchange carriers to complete calls originated by competing local exchange carriers under reciprocal arrangements at prices based on tariffs or negotiated prices.

          Resale. Requires all ILECs and CLECs to permit resale of their telecommunications services without unreasonable restrictions or conditions. In addition, ILECs are required to offer wholesale versions of all retail services to other telecommunications carriers for resale at discounted rates, based on the costs avoided by the ILEC in the wholesale offering.

          Interconnection. Requires all ILECs and CLECs to permit their competitors to interconnect with their facilities. Requires all ILECs to permit interconnection at any technically feasible point within their networks, on nondiscriminatory terms, at prices based on cost, which may include a reasonable profit. At the option of the carrier seeking interconnection, collocation of the requesting carrier's equipment in the ILECs' premises must be offered, except where an ILEC can demonstrate space limitations or other technical impediments to collocation.

          Unbundled Access. Requires all ILECs to provide nondiscriminatory access to unbundled network elements including, network facilities, equipment, features, functions, and capabilities, at any technically feasible point within their networks, on nondiscriminatory terms, at prices based on cost, which may include a reasonable profit.

          Number Portability. Requires all ILECs and CLECs to permit users of telecommunications services to retain existing telephone numbers without impairment of quality, reliability or convenience when switching from one telecommunications carrier to another.

          Dialing Parity. Requires all ILECs and CLECs to provide "1+" equal access to competing providers of telephone exchange service and toll service, and to provide nondiscriminatory access to telephone numbers, operator services, directory assistance, and directory listing, with no unreasonable dialing delays.

          Access to Rights-of-Way. Requires all ILECs and CLECs to permit competing carriers access to poles, ducts, conduits and rights-of-way at regulated prices.

ILECs are required to negotiate in good faith with carriers requesting any or all of the above arrangements. If the negotiating carriers cannot reach agreement within a prescribed time, either carrier may request binding arbitration of the disputed issues by the state regulatory commission. Where an agreement has not been reached, ILECs remain subject to interconnection obligations established by the FCC and state telecommunication regulatory commissions.

In August 1996, the FCC released a decision establishing rules implementing the ILEC interconnection obligations described above. On July 18, 1997, the Eighth Circuit vacated certain portions of this decision and narrowly interpreted the FCC's power to prescribe and enforce rules implementing the Telecommunications Act. On January 25, 1999, the United States Supreme Court reversed the Eighth Circuit decision and reaffirmed the FCC's broad authority to issue rules implementing the Telecommunications Act, although it did vacate a rule determining which network elements the incumbent local exchange carriers must provide to competitors on an unbundled basis. We, however, will only lease the basic unbundled network elements from the ILEC and therefore we do not expect reconsideration of the unbundling rules to have an adverse effect on its limited build strategy.

Nevertheless, the FCC likely will conduct additional rulemaking proceedings to conform to the Supreme Court's interpretation of the law, and these proceedings may result in further judicial review.

The    Telecommunications   Act   codifies   the   ILECs'   equal   access   and
nondiscrimination obligations and preempts inconsistent state regulation. The Telecommunications Act also contains special provisions that replace prior antitrust restrictions that prohibited the regional Bell operating companies from providing long distance services and engaging in telecommunications equipment manufacturing. The Telecommunications Act permitted the regional Bell operating companies to enter the out-of-region long distance market immediately upon its enactment. Further, provisions of the Telecommunications Act permit a regional Bell operating company to enter the long distance market in its in-region states if it satisfies several procedural and substantive requirements, including:

- obtaining FCC approval upon a showing that the regional Bell operating company has entered into interconnection agreements or, under some circumstances, has offered to enter into such agreements in those states in which it seeks long distance relief;

- the interconnection agreements satisfy a 14-point "checklist" of competitive requirements; and

- the FCC is satisfied that the regional Bell operating company's entry into long distance markets is in the public interest.

To date, several petitions by regional Bell operating companies for such entry have been denied by the FCC, and none have been granted. However, it is likely that additional petitions will be filed in 2000 and it is possible that regional Bell operating companies may receive approval to offer long distance services in one or more states. This may have an unfavorable effect on its business. Competitive Companies is legally able to offer its customers both long distance and local exchange services, which the regional Bell operating companies currently may not do. This ability to offer "one-stop shopping" gives Competitive Companies a marketing advantage that we would no longer enjoy. See "Competition".

On May 8, 1997, the FCC released an order establishing a significantly expanded federal universal service subsidy regime. For example, the FCC established new subsidies for telecommunications and information services provided to qualifying schools and libraries with an annual cap of $2.25 billion and for services provided to rural health care providers with an annual cap of $400 million. The FCC also expanded the federal subsidies for local exchange telephone services provided to low-income consumers. Providers of interstate telecommunications service, such as Competitive Companies must pay for a portion of these programs. Its share of these federal subsidy funds will be based on its share of certain defined telecommunications end user revenues. Currently, the FCC is assessing such payments on the basis of a provider's revenue for the previous year. The FCC announced that effective July 1, 1999, it revised its rules for subsidizing service provided to consumers in high cost areas, which may result in further substantial increases in the overall cost of the subsidy program. Several parties have appealed the May 8, 1999 order. Such appeals have been consolidated and transferred to the United States Court of Appeals for the Fifth Circuit where they are currently pending.

Competitive Companies is currently unable to quantify the amount of subsidy payments that Competitive Companies will be required to make or the effect that these required payments will have on its financial condition.

Under authority granted by the FCC, Competitive Companies will resell the international telecommunications services of other common carriers between the United States and international points. In connection with such authority, its subsidiary, Competitive Communications, Inc., has filed tariffs with the FCC stating the rates, terms and conditions for its international services.

With respect to its domestic service offerings, Competitive Communications, Inc. has filed tariffs with the FCC stating the rates, terms and conditions for its interstate services. Its tariffs are generally not subject to pre-effective review by the FCC, and can be amended on one day's notice. Its interstate services are provided in competition with interexchange carriers and, with respect to access services, the ILECs. With limited exceptions, the current policy of the FCC for most interstate access services dictates that ILECs charge all customers the same price for the same service. Thus, the ILECs generally cannot lower prices to those customers likely to contract for their services without also lowering charges for the same service to all customers in the same geographic area, including those whose telecommunications requirements would not justify the use of such lower prices. The FCC may, however, alleviate this constraint on the ILECs and permit them to offer special rate packages to very large customers, as it has done in a few cases, or permit other forms of rate flexibility. The FCC has adopted some proposals that significantly lessen the regulation of ILECs that are subject to competition in their service areas and provide such ILECs with additional flexibility in pricing their interstate switched and special access on a central office specific basis; and is considering expanding such flexibility.

ILECs around the country have been contesting whether the obligation to pay reciprocal compensation to competitive local exchange carriers should apply to local telephone calls from an ILEC's customers to Internet service providers served by competitive local exchange carriers. The ILECs claim that this traffic is interstate in nature and therefore should be exempt from compensation arrangements applicable to local, intrastate calls. Competitive local exchange carriers have contended that the interconnection agreements provide no exception for local calls to Internet service providers and reciprocal compensation is therefore applicable. Currently, over 25 state commissions and several federal and state courts have ruled that reciprocal compensation arrangements do apply to calls to Internet service providers, and no jurisdiction has ruled to the contrary. Certain of these rulings are subject to appeal. Additional disputes over the appropriate treatment of Internet service provider traffic are pending in other states.

On February 26, 1999, the FCC released a Declaratory Ruling determining that Internet service provider traffic is interstate for jurisdictional purposes, but that its current rules neither require nor prohibit the payment of reciprocal compensation for such calls. In the absence of a federal rule, the FCC determined that state commissions have authority to interpret and enforce the reciprocal compensation provisions of existing interconnection agreements, and to determine the appropriate treatment of Internet service provider traffic in arbitrating new agreements. The FCC also requested comment on alternative federal rules to govern compensation for such calls in the future. In response to the FCC ruling, some regional Bell operating companies have asked state commissions to reopen previous decisions requiring the payment of reciprocal compensation on Internet service provider calls. This is the case with BellSouth. In 1999 we modified its agreement with BellSouth to eliminate the payment of reciprocal compensation on Internet service provider calls.

Competitive Companies anticipates that Internet service providers will be among its target customers, and adverse decisions in other state proceedings could limit its ability to service this group of customers profitably. Competitive Companies will limit the switch capacity used for Internet service provider lines to 20%. In addition, given the uncertainty as to whether reciprocal compensation should be payable in connection with calls to Internet service providers, we recognizes such revenue only when realization of it is certain, which in most cases will be upon receipt of cash.

     State Regulation

The Telecommunications Act is intended to increase competition in the telecommunications industry, especially in the local exchange market. With respect to local services, ILECs are required to allow interconnection to their networks and to provide unbundled access to network facilities, as well as a number of other pro-competitive measures.

State regulatory agencies have regulatory jurisdiction when its facilities and services are used to provide intrastate services. A portion of its current traffic may be classified as intrastate and therefore subject to state regulation. We expect to offer more intrastate services, including intrastate switched services, as its business and product lines expand and state regulations are modified to allow increased local services competition. For other than shared tenant services, in order to provide intrastate services, we generally must obtain a certificate of public convenience and necessity from the state regulatory agency and comply with state requirements for telecommunications utilities, including state tariffing requirements.

Similar to the FCC, state agencies require Competitive Companies to file periodic reports, pay various fees and assessments, and comply with rules governing quality of service, consumer protection, and similar issues. Although the specific requirements vary from state to state, they tend to be more detailed than the FCC's regulation because of the strong public interest in the quality of basic local exchange service. Competitive Companies intends to comply with all applicable state regulations, and as a general matter do not expect that these requirements of industry-wide applicability will harm its business. However, Competitive Companies cannot assure you that the imposition of new regulatory burdens in a particular state will not affect the profitability of its services in that state.

  Local Regulation

Its networks are subject to numerous local regulations such as building codes and licensing. Such regulations vary on a city-by-city and county-by-county basis. If we decide in the future to install its own fiber optic transmission facilities, Competitive Companies will need to obtain rights-of-way over private and publicly owned land. There can be no assurance that such rights-of-way will be available to Competitive Companies on economically reasonable or advantageous terms.

Competition

The telecommunications industry is highly competitive. Competitive Companies believes that the principal competitive factors affecting its business will be pricing levels and clear pricing policies, customer service, accurate billing and, to a lesser extent, variety of services. Its ability to compete effectively will depend upon its continued ability to maintain high quality, market-driven services at prices generally equal to or below those charged by its competitors. To maintain its competitive posture, Competitive Companies believes that we must be in a position to reduce its prices in order to meet reductions in rates, if any, by others. Any such reductions could adversely affect its business performance. Many of its current and potential competitors have financial, personnel and other resources, including brand name recognition, substantially greater than ours, as well as other competitive advantages over Competitive Companies.

In each of the markets we target, Competitive Companies will compete principally with the ILEC serving that area, such as PacBell, BellSouth, Southwestern Bell, or COMPETITIVE COMPANIES WEST. Competitive Companies believes the regional Bell operating companies' primary agenda is to be able to offer long distance service in their service territories. The independent telephone companies have already achieved this goal with good early returns.

Many experts expect the regional Bell operating companies to be successful in entering the long distance market in a few states sometime in 2000. Competitive Companies believes the regional Bell operating companies expect to offset share losses in their local markets by capturing a significant percentage of the in-region long distance market, especially in the residential segment where the regional Bell operating companies' strong regional brand names and extensive advertising campaigns may be very successful.

As a recent entrant in the integrated telecommunications services industry, Competitive Companies has not achieved and do not expect to achieve a significant market share for any of its services. In particular, the ILECs have long-standing relationships with their customers; have financial, technical and marketing resources substantially greater than ours; have the potential to subsidize competitive services with revenues from a variety of businesses; and currently benefit from certain existing regulations that favor the ILECs over Competitive Companies in certain respects. While recent regulatory initiatives, which allow CLECs such as its subsidiary, Competitive Communications, to interconnect with ILEC facilities, provide increased business opportunities for Competitive Companies, such interconnection opportunities have been and likely will continue to be accompanied by increased pricing flexibility for and relaxation of regulatory oversight of the ILECs.

ILECs have long-standing relationships with regulatory authorities at the federal and state levels. While recent FCC administrative decisions and initiatives provide increased business opportunities to telecommunications providers such as Competitive Companies, they also provide the ILECs with increased  pricing  flexibility  for their  private line and special  access and switched access services. In addition, with respect to competitive access services as opposed to switched access services, the FCC recently proposed a rule that would provide for increased ILEC pricing flexibility and deregulation for such access services either automatically or after certain competitive levels are reached. If the ILECs are allowed by regulators to offer discounts to large customers through contract tariffs, engage in aggressive volume and term discount pricing practices for their customers, and/or seek to charge competitors excessive fees for interconnection to their networks, the income of competitors to the ILECs, including Competitive Companies, could be harmed. If future regulatory decisions afford the ILECs increased access services pricing flexibility or other regulatory relief, such decisions could also harm competitors to the ILEC, including Competitive Companies.

     Competitive      Access       Carriers/Competitive      Local      Exchange
Carriers/Interexchange Carriers/ Other Market Entrants. We also face, and expects to continue to face, competition from other current and potential market entrants, including long distance carriers seeking to enter, reenter or expand entry into the local exchange market such as AT&T, MCI WorldCom, and Sprint, and from other CLECs, resellers of local exchange services, competitive access providers, cable television companies, electric utilities, microwave carriers, wireless telephone system operators and private networks built by large end users. In addition, a continuing trend toward consolidation of telecommunications companies and the formation of strategic alliances within the telecommunications industry, as well as the development of new technologies, could give rise to significant new competitors to Competitive Companies. For example, WorldCom acquired MFS Communications in December 1996, acquired another CLEC, Brooks Fiber Properties, Inc. in 1997, and subsequently merged with MCI. AT&T acquired Teleport Communications Group Inc., a CLEC, and TeleCommunications, Inc., a cable, telecommunications and high-speed Internet services provider. Ameritech Corporation agreed to merge with SBC
Communications; Bell Atlantic agreed to merge with GTE Corporation; and COMPETITIVE COMPANIES West agreed to merge with Qwest. These types of consolidations and strategic alliances could put Competitive Companies at a competitive disadvantage.

     The Telecommunications Act includes provisions which impose certain regulatory requirements on all local exchange carriers, including competitors such as Competitive Companies, while granting the FCC expanded authority to reduce the level of regulation applicable to any or all telecommunications carriers, including ILECs. The manner in which these provisions of the Telecommunications Act are implemented and enforced could harm Competitive Companies' ability to successfully compete against ILECs and other telecommunications service providers.

     The changes in the Telecommunications Act radically altered the market opportunity for traditional competitive access providers and CLECs. Due to the fact that most existing competitive access providers/CLECs initially entered the market providing dedicated access in the pre-1996 era, these companies had to build a fiber infrastructure before offering services. Switches were added by most competitive access providers/CLECs in the last three years to take advantage of the opening of the local market. With the Telecommunications Act requiring unbundling of the local exchange carrier networks, competitive access providers/CLECs will now be able to more rapidly enter the market by installing switches and leasing trunk and loop capacity until traffic volume justifies building facilities. New CLECs will not have to replicate existing facilities and can be more opportunistic in designing and implementing networks.

     A number of CLECs have entered or announced their intention to enter into one or more of the same markets as Competitive Companies. Competitive Companies believes that not all CLECs however, are pursuing the same target customers as Competitive Companies. Demographically, business customers are divided into three segments: small, medium and large. Targeted cities are divided into three segments by population: Tier 1, Tier 2 and Tier 3. As would be expected, each CLEC may focus on different combinations of primary and secondary target customers.

     Competitive Companies has chosen to focus primarily on MDUs, residential, and small to medium size business customers in large Tier 1 and medium Tier 2 markets. To help distinguish Competitive Companies from competitors who have adopted a similar strategy, Competitive Companies offer potential customers "one-stop shopping" services through a single point of contact---either the agent with whom Competitive Companies has worked in the past or one of its marketing staff. In addition, Competitive Companies is actively pursuing MDU locations throughout all of its target markets which, in combination with its limited build strategy, is expected to allow Competitive Companies to access its markets and provide a greater array of services more quickly than if we were to use a traditional build approach.

     Competitive Companies believes the major interexchange carriers, such as AT&T, MCI WorldCom and Sprint, have a two-pronged strategy:

- keep the regional Bell operating companies out of in-region long distance as long as possible, and

-        develop facilities-based and unbundled local service

     Competition for Provision of Long Distance Services. The long distance telecommunications industry has numerous entities competing for the same customers and a high average turnover rate, as customers frequently change long distance providers in response to the offering of lower rates or promotional incentives by competitors. Prices in the long distance market have declined significantly in recent years and are expected to continue to decline. We expect to increasingly face competition from companies offering long distance data and voice services over the Internet. Such companies could enjoy a significant cost advantage because they do not currently pay carrier access charges or universal service fees.

     Data/Internet Service Providers. The Internet services market is highly competitive, and we expect that competition will continue to intensify. Its competitors in this market will include other Internet service providers, other telecommunications companies, online services providers and Internet software providers. Many of these competitors have greater financial, technological and marketing resources than those available to Competitive Companies.

     Competition from International Telecommunications Providers. Under the World Trade Organization agreement on basic telecommunications services, the United States and 72 other members of the World Trade Organization committed themselves to opening their respective telecommunications markets and/or foreign ownership and/or to adopting regulatory measures to protect competitors against anti-competitive behavior by dominant telecommunications companies. Although Competitive Companies believes that this agreement could provide Competitive Companies with significant opportunities to compete in markets that were not previously accessible and to provide more reliable services at lower costs than we could have provided prior to implementation of this agreement, it could also provide similar opportunities to its competitors and facilitate entry by foreign carriers into the U.S. market. There can be no assurance that the pro-competitive effects of the World Trade Organization agreement will not harm its business, financial condition and results of operations or that members of the World Trade Organization will implement the terms of this agreement.

Employees

As of September 30, 2000, Competitive Companies had 8 full-time and 4 part-time employees. Competitive Companies believes that its future success will depend on its continued ability to attract and retain highly skilled and qualified employees while maintaining high employee productivity.

None of its employees are currently represented by a collective bargaining agreement. Competitive Companies believes that we enjoy good relationships with its employees.

Legal Proceedings

Competitive Companies' subsidiary is a defendant in Personal Communications Spectrum V vs. Competitive Communications, Inc., American Arbitration Association Case No 72 Y 181 1033 99. A federal receiver has been appointed for Personal Communications. The receiver is seeking payment of fees claimed due from Competitive Communications. Any adverse decision would cause Competitive Companies substantial financial harm, seriously damaging its business and operations as a going concern.

Facilities

Competitive Companies is headquartered in Riverside, California, where we lease approximately 3,100 square feet of offices and warehouse space. We also lease minimal space (from 100 to 200 square feet) for its telecommunications equipment at each of the MDUs where Competitive Companies has systems installed.

Competitive Companies believes that its leased facilities are adequate to meet its current needs. However, as we begin to deploy additional systems and build its networks, Competitive Companies will need to increase its headquarters office space, add equipment rooms at newly contracted MDUs, and contract for co-location of switching facilities at ILECs. We anticipate such facilities are available to meet its development and expansion needs in existing and projected target markets for the foreseeable future.

                        COMPETITIVE COMPANIES' MANAGEMENT

Competitive Companies' directors, executive officers and directors as of September 30, 2000, are as follows:


NAME                             AGE         TITLE                                        SERVED SINCE

David Kline II                   38          Chairman, C.E.O, President,                       1985
                                                  C.O.O. & Director

Larry Halstead                   56          Sec./Treas., C.F.O. &
                                             Director    1996

Michael Godfree                  59          V.P.,  Business Development
                                             & Director                                        1997

Jerald Woods                     51          V.P. & Director                                   1997


The  following  is  a  brief  summary  of  the  business   experience  of  these
individuals:

David "DK" Kline II, is a co-founder of the company and has served as president, chief operating officer and director since inception. In December 1999 he became the chairman of the board and chief executive officer on the death of his father, David Kline, Sr., who was a co-founder of the company and served as Chairman and Chief Executive Officer from its founding in 1998. From 1996 to the present DK has also served as the president of Competitive Communications, Inc., its wholly owned subsidiary, and also commenced serving as president of CCI Residential Services, Inc. upon its incorporation in January 2000. From 1992 to 1996, DK served as president of Western Telephone & Television, Riverside, California. This was the forerunner company of Competitive Communications, Inc. Western Telephone & Television developed the concept of bundling telephone and cable television service for multi-dwelling units. DK is a factory certified technician on all the telephone systems, voice mail systems and cable headends the company uses. DK co-authored and programmed its proprietary billing system. He has engineered and managed the installation of every residential telephone and cable system in its portfolio. DK is knowledgeable in the various interconnections and services supplied by the ILECs. He negotiates for the company the transport and usage fees with both the LEC and the IXC. On system installations, he coordinates the project with the contractors, property owners and the on-site lease management. DK has a Bachelor of Arts in Chemistry from California Lutheran University, 1984.

Larry Halstead has been Secretary/Treasurer, Chief Financial Officer and Director of the company since inception. He has also served in the same capacity for Competitive Communications, Inc. since 1996 and of CCI Residential Services, Inc. since January 2000. From 1994 to 1996 he was Executive Consultant Sales and Marketing for Integrated Cargo Management Systems, Inc., of San Antonio, Texas, where he was responsible for designing, planning, developing, and marketing a satellite and cellular based cargo tracking and monitoring system. His background includes over 30 years in high technology based industries including computers and telecommunications, strategic business planning and development, sales and marketing, regulatory filing, logistics, and system build-out. From 1972 through 1994 he worked for I/O Computing, Long Beach, California, as Sales and Data processing Manager; EECO, Inc. Hotel Systems Division, Santa Ana, California, as Marketing Service Manager and Planning Manager; for Standard Logic, Inc., Corona, California, as Marketing Vice President; Compu-Source, El Toro, California, as Vice President Sales & Marketing and Partner; and The Wellington Financial Group, San Antonio, Texas, as Regional Director. While at EECO, Inc. and Standard Logic, Inc. he spearheaded the development of the first system interface between a hotel "private" telephone switch and a point-of-sale system with the hotel front desk computer system allowing for automated and immediate posting of charges to the guest's folio. From 1966 to 1997, Mr. Halstead held a number of command and other key positions in the U.S. Army and the Army Reserve, achieving the rank of Colonel upon retirement in 1997. From 1988 to 1991, he was Deputy Chief of Staff for Logistics for a command covering most of the Western United States. From 1994 to 1997, as the Army's Emergency Preparedness Liaison Officer for Texas, he was responsible for coordinating F.E.M.A. and state emergency requirements with the Texas Adjutant General and the F.E.M.A. Regional Director. Mr. Halstead received a Bachelor of Science in Biology from the University of California, Irvine, 1977. He is also a graduate of Air War College in 1987, and is certified as a Logistician by the U.S. Army.

Michael Godfree has been Vice President, Business Development and Director of the company since 1998. He has over fourteen years in the telecommunications industry. Since 1995 Mr. Godfree has been president and a major stockholder of APMSAFE.COM (American Privacy Management, Inc.), a company that develops and sells out of a patented algorithm, encryption products and public key infrastructure solutions for privacy problems on the electronic highway. From 1986 to 1995 he provided telecommunications consulting services to the telecommunications industry through his company, TSC. While at TSC he provided consultation in Federal Communications Commission filing and licensing requirements, and in both wireless and wireline infrastructure development. In 1984 he founded, and from 1984 to 1986, he was president of American National Cellular which was one of the initial private companies in the United States to offer individuals equity ownership in cellular phone infrastructure. Mr. Godfree was educated at Newbattle Abbey College, Dalkeith, Edinburgh, Scotland;
Occidental College, Los Angeles; and the University of Sussex, Brighton, England, from which he holds a Bachelor of Arts Degree in Law.

Jerald Woods has been Vice President and Director of the company since 1998. From 1994 to the present he has also been an officer and director of APMSAFE.COM (American Privacy Management, Inc.), a company which has developed an encryption technology for the Internet. From 1988 to 1994 he was chairman and director for American Digital Communications, Inc. a public company which was involved in the build out of 220 and 800 Mega Hertz systems. Mr. Woods has over fourteen years of telecommunications experience, and has co-founded five public companies. From 1984 to 1989 he hosted and produced "Breakthroughs in Technology", an investment program specializing in high technology companies, which aired for thirty minutes, five-days per week on Financial News Network (FNN) prior to FNN being acquired by CNBC.

Election of Directors

Its Bylaws provide that the board of directors shall consist of five members until changed by amendment to the articles of incorporation or by amendment to the applicable section of the bylaws, adopted by the majority of the voting power of the corporation. The board of directors voted to delay the filling of the board position vacated by David Kline, Sr. on his death in December 1999 until the annual stockholders' meeting in 2000.

Executive Compensation



                  The following table sets forth summary information concerning the compensation received for services rendered to Competitive Companies during the years ended December 31, 1999 and 1998, respectively by the Chief Executive Officer. No other executive officers received aggregate compensation during its last fiscal year which exceeded, or would exceed on an annualized basis, $100,000. Other annual compensation consists of health and life insurance premiums and automobile lease payments.

                                                      SUMMARY COMPENSATION TABLE

Annual Compensation


              Name and                                                                       All Other Annual
         Principal Position                Year         Salary (1)           Bonus             Compensation
-------------------------------------    ---------    ---------------    --------------      ------------------
David Kline, Sr.                         1999               $ 66,724            $    -              $   11,506
  Chief Executive Officer                                          $
David Kline II

  President                              1999                $  8800                                 $    4954
  Chief Executive Officer &              2000                $  1022                                 $    4270
     President


(1) Includes other personal items paid on behalf of Mr. Kline, Sr.

On December 23, 1999, the Board of Directors appointed David Kline II to assume the duties of Chairman of the Board and Chief Executive Officer of Competitive Companies, Inc. This was in addition to his duties as President. This appointment resulted from the sudden death of David Kline, Sr. on December 23, 1999.

Employment Agreements

Competitive Companies has entered into five-year employment agreements with its president and secretary which require initial annual base salary of approximately $77,000 and $68,000 respectively, and unless earlier terminated, are subject to automatic extension for an additional period of two years. The officers' annual base salaries will be increased to $130,000 and $115,000, respectively if Competitive Companies is able to raise $1,000,000 of investment proceeds.

In addition to their annual base salary, both of the executives are entitled to amounts under an executive bonus plan in any fiscal year in which its earnings before taxes and charitable contributions, called PT-PC, is $1,000,000 or more. Under the plan, 6% of the PT-PC is available for executive officers and an additional 6% for non-executive officers to be paid as cash bonuses no less often than annually. Through December 31, 1999, no amounts have been awarded under this plan.

In addition to the base salary, the president and secretary shall be entitled during the employment period to receive such additional benefits as may be provided for them or to which they may become entitled because his position, tenure, salary, age, health or other qualifications make them eligible to participate. Additional benefits means

o Participation in bonus and incentive compensation plans or pools, stock option, bonus, award or purchase plans, retirement plans, and other benefit plans, if any;

o Life, health, medical, dental, accident, and other personal insurance coverage provided for employees or their dependents;
o Directors' and officers' liability insurance coverage and charter or bylaw provisions or contracts providing for indemnification of corporate personnel or elimination or limitation of their liabilities as such;

o Automobile or related compensation per guidelines approved by the board of directors;
o        Use of its property and facilities and other perquisites of employment;
o        paid vacation,  leave or holidays;
o Any and all other compensation, benefits and perquisites of employment with Competitive Companies, if any, other than base salary; and
o Reasonable moving and personal expenses in connection with company required relocations.

The employment of the president and secretary with the company terminates on the date of the occurrence of any of the following events:

o        Expiration of the employment period

o        The death of the president or secretary, respectively

o Fifteen days after the date on which Competitive Companies has given the president or secretary written notice of the termination of employment by reason of permanent physical or mental incapacity that prevents him from performing the essential elements of his respective position for a period of six consecutive months or more as determined by a medical professional selected by the company, in its sole discretion, and by the company acting in good faith

o After five days' written notice to the president or secretary for cause, which shall include only the following:

o Intentional misconduct or gross negligence by the president or secretary in the course of employment

o The commission or perpetration by the president or secretary of any fraud against Competitive Companies or others in connection with his employment

o        The   commission  by  the  president  or  secretary  of  such  acts  or dishonesty, fraud or misrepresentation or other acts of moral turpitude as would prevent the effective performance of his duties

o Knowingly causing or permitting Competitive Companies to violate any law, which violation shall have a material effect on Competitive Companies

o The failure to perform, breach, or violation by the president or secretary of any of his material obligations under the agreement which continues after fifteen days' written notice has been given to him by the company specifying the failure to perform, breach, or violation

o Upon at least sixty days' advance written notice by the president or secretary

o Upon at least sixty days' advance written notice by the company based solely on concurrence of a minimum of 4/5th of the board of directors

In the event the president's or secretary's employment under the employment agreement is terminated for the reasons set forth in bullet points 3 or 6 above, we shall pay the president or secretary an amount equal his then base salary multiplied by twenty-four months and shall continue to provide his medical insurance for a period of twenty four months following such termination.

Upon any termination

o The president's or secretary's estate in the case of death shall immediately be paid all accrued base salary which would otherwise be due and payable and accrued vacation pay, all to the date of termination.

o Benefits accrued under its benefit plans, if any, will be paid in accordance with such plans.

o Bonuses shall be paid at the end of the fiscal year if earned, with the amount prorated by the number of days during the fiscal year the president or secretary was employed.

The president or secretary have agreed that during the term of their respective employment, they will not engage, directly or indirectly, or be interested as director, officer, partner, consultant, principal, shareholder, or otherwise in any firm, corporation, or other entity in the business of developing, producing, distributing, or selling any product competitive with its products in any geographic area in which we engage in the same or similar business without its express written consent.

Compensation of Directors

Competitive Companies has not agreed to pay its directors who are not officers or employees any stated salary, but by resolution of the board a fixed sum and expense of attendance, if any, may be allowed for attendance at each regular and special meeting of the board or its committees. On the date of appointment to the board, each board member or employee board member shall be granted an option to purchase at the fair market value an aggregate of 5,000 shares of Class A common stock. The option shall vest and become exercisable at the rate of 20% per year after the expiration of the first year following the date on which the option is granted and shall be exercisable in full only after the expiration of five 5 years following the date the option was granted.

Executive Bonus Plan (ExBP)

The ExBP Plan for Competitive Communications was adopted in April 1996. The plan is intended to enables the company to recruit, reward, retain and motivate employees and to attract and retain outside directors, agents and consultants on a basis competitive with industry practices. Under the plan, 6% of pre-tax-pre-charitable contribution (PT-PC-) for executive officers and an additional 6% PT-PC for non-executive officers will be paid as cash bonuses no less often than annually.

The ExBP Plan will be administered by the board of directors or the compensation committee of the board of directors. The committee has sole authority and discretion under the ExBP Plan to designate eligible participants and determine the conditions and limitations applicable to such awards, if any. The awards may be granted singly or together with other awards, or as replacement of, in combination with, or as alternatives to, grants or rights under the ExBP Plan or other employee benefit plans. Awards under the ExBP Plan may be issued based on past performance, as an incentive for future efforts or contingent upon the future performance. No amounts have been awarded under the Plan.

                      CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In 1998, we agreed to purchase Competitive Communications, Inc. from Mr. David Kline II for 1,000,000 shares of its Class A, Convertible Preferred Stock. Mr. Kline II owned a 100% equity interest in Competitive Communications. Management believes that the quality and pricing of these assets acquired were comparable to those available from unrelated vendors.


                                                        PRINCIPAL STOCKHOLDERS

      ------------------------------------------ ----------------------------- ---------------------- ----------------------
                           Name                          Number of Shares      Percentage before      Percentage after
                                                                               Merger                 Merger
      ------------------------------------------ ----------------------------- ---------------------- ----------------------
           Michael Godfree                            275,000                       5.6                    4.6
      ------------------------------------------ ----------------------------- ---------------------- ----------------------
           Larry Halstead                             325,000                       6.6                    5.4
      ------------------------------------------ ----------------------------- ---------------------- ----------------------
           Judy Kline                               1,000,000                      20.4                   16.6
      ------------------------------------------ ----------------------------- ---------------------- ----------------------
           David Kline II                             750,000                      15.3                   12.4
      ------------------------------------------ ----------------------------- ---------------------- ----------------------
           Richard Moore                              260,500                       5.3                    4.3
      ------------------------------------------ ----------------------------- ---------------------- ----------------------
           Jerald Woods                               213,600                       4.4                    3.5
      ------------------------------------------ ----------------------------- ---------------------- ----------------------
           All directors and named executive        1,563,600                      31.9                   25.9
           officers (as a group of 4 persons)
      ------------------------------------------ ----------------------------- ---------------------- ----------------------

     This table is based upon information derived from its stock records. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, Competitive Companies believes that each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned. Applicable before merger percentages are based upon 4,907,061 shares of Common Stock outstanding as of September 30, 2000. Applicable after-merger percentages are based upon 6,032,061 shares of Common Stock outstanding as of September 30, 2000, including the 125,000 shares retained by shareholders of Third Enterprise Service Group and the 1,000,000 shares to be issued to Huntington Partners.

                      DESCRIPTION OF COMPETITIVE COMPANIES CAPITAL STOCK

-------------------------------------------------------------------------------

                                           Shares Of Capital Stock Outstanding

     Authorized Capital Stock                    As of September 30, 2000
      46,000,000 common stock               4,907,061 shares of common stock
------------------------------------------------------------------------------
       4,000,000 of preferred stock         4,000,000 shares of preferred stock
------------------------------------------------------------------------------
Common Stock

Competitive Companies is authorized to issue 46,000,000 shares of no par ***[on certificates and filing said $0.001 par value] common stock. As of September 30, 2000, there were 4,907,061 shares of common stock outstanding held of record by 127 stockholders.

The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The common stock has no preemptive or conversion rights or other subscription rights. There are no sinking fund provisions applicable to the common stock. The outstanding shares of common stock are, and the shares of common stock to be issued upon completion of this offering will be, fully paid and non-assessable.

Preferred Stock

4,000,000 shares of Class A Convertible Preferred Stock are authorized and outstanding. They were issued to the following:

        Name              Number of Shares       Date Issued                     Certificate Number

      David Kline II             1,000,000      April 7, 1998                      P-001

      Judy Kline                 2,000,000      December 28, 1999                  P-002

      David Kline II               750,000      December 28, 1999                  P-003

      Larry Halstead               250,000      December 28, 1999                  P-004

         Total                   4,000,000


3,000,000 shares of Class A Convertible Preferred Stock were issued to various founding stockholders and management in December 1999. Upon the occurrence of the following events , these 4,000,000shares are convertible into 20,000,000 shares of common stock. Conversion may occur at any time, in whole or in part up to the percentage associated with the achievement of the following events for a period commencing on the date such event was achieved and ending on December 31, 2010. Events:

1. Achieving 100% increase in the combined number of Company owned MDUs passings and non-MDU customers. (For passings count purposes a passing is an individual apartment in a multi-dwelling unit (MDU) under contract with the Company (not in a Company partnership) for telephone, television or Internet service by the Company or its subsidiaries. The Company had 1,438 Company MDUs as of the issuance date. For non-MDU customer count purposes a non-MDU residential or business customer who has multiple major services, i.e., telephone, Internet, television, is counted once for each major service to which they subscribe. The Company had 2 telephone business customers.) - 50%
2.       Achieving 10,000 customers in the combined number of Company owned
         MDUs passings and non-MDU customers. (See 1 above for definition of MDU passing and non-MDU customer.) - 25%
3.       Achieving 20,000 customers in the combined number of Company owned
         MDUs passings and non-MDU customers. (See 1 above for definition of MDU passing and non-MDU customer.) - 25%

The conversion rate is subject to proportional adjustment in the event of a stock split, stock dividend or similar recapitalization event effecting such shares. Holders of the preferred shares are not entitled to preferential dividend rights, redemption or voting rights, except as may be required by law. They are not entitled to vote on the merger.

Competitive Companies will issued on or before the merger closes 2,440,436 shares of Class B Convertible Preferred Stock to holders of 2,440,436 shares of Class A common stock currently held, entitling persons owning the Class B shares the following: the stock shall convert into such number or fraction there of shares of common stock based upon the following: 1 - the fraction [average of opening bid and ask price on the otcbb/$3.00] divided by {the fraction [average of opening bid and ask price on the otcbb/$3.00]} . for example, assume average opening bid/ask of $2.00. 1 - 2/3 = 1/3. 1/3 divided by 2/3 = .5 additional share of common stock issued upon conversion.

Issuance of preferred stock with voting and conversion rights may harm the voting power of the holders of common stock, including voting rights of the holders of common stock. In certain circumstances, an issuance of preferred stock could have the effect of decreasing the market price of the common stock. We currently have no plans to issue any additional shares of preferred stock.

Options.

The company currently has 5,295,000 outstanding non-statutory options to the following:


          Name                   Number of Option     Exercise Price   Date Issued               Number

     David Bower                    100,000                   $0.001    March 25, 1998           98-E00005
     James Gibson                    50,000                   $1.00     July 31, 2000            00-N00001
     Michael Godfree                375,000                   $0.001    March 25, 1998           98-E00004
     Larry Halstead                 990,000                   $0.001    March 25, 1998           98-E00002
     James Healey                    50,000                   $1.00     October 1, 1999          99-N00001


                                       60



     Veronica Hernandez               5,000                   $0.001    March 25, 1998           98-E00011
     Vladimir Joncich                30,000                   $0.001    March 25, 1998           98-E00007
     Judy Kline                   2,625,000                   $0.001    March 25, 1998           98-E00001
     David Loving                    15,000                   $0.001    March 25, 1998           98-E00008
     Heidi Newson                     5,000                   $0.001    March 25, 1998           98-E00010
     Russell Preston                155,000                   $0.001    June 14, 1999            99-E00001
     Russell Preston                300,000                   $0.85     June 14, 1999            99-E00002
     Thanh Vu                        75,000                   $0.001    March 25, 1998           98-E00006
     Jerald Woods                   500,000                   $0.001    March 25, 1998           98-E00003
     Linda Wright                    15,000                   $0.001    March 25, 1998           98-E00009

                                    Total            5,290,000

     The general terms to exercise the options for all except James Healey and James Gibson are the same. Exercise dates and amounts which can be exercised vary. No options may be exercised until two years after initial grant of the individual option. Options are normally exercisable over a five year period as follows: at the end of:

o        First year - 0%,
o        Second year - 40%
o Third through fifth year - 20% each year.

Mr. Healey and Mr. Gibson are independent agents for the sale of its products. The options granted require certain levels of performance from them in order for them to exercise each level.

Transfer agent and registrar

The transfer  agent and registrar for its stock is Competitive  Companies,  Inc.
Attn: Larry Halstead, 3751 Merced Drive, Suite A, Riverside, California 92503.

Director and Officer Indemnification

The Nevada General Corporation Law provides that corporations may relieve Directors of monetary liability for breach of their fiduciary duty as Directors, provided that such provision shall not eliminate or limit the liability of a director for:

o Any breach of the Director's duty of loyalty to the corporation or its stockholders,

o Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

o Unlawful payment of a dividend or unlawful stock purchase or redemption,

o Any transaction from which the director derived an improper personal benefit.

Competitive Companies provides that its directors are not liable to the company or its stockholders for monetary damages for breach of their fiduciary duty as directors to the fullest extent permitted by Nevada law. Its bylaws provide that the company may indemnify directors, officers, employees or agents to the fullest extent permitted by law and Competitive Companies has agreed to provide such indemnification to each of its directors.

The above provisions and written indemnity agreements may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their fiduciary duty, even though such an action, if successful, might otherwise have benefited the company and its stockholders. However, the company believes the foregoing provisions are necessary to attract and retain qualified persons as directors.

The articles provide, if not amended that to the fullest extent permitted by Nevada law directors and officers of the company are not personally liable for monetary damages to the company for certain breaches of their fiduciary duty as directors or officers. This provision would have no effect on the availability of equitable remedies or non-monetary relief, such as an injunction or rescission for breach of the duty of care. In addition, the provision applies only to claims against a director or officer arising out of his role as a director or officer and not in any other capacity. Further, liability of a director or officer for violations of the federal securities laws are not limited by this provision. Directors and officers, however, will no longer be liable for monetary damages arising from decisions involving violations of the duty of care which could be deemed grossly negligent.

Competitive Companies is subject to the provisions of Section 78.411 et seq. of the Nevada General Corporation Law. The Business Combination Act provides, with certain exceptions, that a Nevada corporation may not engage in any of a broad range of business combinations with a person or affiliate, or associate of such person, who is an interested stockholder for a period of three years from the date that such person became an interested stockholder, unless the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder.

Insofar as indemnification for liabilities arising under the securities act may be permitted to directors, officers or persons controlling the registrant under the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against the public policy and is therefore, unenforceable.

Provisions with possible anti-takeover effects

The Business Corporation Act further provides that a Nevada corporation may not engage in such a business combination after the expiration of three years from the date that such person became an interested stockholder, unless the business combination is approved by the board of directors of the corporation before the person became an interested stockholder or by the affirmative vote of a majority of outstanding votes not beneficially owned by the interested stockholder at a meeting called not earlier than three years after the interested stockholder's date of acquiring shares.

Under the Business Combination Act, an interested stockholder is defined as any person that is

o The owner of 10% or more of the outstanding voting stock of the corporation

o An affiliate or associate of the corporation and was the owner of 10% or more of the outstanding voting stock of the corporation at any time within the three year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

At its option, a corporation may exclude itself from the coverage of the Business Combination Act by amending its Articles by action of its stockholders, other than interested stockholders and their affiliates and associates, to exempt itself from coverage, provided that such charter amendment may not become effective until 18 months after the date it is adopted and does not apply to any combination of the corporation with an interested stockholder whose date of acquiring shares is on or before the effective date of the amendment. Competitive Companies has not adopted such an amendment to its articles.

                           ACQUISITION OF ASSETS FROM

             HUNTINGTON TELECOMMUNICATIONS PARTNERS, LP

On August 7, 2000, Huntington Telecommunications Partners, LP, a California limited partnership, Third Enterprise Service Group, and Competitive Companies entered into an asset purchase agreement.

The agreement covers all the assets of Huntington Partners which are part of the private telephone and cable television systems owned by Huntington Partners and installed under right of entry agreements at four apartment complexes in California. Right of entry agreements include private telephone service to residents at all four complexes that is provided under Shared Tenant Services provisions and cable television for residents at two of the four complexes.

The purchase price payable by Third Enterprise Service Group to Huntington Partners at Closing is one million shares of common stock of Third Enterprise Service Group. The initial purchase price will be increased, if at all, as provided in the one million shares of Class B Preferred Stock to be issued as additional payment for the assets. If the average of the closing bid price for the Third Enterprise Service Group's Common Stock for the Adjustment Period is less than $3.00 per share, Third Enterprise Service Group will issue to Huntington Partners additional shares of its Common Stock so that the total number of shares received by the Huntington Partners on account of this Agreement, including Common Stock delivered on account of the Initial Purchase Price, when valued at the Opening Price shall have an aggregate nominal value of $3,000,000. If the Opening Price is $3.00 or over per share, no additional shares shall be issued. For purposes of determining the Opening Price, purchases of Common Stock by the Third Enterprise Service Group or its Affiliates or persons controlled by the Third Enterprise Service Group or its Affiliates shall be disregarded. The Adjustment Period refers to the five business day period immediately following the Closing; provided however, that if trades have not been executed on at least three of those five days, the Adjustment Period shall be extended until the Common Stock shall have been traded on at least three days, and the average closing bid price for those three trading days shall be the Opening Price.

The agreement also provides that the shareholders of Third Enterprise Service Group existing immediately prior to closing shall not be liable for any liabilities attributed to Third Enterprise Service Group, and the parties further agreed not to seek, demand, request or sue such shareholders for any losses caused by or attributed to Third Enterprise Service Group.

                      THIRD ENTERPRISE SERVICE GROUP'S BUSINESS

History and Organization

We were organized as a corporation under the laws of the state of Florida in April, 1999. Since inception, our primary activity has been directed to organizational efforts. We were formed as a vehicle to acquire a private company desiring to become an SEC reporting company in order thereafter to secure a listing on the over the counter bulletin board. The company we have identified and agreed to acquire is Competitive Companies.

Operations

We do not currently engage in any business activities that provide any cash flow. The costs of identifying, investigating, and analyzing the merger with Competitive Companies have been and will continue to be paid with money in our treasury or loaned by management. This is based on an oral agreement between management and us.

Employees

We presently have no employees. Our officer and director is engaged in business activities outside of us. It is anticipated that management will devote the time necessary each month to our affairs of until a successful business opportunity has been acquired.

Selected Financial Data

The following information concerning our financial position and operations is as of and for the period inception through June 30 31, 1999.

Total assets                                                           $  0
Total liabilities                                                         0
Equity                                                                    0
Sales                                                                     0
Net loss                                                              6,079
Net loss per share                                                        0



Management Discussion And Analysis Or Plan Of Operation

 We are a development stage entity, and have neither engaged in any operations nor generated any revenues to date. We have no assets. Our expenses to date, all funded by a loan from management, are $6,079.

 Substantially all of our expenses that must be funded by management have been and will be from our efforts to identify a suitable acquisition candidate and close the acquisition. Management has orally agreed to fund our cash requirements until an acquisition is closed. So long as management does so, we will have sufficient funds to satisfy our cash requirements. This is primarily because we anticipate incurring no significant expenditures. Before the conclusion of the acquisition of Competitive Companies, we our expenses have been and will continue to be limited to accounting fees, legal fees, telephone, mailing, filing fees, occupational license fees, and transfer agent fees.

We do not intend to seek additional financing. At this time we believe that the funds to be provided by management will be sufficient for funding our operations until we close the acquisition of Competitive Companies and therefore do not expect to issue any additional securities before the closing of the acquisition of Competitive Companies.

Properties

We are presently using the office of Michael T. Williams, 2503 W. Gardner Ct., Tampa FL, at no cost. Such arrangement is expected to continue only until a business combination is closed, although there is currently no such agreement between us and Mr. Williams. We at present own no equipment, and do not intend to own any.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of June 30, 2000 by

o Each shareholder known by us to own beneficially more than 5% of the common stock
o Each  executive  officer
o Each director and all directors and executive officers as a group:


      Name                                 Number of Shares        Percentage       Number of Shares         Percentage after
                                           Pre-Merger(1)           before merger    Post-Merger (1)          merger
       Michael T. Williams(1)                   1,000,000               100%             125,000                  2%
       100 100%
       2503 W. Gardner Ct.
       Tampa FL 33611

         All    directors   and   named         1,000,000               100%             125,000                  2%
      executive  officers as a group (one
      person)


This table is based upon information derived from our stock records. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based upon 1,000,000 shares of Common Stock outstanding as of June 30, 2000.

(1) Includes 101,000 shares owned by the Williams Trust, with beneficiaries as Tenants by the Entireties of Michael Williams and Donna Williams, his wife. Under the terms of the trust, all sales decisions will be made exclusively by the trustee. Includes 2,000 shares owned by Brandon Williams Revocable Trust. Brandon is the son of Mr. and Mrs. Williams. Also includes 2,000 shares each owned by 10 of Mr. and Mrs. Williams nieces and nephews, current and to-be, and a trust related to a family property in Vermont of which Mr. and Mrs. Williams are currently a beneficiary. Mr. Williams disclaims beneficial ownership of these 24,000 shares. In connection with the merger, we agreed to effect a reverse split such that Mr. Williams' Trust will own 101,000 shares prior to the closing of the merger. The shares held by other shareholders are subject to anti-dilution provisions and thus won't be affected by this reverse split.

Mr. Williams may be deemed our founder, as that term is defined under the securities act of 1933.

Directors and Executive Officers

The following table and subsequent discussion sets forth information about our director and executive officer, who will resign upon the closing of the Competitive Companies merger. Our director and executive officer was elected to his position in April, 1999.

 Name                   Age                    Title

 Michael T. Williams    52                     President, Treasurer and Director

 Since 1975 Mr. Williams has been in the practice of law, initially with the US Securities and Exchange Commission until 1980, and since then in private practice. He was also chief executive officer of Florida Community Cancer Centers, Dunedin, FL from 1991-1995. He received a BA from the University of Kansas and a JD from the University of Pennsylvania.

Executive Compensation

The following table sets forth all compensation awarded to, earned by, or paid for services rendered to Third Enterprise Service Group in all capacities during the period ended December 31, 1999, by its executive officer.

Summary Compensation Table


Name and Principal Position            Annual Compensation - 1999
                                       Salary, $,              Bonus, $,           Number of Shares Underlying Options, #,

Michael T. Williams, President         None                    None                None

Certain Relationships and Related Transactions

Upon formation, Mr. Williams was issued 1,000,000 shares. In connection with the merger, we agreed to effect a reverse split such that Mr. Williams'
Trust will
own 101,000 shares prior to the closing of the merger.

Legal Proceedings

 We not a party to or aware of any pending or threatened lawsuits or other legal actions.

Indemnification of Directors and Officers

Our director is bound by the general standards for directors provisions in Florida law. These provisions allow him in making decisions to consider any factors as he deems relevant, including our long-term prospects and interests and the social, economic, legal or other effects of any proposed action on the employees, suppliers or our customers, the community in which the we operate and the economy. Florida law limits our director's liability.

We have agreed to indemnify our director, meaning that we will pay for damages they incur for properly acting as director. The SEC believes that this indemnification may not be given for violations of the securities act of 1933.

Insofar as indemnification for liabilities arising under the securities act may be permitted to directors, officers or persons controlling the registrant under the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against the public policy and is therefore, unenforceable.

Provisions With Possible Anti-Takeover Effects

Section 607.0902 of Florida law restricts the voting rights of certain shares of a corporation's stock when those shares are acquired by a party who, by such acquisition, would control at least one-fifth of all voting rights of the corporation's issued and outstanding stock. The statute provides that the acquired shares, the control shares, will, upon such acquisition, cease to have any voting rights. The acquiring party may, however, petition the corporation to have voting rights re-assigned to the control shares by way of an acquiring person's statement submitted to the corporation in compliance with the requirements of the statute. Upon receipt of such request, the corporation must submit, for shareholder approval, the acquiring person's request to have voting rights re-assigned to the control shares. Voting rights may be reassigned to the control shares by a resolution of a majority of the corporation's shareholders for each class and series of stock. If such a resolution is approved, and the voting rights re-assigned to the control shares represent a majority of all voting rights of the corporation's outstanding voting stock, then, unless the corporation's articles of incorporation or Bylaws provide otherwise, all shareholders of the corporation will be able to exercise dissenter's rights in accordance with Florida law.

A corporation may, by amendment to its articles of incorporation or bylaws, provide that, if the party acquiring the control shares does not submit an acquiring person's statement in accordance with the statute, the corporation may redeem the control shares at any time during the period ending 60 days after the acquisition of control shares. If the acquiring party files an acquiring person's statement, the control shares are not subject to redemption by the corporation unless the shareholders, acting on the acquiring party's request, deny full voting rights to the control shares.

The statute does not alter the voting rights of any stock of the corporation acquired in any of the following manners:

o Under the laws of intestate succession or under a gift or testamentary transfer
o Under the satisfaction of a pledge or other security interest created in good faith and not for the purpose of circumventing the statute
o Under either a merger or merger if the corporation is a party to the agreement or plan of exchange or merger
o Under any savings, employee stock ownership or other benefit plan of the corporation
o Under an acquisition of shares specifically approved by the board of directors of the corporation

               DESCRIPTION OF THIRD ENTERPRISE SERVICE GROUP'S CAPITAL STOCK



Authorized Capital Stock                    Shares Of Capital Stock Outstanding

  50,000,000  Common                               1,000,00
  20,000,000  Preferred                            none



Common Stock

We are authorized to issue 50,000,000 shares of no par common stock. As of June 30, 2000, there were 1,000,000 shares of common stock outstanding held of record by *** stockholders. There will be *** shares of common stock outstanding after giving effect to the issuance of the shares of common stock under this prospectus.

The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The common stock has no preemptive or conversion rights or other subscription rights. There are no sinking fund provisions applicable to the common stock. The outstanding shares of common stock are, and the shares of common stock to be issued upon completion of this offering will be, fully paid and non-assessable.

Preferred Stock

We are authorized to issue 20,000,000 shares of preferred stock. There are no shares of preferred stock outstanding. We currently have no plans to issue any shares of preferred stock except on a one share for one share basis to the shareholders of Class A and Class B preferred stock of Competitive Companies.

Options

We currently have no plans to issue any stock options except on a one for one share to the persons holding options in Competitive Companies.

Dividends

We have never paid any dividends and do not expect to do so after the closing of the merger and thereafter for the foreseeable future.

Transfer Agent And Registrar

We are the transfer agent and registrar for our common stock.

       COMPARISON OF RIGHTS OF THIRD ENTERPRISE SERVICE GROUP STOCKHOLDERS
                  AND COMPETITIVE COMPANIES SHAREHOLDERS

Because Third Enterprise Service Group will change its state of incorporation, articles and bylaws to be the same as those of Competitive Companies, the rights of shareholders of Competitive Companies will not change as a result of the merger.

                          AVAILABLE INFORMATION

Neither Competitive Companies nor Third Enterprise Service Group are subject to the reporting requirements of the Exchange Act and the rules and regulations promulgated thereunder, and, therefore, do not file reports, information statements or other information with the Commission. Third Enterprise Service Group has filed with the Commission a registration statement on Form S-4 under the Securities Act. This prospectus constitutes the prospectus of Third Enterprise Service Group that is filed as part of the Registration Statement in accordance with the rules and regulations of the Commission. Copies of the registration statement, including the exhibits to the Registration Statement and other material that is not included herein, may be inspected, without charge, at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, and may be available at the following Regional Offices of the Commission: Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048. Copies of such materials may be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. Information on the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. In addition, the Commission maintains a site on the World Wide Web at http://www.sec.gov that contains reports, information and information statements and other information regarding registrants that file electronically with the Commission.

                                  LEGAL MATTERS

The validity of the shares of Third Enterprise Service Group common stock being offered by this prospectus and certain federal income tax matters related to the exchange are being passed upon for Third Enterprise Service Group by Williams Law Group, P.A., Tampa, FL. Mr. Williams is the sole officer and director of and owns 1,000,000 shares pre merger and 101,000 shares post merger of the stock of Third Enterprise Service Group.

FINANCIAL STATEMENTS

                           COMPETITIVE COMPANIES, INC.
                                 AND SUBSIDIARY

                     Consolidated Financial Statements as of
                     and for the three and six months ended
                             June 30, 2000 and 1999

                                   (Unaudited)

                                TABLE OF CONTENTS

--------------------------------------------------------------------------------

                                                                  Page

      Balance Sheet                                                F-2

      Statements of Operations                                     F-3

      Statements of Stockholders' Equity                           F-4

      Statements of Cash Flows                                     F-5

      Notes to Financial Statements                                F-6




--------------------------------------------------------------------------------

                   COMPETITIVE COMPANIES, INC. AND SUBSIDIARY

                        CONSOLIDATED BALANCE SHEETS AS OF

--------------------------------------------------------------------------------

                                                           June 30,
                                                             2000        December 31,
     ASSETS                                              (Unaudited)         1999
     ------                                              -------------   -------------

     CURRENT ASSETS:
        Cash and cash equivalents                         $   299,604    $    400,672

        Receivables:
           Accounts,   net  of  allowance  for  doubtful
            accounts of $89,279 and $86,569 respectively      139,487         167,752
           Unbilled                                            32,002          32,002
        Inventories                                            34,454          34,454
        Prepaid expenses and other current assets              10,577          10,577
                                                         -------------   -------------
           Total current assets                               516,124         645,457
                                                         -------------   -------------

     PROPERTY AND EQUIPMENT - NET                             580,694         639,779

     OTHER ASSETS                                              28,970          11,631
                                                         -------------   -------------

     TOTAL                                               $  1,125,788     $ 1,296,867
                                                         =============   =============

     LIABILITIES AND STOCKHOLDERS' EQUITY

     CURRENT LIABILITIES:
     Accounts payable                                     $    29,001     $   109,717
     Advances from stockholders                                48,717          35,766
     Current maturities of long-term debt                      64,000          70,728
     Current maturities of capital lease obligations           72,000          81,761
     Accrued and other liabilities                             18,141           7,721
                                                         -------------   -------------

           Total current liabilities                          231,859         305,693

     LONG-TERM DEBT (net of current maturities)               296,100         360,812

     CAPITAL   LEASE   OBLIGATIONS   (net   of   current      100,000         117,457
     maturities)
                                                          -------------   -------------
           Total liabilities                                  627,959         783,962
                                                          -------------   -------------

     COMMITMENTS AND CONTINGENCIES

     STOCKHOLDERS' EQUITY:
     Class A  convertible  preferred  stock,  $0.001 par
       value; 4,000,000 shares authorized, issued and
       outstanding with a liquidation value of $40,000          4,000           4,000

     Class A common  stock, $0.001 par value,  46,000,000
       shares authorized, 4,852,061 shares issued and
       outstanding                                              4,852           4,852
     Additional paid-in capital                            16,642,221      16,642,221
     Deficit                                              (16,153,244)    (16,080,668)
     Subscriptions receivable                                       -         (57,500)
                                                         -------------   -------------
          Total stockholders' equity                          497,829         512,905
                                                         -------------   -------------

     TOTAL                                               $  1,125,788    $  1,296,867
                                                         =============   =============


--------------------------------------------------------------------------------
See notes to consolidated financial statements.

                   COMPETITIVE COMPANIES, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)

--------------------------------------------------------------------------------

                                                           Three-Months  Three-Months
                                Six-Months    Six-Months      Ended        Ended
                                  Ended         Ended       June 30,     June 30,
                                June 30,      June 30,        2000          1999
                                   2000          1999
                                -----------   -----------  ------------  -----------

REVENUES                         $ 793,880     $ 662,703     $ 398,058    $ 355,858

COSTS OF REVENUES                  525,574       505,220       246,719      246,267
                                -----------   -----------  ------------  -----------

GROSS PROFIT                       268,306       157,483       151,339      109,591
                                -----------   -----------  ------------  -----------

OTHER OPERATING EXPENSES:
   Occupancy and equipment          59,219        82,741        38,163       41,431
   Employee compensation            98,129        65,580        46,495       28,621
   Provision for bad debts          38,228         9,567        25,142        4,784
   Professional fees                49,868        27,466        32,386       13,362
   General and administrative       60,267        95,760        26,160       39,505
                                -----------   -----------  ------------  -----------

       Total other operating

         expenses                  305,711       281,114       168,346      127,703
                                -----------   -----------  ------------  -----------

LOSS FROM OPERATIONS              (37,405)     (123,631)      (17,007)     (18,112)
                                -----------   -----------  ------------  -----------

OTHER INCOME (EXPENSE):
   Other income                     1,280           -             -            -
   Interest expense               (36,451)      (62,294)      (20,275)     (32,548)
                                -----------   -----------  ------------  -----------
        Total other expense-net   (35,171)      (62,294)      (20,275)     (32,548)
                                -----------   -----------  ------------  -----------

NET LOSS                        $ (72,576)    $(185,925)    $ (37,282)   $ (50,660)
                                ===========   ===========  ============  ===========

NET LOSS PER SHARE:

Basic and diluted               $   (0.02)     $  (0.05)    $   (0.01)    $  (0.01)
                                ===========   ===========  ============  ===========
Weighted average number of
shares - basic and diluted       4,852,061     3,750,000     4,852,061    4,000,000
                                ===========   ===========  ============  ===========

--------------------------------------------------------------------------------

See notes to consolidated financial statements.

                   COMPETITIVE COMPANIES, INC. AND SUBSIDIARY

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                     FOR THE SIX MONTHS ENDED JUNE 30, 2000
                                   (Unaudited)

--------------------------------------------------------------------------------

                       Class A         Class A        Additional
                    Common Stock    Preferred Stock   Paid-in    Accumulated Subscription
                   Shares   Amount   Shares   Amount   Capital    (Deficit)   Receivable    Total
                  --------- ------- --------- ------- ---------- ----------- ------------ --------

Balances at

December 31, 1999 4,852,061 $4,852  4,000,000 $4,000 $16,642,221 $(16,080,668)$(57,500)   $512,905

Collection of
subscription
  Receivable             -      -          -      -           -            -    57,500      57,500

Net loss for the
six  months ended
June 30, 2000            -      -          -      -           -        (72,576)      -     (72,576)
                  --------- ------- --------- -------- ---------- ------------- --------- ----------

Balances at June  4,852,061 $4,852  4,000,000 $4,000  $16,642,221 $(16,153,244)$     -    $497,829
                  ========= ======= ========= ======== ========== ============= ========= ==========

-------------------------------------------------------------------------------
See notes to consolidated financial statements.

                   COMPETITIVE COMPANIES, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                   (Unaudited)

--------------------------------------------------------------------------------

                                           Six-Months    Six-Months  Three-Months  Three-Months
                                              Ended        Ended         Ended        Ended
                                            June 30,     June 30,      June 30,     June 30,
                                              2000          1999         2000         1999
                                           -----------  ------------  ----------   -----------

CASH FLOWS FROM OPERATING ACTIVITIES:
     Net loss                              $   (72,576)   $(185,925)    $ (37,282)   $(50,660)
     Adjustment to reconcile net loss
to net cash used by
       operating activities:
       Depreciation and amortization            69,888       41,325        56,345      21,962
       Provision for bad debts                   2,710            -         2,158           -
   Changes in assets and liabilities, net:

       (Increase) Decrease in                   25,555       12,684        25,980      24,361
         receivables
       Decrease in pre-paid expenses                 -        7,906             -       4,088
       Increase in other assets               (17,339)            -             -           -
       (Decrease) increase in accounts        (80,716)      260,519       (10,563)    145,742
         payable

       (Decrease) increase in accrued           10,420     (16,082)        (6,382)     (2,732)
         and other liabilities
       Increase (decrease) in due to bank            -     (13,675)             -     (24,846)
                                           -----------   -----------    ----------   ----------
NET CASH PROVIDED BY  (USED IN)
OPERATING ACTIVITIES                          (62,058)      106,752        30,256     117,915
                                           ------------  -----------  ------------  ----------


CASH FLOWS FROM INVESTING ACTIVITIES-
      Purchases of property and equipment     (10,803)     (83,715)       (5,478)    (74,864)
                                           ------------  -----------  ------------  ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
      Proceeds from issuance of common          57,500      140,490             -      95,490
        stock, net
      Repayment on notes                      (71,440)     (48,825)      (38,878)    (14,579)
      Repayment on capital lease obligations  (27,218)     (51,159)      (12,186)    (42,242)
      Stockholder advances                      12,951     (26,326)         7,500    (44,503)
                                           ------------  -----------  ------------  ----------
NET CASH PROVIDED BY (USED IN)
FINANCING ACTIVITIES                          (28,207)       14,180      (43,564)     (5,834)
                                           ------------  -----------  ------------  ----------

NET (DECREASE) INCREASE IN CASH AND
CASH EQUIVALENTS                             (101,068)       37,217      (18,786)      37,217

CASH AND CASH EQUIVALENTS, BEGINNING
OF PERIOD                                      400,672            -       318,390           -
                                           ------------  -----------  ------------  ----------
CASH AND CASH EQUIVALENTS, END OF
PERIOD                                     $   299,604   $   37,217   $   299,604   $  37,217
                                           ============  ===========  ============  ==========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
    INFORMATION - Interest paid            $    36,451   $  62,294    $    20,275   $  32,548
                                           ============  ===========  ============  ==========


-------------------------------------------------------------------------------

See notes to consolidated financial statements.

                      COMPETITIVE COMPANIES, INC. AND SUBSIDIARY

                          NOTES TO FINANCIAL STATEMENTS
                      AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 2000
                                   (Unaudited)

--------------------------------------------------------------------------------
NOTE A - BUSINESS OF THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES

Competitive Companies, Inc. (the "Parent") was incorporated under the laws of the state of Nevada in March 1998. In 1998, the Company acquired all of the assets and assumed all of the liabilities of Competitive Communications, Inc. ("CCI"), which was incorporated under the laws of the state of California in February 1996. CCI is the successor to Western Telephone & Television, which was founded in 1985.

CCI and its Parent (collectively, the "Company") provide telephone, cable television, long distance/interexchange, and public telephone service to customers who live in multi-tenant residential buildings. The Company's operations are located in Riverside, California and approximately 80% of its customers are California residents.

In addition to the above, in January 2000, the Parent formed CCI Residential Services, Inc. This entity, which is a wholly owned subsidiary of the Parent, intends to offer and expand on the residential services currently being provided by CCI, while CCI will focus on developing revenue streams from other services.

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles for interim financial information and the instructions to Form 10-QSB and Rule 10-01 of Regulation S-X of the Securities and Exchange Commission ("SEC"). Accordingly, the financial statements do not include all of the information and footnotes required by generally accepted accounting principles. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the three and six months ended June 30, 2000 are not necessarily indicative of the results for the year ended December 31, 2000. The accompanying condensed consolidated financial statements and notes thereto should be read in conjunction with the Company's audited financial statements as of December 31, 1999 and 1998.

Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements. The reported amounts of revenues and expenses during the reporting period may be affected by the estimates and assumptions management is required to make. Actual results could differ significantly from those estimates.

NOTE B- OTHER RELATED PARTY TRANSACTIONS

The Company periodically borrows funds from various stockholders. At June 30, 2000, advances from stockholders were $48,717. The advances are unsecured, non-interest bearing and due on demand.

The Company provides billing, collection and certain other administrative services, as well as certain telephone and cable services, to Huntington Telecommunications Partners, L.P. ("HTP"), a California limited partnership in which the Company has a 5% limited partnership interest. As consideration for such services, the Company received approximately $41,000 for the six months ended June 30, 2000. Additionally, the Company sold $120,000 in long distance services to HTP during the six months ended June 30, 2000.

NOTE C - COMMITMENTS AND CONTINGENCIES

Litigation

The Company is involved in certain arbitration with Personal Communications Spectrum V; an entity in which it has a 10% ownership interest (the "Claimant"). Pursuant to terms of a purchase and sale agreement, the Claimant was obligated to purchase certain cable television and telephone systems (the "Systems") having a cost of approximately $460,000. However, because the Claimant failed to pay the entire purchase price, and fulfill its other obligations under the purchase and sale agreement, the Company has paid approximately $57,000 of System costs and, in addition, incurred approximately $85,000 of costs arising from the maintenance and operation of the Systems. As a result thereof, the Company has asserted their rights to ownership of the Systems, and the Claimant is seeking to recover approximately $403,000 of costs it incurred for the Systems.

The parties have tentatively reached a settlement agreement whereby in exchange for full title to the Systems, the Company will pay cash and issue to the Claimant shares of its Class A common stock. Because management believes that such consideration will approximate the fair market value of the Systems, and because some uncertainty remains regarding the ultimate resolution of the matter (e.g. as a condition precedent to finalizing the settlement agreement, the Company will require liability releases from each of the Claimant's investors), no effect has been given to this proposed settlement transaction in the accompanying consolidated financial statements.

Proposed Common Stock Registration

The Company has entered into an agreement to merge with Third Enterprise Service Group, Inc. ("TESG"). Pursuant to terms of the merger, the Company's stockholders would receive an equal number of shares in TESG, and the stockholder of TESG would retain less than 5% of the Company's outstanding stock after the merger. TESG is an acquisition company with no operations or assets.

In December 1999, a registration statement was filed with the Securities and Exchange Commission for the registration of all the Company's outstanding shares after giving effect to this merger. An amendment is expected to be filed during 2000.

Merger with Huntington Telecommunications Partners, L.P. ("HTP")

In February 2000, the Company and TESG agreed to merge with HTP. The merger closed in August 2000. As discussed in Note C, the Company provides management and administrative services to HTP, as well as telephone and cable service.

--------------------------------------------------------------------------------

                           COMPETITIVE COMPANIES, INC.
                                 AND SUBSIDIARY

                     Consolidated Financial Statements as of
                             and for the years ended
                           December 31, 1999 and 1998
                                       and
                          Independent Auditors' Report



                               TABLE OF CONTENTS

--------------------------------------------------------------------------------

                                                                 Page

Independent Auditors' Report                                     F-9

Consolidated Financial Statements:

      Balance Sheet as of December 31, 1999                      F-10

      Statements of Operations for the years ended
          December 31, 1999 and 1998                             F-11

      Statements of Stockholders' (Deficit) Equity for the years
        ended December 31, 1999 and 1998                         F-12

      Statements of Cash Flows for the years ended
          December 31, 1999 and 1998                             F-13

      Notes to Financial Statements                              F-14




--------------------------------------------------------------------------------

INDEPENDENT AUDITORS' REPORT

To the Stockholders of Competitive Companies, Inc.:

We have audited the accompanying consolidated balance sheet of Competitive Companies, Inc. and subsidiary (the "Company") as of December 31, 1999, and the related consolidated statements of operations, stockholders' (deficit) equity and cash flows for the years ended December 31, 1999 and 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1999, and the results of its operations and cash flows for the years ended December 31, 1999 and 1998 in conformity with generally accepted accounting principles.

As discussed in Note I to the financial statements, the Company is involved in certain arbitration. Because the ultimate outcome of the matter cannot presently be determined, no provision for any loss that may result upon its resolution has been made in the accompanying consolidated financial statements.

                        KINGERY, CROUSE & HOHL, P.A.

June 20, 2000
Tampa, FL
                               F-9

                   COMPETITIVE  COMPANIES, INC. AND SUBSIDIARY

                CONSOLIDATED BALANCE SHEET AS OF DECEMBER 31, 1999

--------------------------------------------------------------------------------

     ASSETS

     CURRENT ASSETS:
        Cash and cash equivalents                                    $  400,672

        Receivables:
           Accounts,  net of allowance for doubtful accounts of
             $86,569                                                    167,752
           Unbilled                                                      32,002
        Inventories                                                      34,454
        Prepaid expenses and other current assets                        10,577
                                                                     -----------
           Total current assets                                         645,457

     PROPERTY AND EQUIPMENT - NET                                       639,779

     OTHER ASSETS                                                        11,631
                                                                     -----------

     TOTAL                                                           $1,296,867
                                                                     ===========

     LIABILITIES AND STOCKHOLDERS' EQUITY

     CURRENT LIABILITIES:
     Accounts payable                                                $  109,717
     Advances from stockholders                                          35,766
     Current maturities of long-term debt                                70,728
     Current maturities of capital lease obligations                     81,761
     Accrued and other liabilities                                        7,721
                                                                     -----------
           Total current liabilities                                    305,693

     LONG-TERM DEBT (net of current maturities)                         360,812

     CAPITAL LEASE OBLIGATIONS (net of current maturities)              117,457
                                                                     -----------
           Total liabilities                                            783,962
                                                                     -----------

     COMMITMENTS AND CONTINGENCIES

     STOCKHOLDERS' EQUITY:
     Class A  convertible  preferred  stock,  $0.001 par value;
       4,000,000 shares authorized,  issued and outstanding with
       a liquidation value of $40,000                                     4,000
     Class A common stock, $0.001 par value,  46,000,000 shares
       authorized; 4,852,061 shares issued and outstanding                4,852
     Additional paid-in capital                                      16,642,221
     Deficit                                                        (16,080,668)
     Subscriptions receivable                                           (57,500)
                                                                     -----------
            Total stockholders' equity                                  512,905
                                                                     -----------
     TOTAL                                                           $1,296,867
                                                                     ===========


--------------------------------------------------------------------------------

See notes to consolidated financial statements.

                   COMPETITIVE COMPANIES, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                   FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998

--------------------------------------------------------------------------------

                                                           1999           1998
                                                       -------------   ------------

  REVENUES                                             $ 1,452,489     $ 1,279,046

  COSTS OF REVENUES                                       1,095,455        963,411
                                                       -------------   ------------

  GROSS PROFIT                                              357,034        315,635
                                                       -------------   ------------

  OTHER OPERATING EXPENSES:
  Stock based compensation expense                       15,443,277              -
  Occupancy and equipment                                   117,584         90,904
  Employee compensation and benefits                        145,974        181,328
  Provision for bad debt                                     23,282         60,999
  Professional fees                                          66,501         10,330
  General and administrative                                209,964        121,558
                                                       -------------   ------------

           Total other operating expenses                16,006,582        465,119
                                                       -------------   ------------

  LOSS FROM OPERATIONS                                  (15,649,548)      (149,484)
                                                       -------------   ------------

  OTHER INCOME (EXPENSE):
       Other income                                               -         85,489
       Interest expense                                     (77,343)      (110,397)
                                                       -------------   ------------
           Total other expense-net                          (77,343)       (24,908)
                                                       -------------   ------------

  NET LOSS                                             $(15,726,891)   $  (174,392)
                                                       =============   ============

  NET LOSS PER SHARE:

  Basic and diluted                                    $     (3.82)    $    ( 0.05)
                                                       =============   ============
  Weighted  average  number  of  shares - basic
  and diluted                                            4,118,000       3,313,000
                                                       =============   ============

--------------------------------------------------------------------------------

See notes to consolidated financial statements.

                   COMPETITIVE COMPANIES, INC. AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' (DEFICIT) EQUITY
                       FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998

--------------------------------------------------------------------------------


                       Class A         Class A      Additional
                     Common Stock   Preferred Stock  Paid-in  Accumulated Subscription
                   Shares   Amount   Shares  Amount   Capital  (Deficit)   Receivable   Total
                  -------- -------- -------- ------ ---------- ----------- ----------- ---------

Balances at
January 1, 1998  3,302,700 $3,303   1,000,000 $1,000 $     0   $(179,385)   $      0     $(175,082)

Sale of common      82,000     82                     81,918                                82,000

Contributed
capital                                               15,813                                15,813

Stock issuance
costs                                                (63,701)                              (63,701)

Net loss                                                        (174,392)                 (174,392)
                  -------- -------- -------- ------ ---------- ----------- -----------   ---------
Balances at
December 31,
1998             3,384,700  3,385  1,000,000  1,000   34,030    (353,777)                 (315,362)

Sale of common
stock              885,000    855                    854,145                   (57,500)    797,500

Sale of common
stock at discount
for services       383,852    384                    383,468                               383,852

Issuance of
common stock
for services       119,425    119                    119,306                               119,425

Issuance of
common stock
for conversion
of debt            109,084    109                    108,975                               109,084

Issuance of
options for
services                                             245,000                               245,000

Issuance of Class
A Convertible
Preferred Stock  3,000,000  3,000  14,997,000                                           15,000,000

Stock issuance
costs                                                (99,703)                             (99,703)

Net loss                                                         (15,726,891)          (15,726,891)
                  -------- -------- -------- ------ ----------  ------------  --------- ----------
Balances at
December 31,
1999             4,852,061 $4,852  4,000,000 $4,000 $16,642,221 $(16,080,668) $(57,500) $512,905
                  ======== ======== ======== ====== ==========  ============  ========= ==========

--------------------------------------------------------------------------------

See notes to consolidated financial statements.

                   COMPETITIVE COMPANIES, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                  FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998

--------------------------------------------------------------------------------

                                                             1999           1998
                                                         -------------  -------------

CASH FLOWS FROM OPERATING ACTIVITIES:
       Net loss                                          $(15,726,891)  $  (174,392)

       Adjustment to reconcile net loss to net
       cash used by operating activities:

        Depreciation and amortization                          88,781         63,152
        Provision for bad debts                                23,282         60,999
        Non-cash compensation                              15,443,277              -
        Non-cash interest expense                               9,084         38,023
      Changes in assets and liabilities, net:

        Increase in receivables                              (57,114)        (2,210)
        Decrease in prepaid expenses                            1,876         15,625
        Increase in other assets                              (7,079)              -
        Decrease in inventories                                     -         13,384
        Decrease in accounts payable                        (102,349)      (191,373)
        (Decrease) increase in accrued and other
          liabilities                                        (19,028)          5,161
        (Decrease) increase in due to bank                   (13,675)          5,935
                                                         -------------  -------------
 NET CASH USED IN OPERATING ACTIVITIES                      (359,836)      (165,696)
                                                         -------------  -------------

 CASH FLOWS FROM INVESTING ACTIVITIES-
       Purchases of property and equipment                   (45,927)        (2,155)
                                                         -------------  -------------

 CASH FLOWS FROM FINANCING ACTIVITIES:
       Proceeds from issuance of common stock               1,102,500         97,813
       Proceeds from issuance of convertible debt                   -        100,000
       Proceeds from issuance of long-term debt                     -         81,000
       Repayments of long-term debt                          (60,573)        (3,506)
       Cash paid for stock issuance costs                    (99,703)        (63,701
       Repayments of capital lease obligations              (101,941)          (196)
       Repayments of stockholder advances                    (33,848)       (43,559)
                                                         -------------  -------------
 NET CASH PROVIDED BY FINANCING ACTIVITIES
                                                              806,435        167,851
                                                         -------------  -------------

 NET INCREASE IN CASH AND CASH EQUIVALENTS                    400,672              -

 CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                       -              -
                                                         -------------  -------------

 CASH AND CASH EQUIVALENTS, END OF YEAR                    $  400,672       $      -
                                                         =============  =============

 SUPPLEMENTAL DISCLOSURE OF CASH FLOW
     INFORMATION - Interest paid                           $   68,259       $72,374
                                                         =============  =============



--------------------------------------------------------------------------------

See notes to consolidated financial statements.

                   COMPETITIVE COMPANIES, INC. AND SUBSIDIARY

                          NOTES TO FINANCIAL STATEMENTS
                  AS OF AND FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------


NOTE A - FORMATION AND OPERATIONS OF THE COMPANY

Competitive Companies, Inc. (the "Parent") was incorporated under the laws of the state of Nevada in March 1998. In 1998, the Company acquired all of the assets and assumed all of the liabilities of Competitive Communications, Inc. ("CCI"), which was incorporated under the laws of the state of California in February 1996. CCI is the successor to Western Telephone & Television, which was founded in 1985.

As consideration for the acquisition of CCI, the Parent issued 3,302,700 shares of its Class A common stock and 1,000,000 shares of its Class A convertible preferred stock to management and ownership of CCI. Because the management of CCI and the Parent were effectively the same, the combination has been accounted for in accordance with an interpretation of Accounting Principles Board Opinion No. 16, entitled "Transfers and Exchanges Between Companies Under Common Control." This interpretation requires the assets and liabilities so transferred to be accounted for at historical cost in a manner similar to that used in pooling of interests accounting. Accordingly, the accompanying consolidated financial statements reflect the combination as if it had been completed on January 1, 1998.

CCI and its Parent (collectively, the "Company") provide telephone, cable television, long distance/interexchange, and public telephone service to customers who live in multi-tenant residential buildings. The Company's operations are located in Riverside, California and approximately 80% of its customers are California residents.

In addition to the above, in January 2000, the Parent formed CCI Residential Services, Inc. This entity, which is a wholly owned subsidiary of the Parent, intends to offer and expand on the residential services currently being provided by CCI, while CCI will focus on developing revenue streams from other services.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

The Company's financial statements are prepared using the accrual method of accounting.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Parent and CCI. Significant inter-company balances and transactions have been eliminated in consolidation.

Revenue Recognition

Revenues are recognized in the month in which the service is provided.

Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements. The reported amounts of revenues and expenses during the reporting period may be affected by the estimates and assumptions management is required to make. Actual results could differ significantly from those estimates.

Financial Instruments

The Company believes the book value of their cash and cash equivalents, receivables, accounts payable and accrued and other liabilities approximates their fair values due to their short-term nature. In addition, management believes the book value of their notes payable, long-term debt and capital lease obligations approximates their fair values as the current interest rates on such items approximate rates at which similar types of lending and/or borrowing arrangements could be currently negotiated by the Company.

Long-Lived Assets

The Company periodically reviews its long-lived assets for indications of impairment. If the value of an asset is considered impaired, an impairment loss would be recognized. At December 31, 1999, management believes all of its long-term assets are recoverable.

Property and Equipment

Property and equipment are stated at cost. Major additions are capitalized, while minor additions and maintenance and repairs which do not extend the useful life of an asset are expensed as incurred. Depreciation and amortization are computed using the straight-line method over the assets' estimated useful lives of five to ten years.

Income Taxes

Income taxes are accounted for under the liability method. Under the liability method, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory rates applicable to future years to differences between the tax bases of assets and liabilities and their financial statement carrying amounts. Also, the effect on deferred taxes of a change in tax rates is recognized in income in the period that included the enactment date. Temporary differences between financial and taxable reporting arise primarily from certain stock based compensation (stock based compensation arising from the Class A Preferred Stock is considered to be a permanent difference) which is included in the determination of net loss, but is not reported for tax return purposes until the exercise and or sale of such securities.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents, and receivables. The Company maintains substantially all of its cash and cash equivalents at one FDIC insured institution. At December 31, 1999, approximately $334,000 of cash and cash equivalents were not covered by FDIC insurance.

With respect to accounts and unbilled receivables, the Company performs ongoing credit evaluations of its customers and has certain collection measures in-place to limit the potential for significant losses. Substantially all of the receivables included in the accompanying consolidated balance sheet were recovered subsequent to December 31, 1999.

The Company purchases a significant portion of its local and long distance telephone line capacity, as well as its cable television capacity from three vendors. Management performs ongoing negotiations with other vendors and believes that given the competitive nature of the industry it could obtain similar agreements with other vendors.

A significant portion of the Company's revenues are derived from agreements which give the Company the right to sell telephone and cable television service to the tenants of various apartment complexes. The agreements, which expire between 2003 and 2005, require the Company to pay a commission up to 11% of telephone and cable television revenue to the applicable apartment complex owner.

Advertising

Advertising costs are expensed as incurred.

Comprehensive Income

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Reporting Comprehensive Income." SFAS 130 established reporting and disclosure requirements for comprehensive income and its components within the financial statements. The Company's comprehensive income components during the years ended December 31, 1998 and 1999 was not significant.

Loss Per Common Share

The Company computes net loss per share in accordance with Statement of Financial Accounting Standards Board Statement No. 128 "Earnings per Share" ("SFAS No. 128") and SEC Staff Accounting Bulletin No. 98 ("SAB 98"). Under the provisions of SFAS No. 128 and SAB 98, basic net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of common shares outstanding during the periods. The weighted average number of common shares outstanding during the years ended December 31, 1999 and 1998 approximated 4,118,000 and 3,313,000, respectively. Diluted net loss per share is computed by dividing the net loss for the period by the number of common and common equivalent shares outstanding during the period. Common stock equivalents existing at December 31, 1999 and 1998 are not included in the per share calculations because they are anti-dilutive.

The following table reflects the total number of common shares which were issued (in the case of Convertible Debt - see Note E) or would be issued upon conversion of the following securities:

                                          Cumulative #       Cumulative
                                          of Shares as     # of Shares as of
                                           of December       December 31,
                                            31, 1999            1998
                                         --------------  ------------------

   Convertible Debt                                   0             100,000
   Convertible Class A Preferred Stock       20,000,000           5,000,000
   Stock Options                              5,295,000           4,745,000

Stock-Based Compensation

The Company has adopted SFAS No 123, "Accounting for Stock-Based Compensation" which requires companies to recognize as expense the fair value of all stock-based awards on the date of grant, or continue to apply the provisions of Accounting Principles Board Opinion No. 25 and provide pro-forma net income
(loss) earnings per share disclosure for employee stock option grants and all other stock-based compensation as if the fair-value-based method defined in SFAS
123 had been  applied.  The Company has elected to apply the  provisions of SFAS
123.

Statement of Cash Flows

For purposes of the statement of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

NOTE C - SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES

During the year ended December 31, 1998 the Company acquired property and equipment of approximately $34,000 through a capital lease agreement.

During the year ended December 31, 1999, non-cash investing and financing activities were as follows:

o The Company acquired property and equipment of approximately $207,500 through the issuance of a note payable.

o 100,000 shares of Class A common stock were issued as consideration for conversion of certain long-term debt having a principal balance of $100,000.

NOTE D - PROPERTY AND EQUIPMENT-NET

Property and equipment consists of the following at December 31, 1999:

                                                                     Amount

      Telecommunications equipment and computers                  $ 762,040
      Vehicles                                                       61,000
      Furniture, fixtures and improvements                           20,216
                                                              --------------
                                                                    843,256

      Less accumulated depreciation and amortization                203,477
                                                              --------------

      Property and equipment-net                                  $ 639,779
                                                              ==============


NOTE E - STOCKHOLDERS' EQUITY

In addition to the issuance of common and preferred shares issued in connection with the acquisition of CCI, (see Note A), in 1998 the Company issued 82,000 shares of its common stock at a price of $1.00 per share pursuant to a private placement of securities. During the year ended December 31, 1999, common and preferred shares were issued as follows:

Class A Common Stock

o 855,000 shares were sold for $1.00 per share pursuant to a private placement of securities.

o 383,852 shares were sold for $305,000 (an average of approximately $0.80 per share) pursuant to a private placement of securities. Because the fair value of the stock at such time was considered to be $1.00 per share, the discount of $0.20 per share, or $78,852, was recorded as stock-based compensation expense in the accompanying consolidated statement of operations.

o 119,425 shares were issued in exchange for services provided to the Company. Because the fair value of the stock at the time was considered to be $1.00 per share, $119,425 has been recorded as stock-based compensation expense in the accompanying consolidated statement of operations.

o 100,000 shares were issued as consideration for conversion of certain long-term debt having a principal balance of $100,000. In addition, the Company issued 9,084 shares to an investor as consideration for interest expense. In connection with the conversion of such debt, the Company has agreed to register its shares through a filing with the Securities and Exchange Commission and to issue additional shares to such holders if the initial opening price is below $3.00.

Class A Convertible Preferred Stock

3,000,000 shares of Class A Convertible Preferred Stock were issued to various founding stockholders and management in December 1999. Upon the occurrence of certain events, these shares are convertible into 15,000,000 shares of common stock; accordingly, $15,000,000 of stock based compensation has been recorded as of December 31, 1999. Conversion may occur at any time, in whole or in part up to the percentage associated with the achievement of certain future events for a period commencing on the date such event was achieved and ending on December 31, 2010.

The conversion rate is subject to proportional adjustment in the event of a stock split, stock dividend or similar recapitalization event effecting such shares. Holders of the preferred shares are not entitled to preferential dividend rights, redemption or voting rights, except as may be required by law.

Incentive and Non-Statutory Stock Option Plan

The Board of Directors has reserved 7,500,000 shares of its common stock for issuance under its Incentive and Non-Statutory Stock Option Plan (the "Plan"). Generally, incentive options are granted at an exercise price equal to the fair value of the Company's common stock (as determined by the Board of Directors) at the date of grant. In accordance with the provisions of SFAS 123, 500,000 options issued in 1999 to certain consultants for services rendered have resulted in the Company recording $245,000 of stock-based compensation in the accompanying 1999 consolidated statement of operations.

Incentive options require two-years of continued employment before exercise, and have 20% vesting schedules thereafter, in which full vesting occurs immediately prior to the expiration of five years following the date the incentive option is granted. As such, none of the options listed below were vested and/or exercisable at December 31, 1999 or 1998.

                                               Options Outstanding
                                        -----------------------------------
                                        Number of Shares    Price Per Share

Optionns outstanding at January 1,
  1998                                                 0

Options granted at date of
  incorporation                                4,745,000     $      0.001
                                        ------------------  ---------------

Options outstanding at December 31,
  1998                                         4,745,000            0.001
     Options granted                             200,000            0.001
     Options granted                             300,000             0.85
     Options granted                              50,000             1.00
                                        ------------------  ---------------
  Options outstanding  at December 31,
    1999                                       5,295,000    $0.001 to 1.00
                                        ==================  ===============

Each of the options expires on the earlier of the date specified in the option agreement, or the tenth anniversary of the date of grant. Any incentive option not subject to this provision is designated as being a non-statutory option. Whenever an outstanding option is terminated (other than by exercise), the shares of common stock relating to such option are to be restored to the Plan and be available for the grant of other options under the Plan.

NOTE F- LONG-TERM DEBT

Long-term debt consists of the following at December 31, 1999:

Note payable to Frontier Communications Services, Inc.,
bearing interest at 10% with monthly principal and interest
payments of $3,500 through March 15, 2003.  The note is
secured by the telecommunications equipment purchased with the
proceeds of the note.                                                   $ 98,472

Note  payable  to  Frontier  Communications   Services,   Inc.,
bearing  interest at 10% with  monthly  principal  and interest payments of $3,000  through June 25, 2001.  The note is secured
by  the   telecommunications   equipment   purchased  with  the           59,415
proceeds of the note.

Unsecured note payable to stockholder, bearing interest at 11.5%
and requiring monthly principal and interest installments of
$684.44 through October 23, 2014.                                         57,901

Note  payable  to  GST  Universal,   Inc.   requiring  interest
payments  only of  $1,728.75  (at 10%)  through May 10, 2004 at which time all  principal  and unpaid  interest is due in full.
The  note  is  secured  by  the  telecommunications   equipment          207,450
purchased with the proceeds of the note.

Other Notes                                                                8,300
                                                                      ----------
                                                                         431,540

Less current maturities                                                   70,728
                                                                      ----------

Long-term debt                                                         $ 360,812
                                                                      ==========

Scheduled maturities of long-term debt as of December 31, 1999 are as follows:

      Years Ending

      December 31,                                                      Amounts

         2000                                                          $ 70,728
         2001                                                            58,547
         2002                                                            35,820
         2003                                                             8,794
         2004                                                           210,450
         Thereafter                                                      47,201
                                                                     -----------
         Total                                                        $ 431,540
                                                                     ===========


NOTE G- OTHER RELATED PARTY TRANSACTIONS

The Company periodically borrows funds from various stockholders. At December 31, 1999, advances from stockholders were $35,766. The advances are unsecured, non-interest bearing and due on demand.

The Company provides billing, collection and certain other administrative services, as well as certain telephone and cable services, to Huntington Telecommunications Partners, L.P. ("HTP"), a California limited partnership in which the Company has a 5% limited partnership interest. As consideration for such services, the Company received approximately $108,000 for the year ended December 31, 1999. Additionally, the Company sold $242,000 in long distance services to HTP during the year ended December 31, 1999.

NOTE H- INCOME TAXES

During the years ended December 31, 1999 and 1998, the Company recognized losses for both financial and tax reporting purposes. Accordingly, no provision for income taxes has been included in the accompanying consolidated statements of operations. The significant components of the Company's deferred income tax asset as of December 31, 1999, assuming an effective income tax rate of 39%, are approximately as follows:

       Stock-based  compensation                                 $ 173,000
       Net operating loss carryforwards                            248,500
                                                               ------------
                                                                   421,500

       Valuation allowance                                        (421,500)
                                                               ------------
       Deferred income tax asset - net                         $         0
                                                               ============


The Company established a valuation allowance to fully reserve the net deferred income tax asset as of December 31, 1999 as the realization of the asset did not meet the required asset recognition standard established by SFAS 109. As a result thereof, no benefit for income taxes has been recorded in the accompanying consolidated statement of operations.

At December 31, 1999, the Company had net operating loss carryforwards of approximately $637,000 for income tax purposes. These carryforwards expire at various times through the year ended December 31, 2019.

NOTE I - COMMITMENTS AND CONTINGENCIES

The Company leases its operating facility under a non-cancelable operating lease. Future minimum lease payments required are approximately as follows:

      Years Ending
      December 31,                                                     Amounts

      2000                                                           $  25,300
      2001                                                              26,300
      2002                                                              20,300
                                                                   ------------
      Total                                                          $  71,900
                                                                   ============

Total rent expense for 1999 and 1998 approximated $18,300 and $20,550, respectively.

The Company is also obligated under various capital leases. Future minimum lease payments required under such leases are as follows:

      Years Ending
      December 31,                                                    Amounts

      2000                                                           $  98,259
      2001                                                             107,370
      2002                                                              36,945
                                                                   ------------
      Total minimum lease payments                                     242,574
      Less amount representing interest                                 43,356
                                                                   ------------
      Present value of future minimum lease payments                   199,218
      Less current maturities                                           81,761
                                                                   ------------

      Capital lease obligations - net of current maturities          $ 117,457
                                                                   ============

Employment Agreements

The Company has entered into five-year employment agreements with its President and Secretary which require initial annual base salary of approximately $77,000 and $68,000 respectively, and unless earlier terminated thereto, are subject to automatic extension for an additional period of two years. The officers' annual base salaries will be increased to $130,000 and $115,000, respectively if the Company is able to raise $1,000,000 of investment proceeds.

In addition to their annual base salary, both of the executives are entitled to amounts under an executive bonus plan in any fiscal year in which earnings before taxes and charitable contributions ("PT-PC") of the Corporation is $1,000,000 or more. Under the plan, 6% of the PT-PC is available for executive officers and an additional 6% for non-executive officers to be paid as cash bonuses no less often than annually. Through December 31, 1999, no amounts have been awarded under this plan.

Litigation

The Company is involved in certain arbitration with Personal Communications Spectrum V; an entity in which it has a 10% ownership interest (the "Claimant"). Pursuant to terms of a purchase and sale agreement, the Claimant was obligated to purchase certain cable television and telephone systems (the "Systems") having a cost of approximately $460,000. However, because the Claimant failed to pay the entire purchase price, and fulfill its other obligations under the purchase and sale agreement, the Company has paid approximately $57,000 of System costs and, in addition, incurred approximately $85,000 of costs arising from the maintenance and operation of the Systems. As a result thereof, the Company has asserted their rights to ownership of the Systems, and the Claimant is seeking to recover approximately $403,000 of costs it incurred for the Systems.

The parties have tentatively reached a settlement agreement whereby in exchange for full title to the Systems, the Company will pay cash and issue to the Claimant shares of its Class A common stock. Because management believes that such consideration will approximate the fair market value of the Systems, and because some uncertainty remains regarding the ultimate resolution of the matter (e.g. as a condition precedent to finalizing the settlement agreement, the Company will require liability releases from each of the Claimant's investors), no effect has been given to this proposed settlement transaction in the accompanying consolidated financial statements.

NOTE J- SUBSEQUENT EVENTS

Proposed Common Stock Registration

The Company has entered into an agreement to merge with Third Enterprise Service Group, Inc. ("TESG"). Pursuant to terms of the merger, the Company's stockholders would receive an equal number of shares in TESG, and the stockholder of TESG would retain less than 5% of the Company's outstanding stock after the merger. TESG is an acquisition company with no operations or assets.

In December 1999, a registration statement was filed with the Securities and Exchange Commission for the registration of all the Company's outstanding shares after giving effect to this merger. An amendment is expected to be filed during 2000.

Merger with Huntington Telecommunications Partners, L.P. ("HTP")

In February 2000, the Company and TESG agreed to merge with HTP. The merger is anticipated to close on June 30, 2000. As discussed in Note G, the Company provides management and administrative services to HTP, as well as telephone and cable service.

--------------------------------------------------------------------------------

                          HUNTINGTON TELECOMMUNICATIONS
                                PARTNERS, L.P.

                           Financial Statements as of
                     and for the three and six months ended
                             June 30, 2000 and 1999
                                   (Unaudited)

                                TABLE OF CONTENTS

-------------------------------------------------------------------------------

                                                                   Page

      Balance Sheet                                                F-25

      Statements of Operations                                     F-26

      Statement of Partners' Capital                               F-27

      Statements of Cash Flows                                     F-28

      Notes to Financial Statements                                F-29



------------------------------------------------------------------------------

                           HUNTINGTON TELECOMMUNICATIONS PARTNERS, L.P.

                                       BALANCE SHEETS AS OF

-------------------------------------------------------------------------------


                                                     June 30,
                                                       2000      December 31,
                                                     Unaudited      1999
                                                    ------------ -----------
                       ASSETS

CURRENT ASSETS:
    Cash and cash equivalents                        $   60,236   $  83,244
    Accounts receivable, net of allowance for
    doubtful accounts of $64,000 and $60,000             56,425      70,925
                                                    ------------  -----------
          Total current assets                          116,661     154,169

TELECOMMUNICATIONS EQUIPMENT AND COMPUTERS
            (net of accumulated depreciation and
            amortization of $941,803 and $892,797)      131,693     178,363
                                                    ------------ -----------

      TOTAL                                          $  248,354  $  332,532
                                                    ============ ===========


        LIABILITIES AND PARTNERS' CAPITAL

CURRENT LIABILITIES-
      Accounts payable                               $   65,083   $  55,023

PARTNERS' CAPITAL                                       183,271     277,509
                                                    ------------ -----------

TOTAL                                                $  248,354  $  332,532
                                                    ============ ===========


--------------------------------------------------------------------------------

See notes to financial statements.

                           HUNTINGTON TELECOMMUNICATIONS PARTNERS, L.P.

                                     STATEMENTS OF OPERATIONS
                                            (Unaudited)

--------------------------------------------------------------------------------

                                                  Three-       Three-
                         Six-Months  Six-Months   Months       Months
                           Ended      Ended       Ended        Ended
                          June 30,   June 30,    June 30,     June 30,
                             2000       1999       2000        1999
                          ---------  ------------ ---------- -----------

REVENUES                  $ 349,262  $  363,697   $ 173,625  $ 179,877
                          ---------  ------------ ---------- -----------

OPERATING EXPENSES:
  Phone and cable services   273,277    251,575    141,362     124,719
  Administration fees -
related party                 40,658     40,974     19,978      21,556
  Depreciation and

amortization                  49,006     48,669     24,503      24,977
  Commissions                 24,427     24,839     12,045      13,135
  Management fees -
related party                 10,436     10,757      5,197       5,388
  Provision for bad debts      4,000      6,520      4,000       4,000
  Other                       41,696     45,692     34,769       3,164
                          ----------- ---------- ----------- -----------
                             443,500    429,026    241,854     196,939
                          ----------- ---------- ----------- -----------

NET LOSS                  $  (94,238) $ (65,329) $ (68,229)  $ (17,062)
                          =========== ========== =========== ===========




-------------------------------------------------------------------------------

See notes to financial statements.

                          HUNTINGTON TELECOMMUNICATIONS PARTNERS, L.P.

                                 STATEMENT OF PARTNERS' CAPITAL
                             FOR THE SIX MONTHS ENDED JUNE 30, 2000
                                          (Unaudited)

-------------------------------------------------------------------------------

                                           General         Limited
                                           Partner         Partners        Total
                                         -------------  --------------  -------------

BALANCES, DECEMBER 31, 1999              $  (189,998)   $   467,507     $  277,509

Net loss                                     (23,560)       (70,678)       (94,238)
                                         -------------  --------------  -------------
BALANCES, JUNE 30, 2000                  $  (213,558)   $   396,829     $  183,271
                                         =============  ==============  =============

--------------------------------------------------------------------------------

See notes to financial statements.

                        HUNTINGTON TELECOMMUNICATIONS PARTNERS, L.P.

                                  STATEMENTS OF CASH FLOWS
                                       (Unaudited)

--------------------------------------------------------------------------------

                                                                 Three-     Three-
                                         Six-Months  Six-Months  Months     Months
                                           Ended       Ended     Ended      Ended
                                          June 30,   June 30,   June 30,   June 30,
                                            2000       1999      2000       1999
                                         ----------- ---------- --------  ---------


CASH FLOWS FROM OPERATING ACTIVITIES:    $ (94,238)  $(65,329)  $(68,229) $(17,062)
Adjustments to reconcile net loss to
net cash provided by operating activities:
     Depreciation and amortization          49,006     48,669     24,503    24,977
     Provision for bad debts                 4,000      6,520      4,000     4,000
     Changes in current assets and liabilities:
         Decrease (increase) in
           accounts receivable              10,500      7,284     (1,986)   (5,756)
         Increase (decrease) in
           accounts payable                 10,060      7,908     23,725   (15,395)
                                         ----------- ---------- --------  ---------
NET CASH PROVIDED BY OPERATING
ACTIVITIES                                  20,672      5,052    (17,987)   (9,236)
                                         ----------- ---------- --------- ---------

CASH FLOWS FROM INVESTING ACTIVITIES -
Purchase of equipment                       (2,336)          -    (419)          -
                                         ----------- ---------- --------  ---------

CASH FLOWS FROM FINANCING ACTIVITIES -
Distributions to partners                         -          -        -          -
                                         ----------- ---------- --------  ---------

NET INCREASE (DECREASE) IN CASH AND
CASH EQUIVALENTS                           (23,008)      5,052   (18,406)  (9,236)

CASH AND CASH EQUIVALENTS, BEGINNING OF
THE PERIOD                                   83,244     29,057   78,642     43,345
                                         ----------- ---------- --------  ---------

CASH AND CASH EQUIVALENTS, END OF THE
PERIOD                                   $   60,236  $  34,109  $60,236   $ 34,109
                                         =========== ========== ========  =========



--------------------------------------------------------------------------------

See notes to financial statements.

                     HUNTINGTON TELECOMMUNICATIONS PARTNERS, L.P.

                          NOTES TO FINANCIAL STATEMENTS
                                 JUNE 30, 2000
                                   (Unaudited)

--------------------------------------------------------------------------------

NOTE A - FORMATION AND NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

Huntington Telecommunications Partners, L.P. (the "Partnership") was formed as a limited partnership under the laws of the state of California on February 11, 1994. The Partnership, which provides telephone and cable television hookups for four apartment complexes located in the cities of Fremont, Hayward, Fair Oaks and San Jose, California, owns wiring, telephone switching equipment, and satellite reception equipment located within each apartment complex. Pursuant to applicable federal and state law, tenants have the right to use a telephone service provider other than the Partnership. Tenants do not have a right to utilize another cable television provider other than the Partnership.

   The Partnership's operating and capital structure are governed by a Limited Partnership Agreement (the "Agreement") between KBL Investment Company, L.P. ("KBL" or the "General Partner") and various limited partners (the "Limited Partners"), who have the made capital contributions, and have partnership interests, as follows:

                                Partnership                  Capital
                                 Interest                Contributions

The General Partner                 25.0%                      -

The Limited Partners                75.0%                 $1,250,000

Pursuant to terms of the Agreement, operating and capital losses are allocated among the General and Limited Partners (collectively the "Partners") in accordance with their respective partnership interests. Operating income and capital gains are to be allocated to the Partners as follows: (1) in proportion to their partnership interests until such allocations exceed prior losses; (2) 1% to the General Partner, and 99% to Limited Partners until they have received a cumulative non-compounded 10% preferred return on their net investor capital and (3) in proportion to their respective partnership interests. The preferred return will be accounted for as a reclassification of capital between the General and Limited Partners accounts if and when the General Partner has available basis. The cumulative preferred cash return not paid and or transferred between the Partners' capital accounts approximated $615,000 at December 31, 1999.

Cash generated from operations is distributable to the Partners in the following priority: (1) 1% to the General Partner, and 99% to Limited Partners until they have received a cumulative non-compounded 10% preferred return on their net investor capital and (2) in proportion to their respective partnership interests. The Agreement contains different distribution priorities if distributions result from a "Non-Terminating Capital Transaction" (as defined), or arise from the original incurrence or refinancing of any indebtedness.

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of the Company have bee prepared in accordance with generally accepted accounting principles for interim financial information and the instructions to Form 10-QSB and Rule 10-01 of Regulation S-X of the Securities and Exchange Commission ("SEC"). Accordingly, the financial statements do not include all of the information and footnotes required by generally accepted accounting principles. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the three and six months ended June 30, 2000 are not necessarily indicative of the results for the year ended December 31, 2000. The accompanying condensed consolidated financial statements and noted thereto should be read in conjunction with the Company's audited financial statements as of December 31, 1999.

Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements. The reported amounts of revenues and expenses during the reporting period may be affected by the estimates and assumptions management is required to make. Actual results could differ significantly from those estimates.

NOTE B - RELATED PARTY TRANSACTIONS

KBL provides management services to the Partnership. As consideration for such services, KBL receives a monthly fee of 3% of the Partnership's revenues. The total amount expensed, and paid, under this arrangement during the year ended
December 31, 1999 approximated $11,000. In addition to such fees, KBL is reimbursed for direct costs incurred on behalf of the Partnership; no such costs were incurred by, and/or reimbursed to KBL by the Partnership during the six months ended June 30, 2000.

As discussed in Note B, COCO provides all of the Partnership's long distance services. In turn, COCO purchases all of such services from Qwest Communications. Total long distance services purchased from COCO approximated $120,000 during the six months ended June 30, 1999; such amount is included in phone and cable services in the accompanying statement of operations.

In addition, COCO provides billing, collection and certain other administrative services, , to the Partnership. As consideration for such services, COCO received approximately $41,000 for the six months ended June 30, 2000.

An affiliate of the general partner provides space for the Partnership at no charge. No value has been ascribed to such occupancy expenses in the accompanying statement of operations, as the amounts were not considered significant.

NOTE C - SUBSEQUENT EVENT

In February 2000, the Partnership, Third Enterprise Service Group, Inc. ("TESG") and COCO agreed to merge. The merger closed in August 2000. TESG is an acquisition Company, with no operations or assets.

--------------------------------------------------------------------------------

                          HUNTINGTON TELECOMMUNICATIONS
                                 PARTNERS, L.P.

                           Financial Statements as of
                             and for the year ended
                              December 31, 1999
                                       and
                          Independent Auditors' Report




                                TABLE OF CONTENTS

--------------------------------------------------------------------------------


                                                          Pages

Independent Auditors' Report                               F-33

Financial Statements as of and for the year ended December 31, 1999:

   Balance Sheet                                           F-34

   Statement of Operations                                 F-35

   Statement of Partners' Capital                          F-36

   Statement of Cash Flows                                 F-37

   Notes to Financial Statements                           F-38

--------------------------------------------------------------------------------

INDEPENDENT AUDITORS' REPORT

To the Partners of Huntington Telecommunications Partners, L.P.:

We have audited the accompanying balance sheet of Huntington Telecommunications Partners, L.P. (the "Partnership"), as of December 31, 1999, and the related statements of operations, partners' capital, and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Partnership as of December 31, 1999, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

Kingery, Crouse & Hohl, P.A.

Tampa, Florida
July 21,  2000

                           HUNTINGTON TELECOMMUNICATIONS PARTNERS, L.P.

                              BALANCE SHEET AS OF DECEMBER 31, 1999

--------------------------------------------------------------------------------


                          ASSETS

    CURRENT ASSETS:
      Cash and cash equivalents                                $    83,244
      Accounts receivable, net of allowance for                     70,925
      doubtful accounts of $60,000
                                                                 ----------
            Total current assets                                   154,169

    TELECOMMUNICATIONS EQUIPMENT AND COMPUTERS
            (net of accumulated depreciation and
      amortization of $892,797)                                    178,363
                                                                 ----------

      TOTAL                                                    $   332,532
                                                                 ==========


            LIABILITIES AND PARTNERS' CAPITAL

    CURRENT LIABILITIES-
      Accounts payable                                         $    55,023

    PARTNERS' CAPITAL                                              277,509
                                                                 ----------

    TOTAL                                                      $   332,532
                                                                 ==========


--------------------------------------------------------------------------------

See notes to financial statements.

                           HUNTINGTON TELECOMMUNICATIONS PARTNERS, L.P.

                                     STATEMENT OF OPERATIONS
                               FOR THE YEAR ENDED DECEMBER 31, 1999

------------------------------------------------------------------------------


REVENUES                                                        $ 715,063
                                                                  --------

OPERATING EXPENSES:
  Phone and cable services                                        447,273
  Administration fees - related party                             107,854
  Depreciation and amortization                                    99,907
  Commissions                                                      46,327
  Management fees - related party                                  21,616
  Provision for bad debts                                          14,520
  Other                                                            17,746
                                                                  --------
                                                                  755,243
                                                                  --------
NET LOSS                                                        $ (40,180)
                                                                  ========




-------------------------------------------------------------------------------

See notes to financial statements.

                          HUNTINGTON TELECOMMUNICATIONS PARTNERS, L.P.

                                 STATEMENT OF PARTNERS' CAPITAL
                              FOR THE YEAR ENDED DECEMBER 31, 1999

--------------------------------------------------------------------------------

                                           General        Limited
                                           Partner        Partners         Total
                                         -------------  --------------  -------------

BALANCES, DECEMBER 31, 1998              $   (179,953)  $    522,642    $    342,689

Net loss                                      (10,045)       (30,135)        (40,180)

Distributions                                       -        (25,000)        (25,000)
                                         -------------  --------------  -------------

BALANCES, DECEMBER 31, 1999              $   (189,998)  $    467,507    $    277,509
                                         =============  ==============  =============


--------------------------------------------------------------------------------

See notes to financial statements.

                        HUNTINGTON TELECOMMUNICATIONS PARTNERS, L.P.

                                     STATEMENT OF CASH FLOWS
                               FOR THE YEAR ENDED DECEMBER 31, 1999

--------------------------------------------------------------------------------


CASH FLOWS FROM OPERATING ACTIVITIES:
    Net loss                                                        $   (40,180)
    Adjustments to reconcile net loss to net cash
    provided by operating activities:
         Depreciation and amortization                                   99,907
         Provision for bad debts                                         14,520
         Changes in current assets and liabilities:
               Increase in accounts receivable                           (5,562)
               Increase in accounts payable                              10,502
                                                                     -----------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                79,187
                                                                     -----------
CASH FLOWS FROM FINANCING ACTIVITIES -
    Distributions to partners                                           (25,000)
                                                                     -----------

NET INCREASE IN CASH AND CASH EQUIVALENTS                                54,187

CASH AND CASH EQUIVALENTS, BEGINNING OF THE YEAR                         29,057
                                                                     -----------

CASH AND CASH EQUIVALENTS, END OF THE YEAR                          $    83,244
                                                                     ===========




-------------------------------------------------------------------------------

See notes to financial statements.

                        HUNTINGTON TELECOMMUNICATIONS PARTNERS, L.P.

                          NOTES TO FINANCIAL STATEMENTS
                       AS OF AND FOR THE YEAR ENDED DECEMBER 31, 1999

--------------------------------------------------------------------------------

NOTE A - FORMATION AND NATURE OF OPERATIONS

Huntington Telecommunications Partners, L.P. (the "Partnership") was formed as a limited partnership under the laws of the state of California on February 11, 1994. The Partnership, which provides telephone and cable television hookups for four apartment complexes located in the cities of Fremont, Hayward, Fair Oaks and San Jose, California, owns wiring, telephone switching equipment, and satellite reception equipment located within each apartment complex. Pursuant to applicable federal and state law, tenants have the right to use a telephone service provider other than the Partnership. Tenants do not have a right to utilize another cable television provider other than the Partnership.

The Partnership's operating and capital structure are governed by a Limited Partnership Agreement (the "Agreement") between KBL Investment Company, L.P. ("KBL" or the "General Partner") and various limited partners (the "Limited Partners"), who have the made capital contributions, and have partnership interests, as follows:

                                 Partnership                  Capital
                                 Interest                Contributions

The General Partner                 25.0%                   -

The Limited Partners                75.0%                 $1,250,000

Pursuant to terms of the Agreement, operating and capital losses are allocated among the General and Limited Partners (collectively the "Partners") in accordance with their respective partnership interests. Operating income and capital gains are to be allocated to the Partners as follows: (1) in proportion to their partnership interests until such allocations exceed prior losses; (2) 1% to the General Partner, and 99% to Limited Partners until they have received a cumulative non-compounded 10% preferred return on their net investor capital and (3) in proportion to their respective partnership interests. The preferred return will be accounted for as a reclassification of capital between the General and Limited Partners accounts if and when the General Partner has available basis. The cumulative preferred cash return not paid and or transferred between the Partners' capital accounts approximated $615,000 at December 31, 1999.

Cash generated from operations is distributable to the Partners in the following priority: (1) 1% to the General Partner, and 99% to Limited Partners until they have received a cumulative non-compounded 10% preferred return on their net investor capital and (2) in proportion to their respective partnership interests. The Agreement contains different distribution priorities if distributions result from a "Non-Terminating Capital Transaction" (as defined), or arise from the original incurrence or refinancing of any indebtedness.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

The Partnership's financial statements are prepared using the accrual method of accounting.

Revenue Recognition

Revenues are recognized in the month in which the service is provided.

Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements. The reported amounts of revenues and expenses during the reporting period may be affected by the estimates and assumptions management is required to make. Actual results could differ significantly from those estimates.

Financial Instruments

The Partnership believes the book value of their cash and cash equivalents, accounts receivable and accounts payable approximates their fair values due to their short-term nature.

Telecommunications Equipment and Computers

Telecommunications equipment and computers are recorded at cost. Depreciation and amortization are computed using the double declining method over the assets' estimated useful lives of seven years. Major repairs or replacements are capitalized, whereas maintenance, repairs and minor replacements are charged to operations as incurred.

Long-Lived Assets

The Partnership periodically reviews its long-lived assets for indications of impairment. If the value of an asset is considered impaired, an impairment loss would be recognized.

At December 31, 1999, management believes all of the Partnership's long-lived assets are recoverable.

Cash and Cash Equivalents

For purposes of the statements of cash flows, the Partnership considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

Income Taxes

No provision or benefit for income taxes is included in the accompanying financial statements since taxable income or loss passes through to, and is reportable by, the Partners.

Concentrations of Credit Risk

Financial instruments that potentially subject the Partnership to significant concentrations of credit risk consist principally of receivables, which effectively arise from residents of four apartment complexes located in Northern California. The Partnership performs ongoing credit evaluations of its customers and has certain measures in place to limit the potential for significant losses. Substantially all of the net receivables included in the accompanying balance sheet were recovered subsequent to December 31, 1999.

The Partnership purchases all of its local telephone line capacity from Pacific Bell, all of its long distance line capacity from Competitive Companies, Inc. ("COCO"), a 20% partner in KBL (see Note C) and all of its cable television capacity from Netlink International.

NOTE C - RELATED PARTY TRANSACTIONS

KBL provides management services to the Partnership. As consideration for such services, KBL receives a monthly fee of 3% of the Partnership's revenues. The total amount expensed, and paid, under this arrangement during the year ended
December 31, 1999 approximated $21,000. In addition to such fees, KBL is reimbursed for direct costs incurred on behalf of the Partnership; no such costs were incurred by, and/or reimbursed to KBL by the Partnership during the year ended December 31, 1999.

As discussed in Note B, COCO provides all of the Partnership's long distance services. In turn, COCO purchases all of such services from Qwest Communications. Total long distance services purchased from COCO approximated $242,000 during the year ended December 31, 1999; such amount is included in phone and cable services in the accompanying statement of operations.

In addition, COCO provides billing, collection and certain other administrative services, , to the Partnership. As consideration for such services, COCO received approximately $108,000 for the year ended December 31, 1999.

An affiliate of the general partner provides space for the Partnership at no charge. No value has been ascribed to such occupancy expenses in the accompanying statement of operations, as the amounts were not considered significant.

NOTE D - COMMITMENTS

The Partnership has agreements with four apartment complexes giving it the right to sell telephone and cable television service to the tenants of the apartment complexes. Each agreement requires that the Partnership pay a commission, currently between 8% and 10% of telephone revenue and 10% of cable television revenue, to the apartment complex owner. The agreements expire between 2003 and 2005.

NOTE E - SUBSEQUENT EVENT

In February 2000, the Partnership, Third Enterprise Service Group, Inc. ("TESG") and COCO agreed to merge. The merger is anticipated to close in July 2000. TESG is an acquisition Company, with no operations or assets.

--------------------------------------------------------------------------------

                        THIRD ENTERPRISE SERVICE GROUP, INC.

                INDEX TO JUNE 2000 QUARTERLY FINANCIAL STATEMENTS


            Financial Statements (unaudited)

            Balance Sheets as of June 30, 2000 and December 31, 1999....... F-43

            Statements of Operations for the three and six month periods ended June 30, 2000 and the period April 6, 1999
            (date of  incorporation) to June 30, 1999 and 2000............. F-44

            Statement of Stockholders' Equity for the six months
            ended Juen 30, 2000............................................ F-45

            Statement  of Cash Flows for the three and six months ended
            June 30, 2000 and the period April 6, 1999 (date of
            incorporation)  to June 30, 1999 and 2000.....................  F-46

            Notes to Financial Statements.................................. F-47

                        THIRD ENTERPRISE SERVICE GROUP, INC.

                        (A Development Stage Enterprise)

                                  BALANCE SHEET

     ---------------------------------------------------------------------------


                                                        June 30,      December
                                                          2000        31, 1999
     ASSETS                                            (Unaudited)   (Unaudited)
     ------                                            -----------   -----------

     TOTAL ASSETS                                        $     -       $     -
                                                       ===========   ===========


     LIABILITIES AND STOCKHOLDERS' EQUITY

        TOTAL LIABILITIES                                $     -       $     -
                                                       -----------   -----------

     STOCKHOLDERS' EQUITY:
       Common stock - no par value: 50,000,000 shares
        authorized; 1,000,000 shares issued and
        outstanding                                           79            79
       Preferred stock - no par value: 20,000,000
        shares authorized; no shares issued and
        outstanding                                            -             -
       Additional paid in capital                          6,000         4,000
       Deficit accumulated during the development stage   (6,079)       (4,079)
                                                       -----------   -----------
            Total stockholders' equity                         -             -
                                                       -----------   -----------

     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY          $     -       $     -
                                                       ===========   ===========




     ---------------------------------------------------------------------------
     SEE NOTES TO FINANCIAL STATEMENTS.

                            THIRD ENTERPRISE SERVICE GROUP, INC.

                              (A Development Stage Enterprise)

                                  STATEMENTS OF OPERATIONS
                                        (Unaudited)

     ---------------------------------------------------------------------------



                                                                    Period         Period
                                                                   April 6,       April 6,
                                           Six       Three        1999 (date     1999 (date
                                          Months     Months           of             of
                                          Ended      Ended       incorporation)incorporation)
                                        June 30,    June 30,       to June         to June
                                          2000       2000          30, 1999        30, 2000
                                        --------- -----------   -------------  -------------

     EXPENSES:
       Professional fees and expenses     $ 2,000  $ 1,000       $   2,000       $   6,000
       Organizational costs                     -        -              79              79
                                        --------- -----------   -------------  -------------

     NET LOSS                             $ 2,000  $ 1,000       $   2,079       $   6,079
                                        ========= ===========   =============  =============

     NET LOSS PER SHARE                   $  0.00  $  0.00       $    0.00       $    0.00
                                        ========= ===========   =============  =============



     ---------------------------------------------------------------------------
     SEE NOTES TO FINANCIAL STATEMENTS.

                       THIRD ENTERPRISE SERVICE GROUP, INC.

                        (A Development Stage Enterprise)

                        STATEMENT OF STOCKHOLDERS' EQUITY
                     For the six months ended June 30, 2000
                                   (Unaudited)


--------------------------------------------------------------------------------


                                                                    Deficit
                                                                  Accumulaated
                                                      Additional   During the
                                Common Stock          Paid in     Development
                              Shares       Value       Capital        Stage         Total
                             ---------    --------   -----------   -----------   -----------

Balances,December 31, 1999   1,000,000   $     79     $   4,000    $    (4,079)    $       -

Capital Contribution of Services    -           -         2,000              -         2,000

Net loss for the six
 months ended June 30, 2000         -           -             -         (2,000)       (2,000)
                             ---------    --------    ----------   ------------   -----------
Balances June 30, 2000       1,000,000   $     79     $   6,000     $   (6,079)   $       -
                             =========   =========    ==========   ============   ===========


--------------------------------------------------------------------------------
SEE NOTES TO FINANCIAL STATEMENTS.

                        THIRD ENTERPRISE SERVICE GROUP, INC.

                        (A Development Stage Enterprise)

                             STATEMENT OF CASH FLOWS
                                   (Unaudited)

--------------------------------------------------------------------------------

                                                                    Period         Period
                                                                    April 6,      April 6,
                                            Six       Three        1999 (date     1999 (date
                                           Months     Months           of             of
                                           Ended      Ended       incorporation) incorporation)
                                          June 30,    June 30,       to June         to June
                                            2000       2000          30, 1999        30, 2000
                                            --------- -----------   -------------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss                                   $ (2,000)   $ (1,000)  $  (2,079)      $  (6,079)
 Adjustments to reconcile net loss to
cash used in operating activities -
  Contributed services and expenses             2,000      1,000       2,000           6,000

                                           ----------  ---------- -----------     -----------
NET CASH USED IN OPERATING ACTIVITIES               -          -         (79)            (79)

                                           ----------  ---------- -----------     -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from the issuance of common stock        -          -          79              79
                                           ----------  ---------- -----------     -----------
CASH PROVIDED BY FINANCING ACTIVITIES               -          -          79              79
                                           ----------  ---------- -----------     -----------
NET INCREASE IN CASH AND CASH EQUIVALENTS           -          -           -               -

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD      -          -           -               -
                                           ----------  ---------- -----------     -----------

CASH AND CASH EQUIVALENTS, END OF PERIOD        $   -     $    -     $     -       $       -
                                           ==========  ========== ===========     ===========


SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

    Interest paid                               $   -     $    -     $     -       $       -
                                           ==========  ========== ===========     ===========

    Taxes paid                                  $   -     $    -     $     -       $       -
                                           ==========  ========== ===========     ===========

-------------------------------------------------------------------------------
SEE NOTES TO FINANCIAL STATEMENTS.
                                      F-46

                      THIRD ENTERPRISE SERVICE GROUP, INC.

                        (A Development Stage Enterprise)

                          NOTES TO FINANCIAL STATEMENTS

                                   (Unaudited)

------------------------------------------------------------------------------

NOTE A - FORMATION AND OPERATIONS OF THE COMPANY

Third Enterprise Service Group, Inc., (we", "us", "our") was incorporated under the laws of the state of Florida on April 6, 1999. We are considered to be in the development stage, as defined in Financial Accounting Standards Board Statement No. 7. We intend to investigate and, if such investigation warrants, engage in business combinations. Our planned principal operations have not commenced, therefore accounting policies and procedures have not yet been established.

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

Our accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principals for interim financial information and the instructions to Form 10-QSB and Rule 10-1 of Regulation S-X of the Securities and Exchange Commission (the "SEC"). Accordingly, these financial statements do not include all of the footnotes required by generally accepted accounting principals. In the opinion of management, all adjustments (consisting of normal and recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the three and six months ended June 30, 2000 are not necessarily indicative of the results that may be expected for the year ended December 31, 2000.

NOTE B - GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. We have an accumulated deficit of $6,079 as of June 30, 2000. We do not currently engage in business activities that provide any cash flow, accordingly our ability to continue as a going concern is dependent on our management's ability to fund our cash requirements until a business combination is closed. These factors among others may indicate that we will be unable to continue as a going concern for a reasonable period of time.

The financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

NOTE C - INCOME TAXES

During the period April 6, 1999 (date of incorporation) to June 30, 2000, we recognized losses for both financial and tax reporting purposes. Accordingly, no deferred taxes have been provided for in the accompanying statement of operations.

NOTE D - RELATED PARTY TRANSACTION

Our President, who is also a shareholder, has agreed, in writing, to fund all of our expenses until such time as an acquisition transaction is closed. None of these funds expended on our behalf will be reimbursable to our President, accordingly these amounts will be reflected in our financial statements as contributed capital.

NOTE E - PROPOSED MERGER

The Company has entered into a merger agreement with Competitive Companies, Inc. ("Coco")and Huntington Telecommunications Partners, L.P. ("HTP") which it anticipates will close in the year 2000. In conjunction with the merger the Company has agreed to effect a reverse stock split whereby the stockholder of the Company will retain 125,000  shares  outstanding  after such.
------------------------------------------------------------------------------

                      Ninth Enterprise Service Group, Inc.

Prospectus

TABLE OF CONTENTS

SUMMARY........................................................................4
RISK FACTORS..................................................................14
MERGER AND ASSET PURCHASE APPROVALS...........................................20
MERGER  AND ASSET PURCHASE TRANSACTIONS.......................................20
COMPETITIVE COMPANIES MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS.........................................29
COMPETITIVE COMPANIES BUSINESS................................................34
Business Strategy.............................................................35
Market Opportunity............................................................40
Competitive Companies Telecommunications Services.............................40
Sales And Customer Support....................................................42
Information Systems...........................................................42
Network Deployment............................................................44
Network Architecture..........................................................44
Implementation Of Services....................................................45
Regulation....................................................................46
Competition...................................................................50
Employees.....................................................................52
Legal Proceedings.............................................................53
Facilities....................................................................53
COMPETITIVE COMPANIES' MANAGEMENT.............................................53
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................58
PRINCIPAL STOCKHOLDERS........................................................58
Name..........................................................................58
Number of Shares..............................................................58
Percentage before Merger......................................................58
Percentage after Merger.......................................................58
DESCRIPTION OF COMPETITIVE COMPANIES CAPITAL STOCK............................59
ACQUISITION OF ASSETS FROM....................................................63
HUNTINGTON TELECOMMUNICATIONS PARTNERS, LP....................................63
THIRD ENTERPRISE SERVICE GROUP'S BUSINESS.....................................63
DESCRIPTION OF THIRD ENTERPRISE SERVICE GROUP'S CAPITAL STOCK.................67
COMPARISON OF RIGHTS OF THIRD ENTERPRISE SERVICE GROUP STOCKHOLDERS AND
   COMPETITIVE COMPANIES SHAREHOLDERS.........................................68
AVAILABLE INFORMATION.........................................................68
LEGAL MATTERS.................................................................69

Dealer prospectus delivery obligation

Until , all dealers that effect transactions in these securities, whether or not participating in this offering, are required to deliver a prospectus.

The date of this prospectus is **.

PART II

     ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Florida Business Corporation Act. Section 607.0850(1) of the Florida Business Corporation Act (the "FBCA") provides that a Florida corporation, such as the Company, shall have the power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

          Section 607.0850(2) of the FBCA provides that a Florida corporation shall have the power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

          Section 607.850 of the FBCA further provides that: (i) to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in subsection (1) or subsection (2), or in defense of any proceeding referred to in subsection (1) or subsection (2), or in defense of any claim, issue, or matter therein, he shall be indemnified against expense actually and reasonably incurred by him in connection therewith; (ii) indemnification provided pursuant to Section 607.0850 is not exclusive; and (iii) the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 607.0850.

          Notwithstanding the foregoing, Section 607.0850 of the FBCA provides that indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee or agent if a judgment or other final adjudication establishes that his actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) a violation of the criminal law, unless the director, officer, employee or agent had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (ii) a transaction from which the director, officer, employee or agent derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the liability provisions regarding unlawful distributions are applicable; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

          Section 607.0831 of the FBCA provides that a director of a Florida corporation is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, by a director, unless: (i) the director breached or failed to perform his duties as a director; and (ii) the director's breach of, or failure to perform, those duties constitutes: (A) a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (B) a transaction from which the director derived an improper personal benefit, either directly or indirectly; (C) a circumstance under which the liability provisions regarding unlawful distributions are applicable; (D) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct; or (E) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.

          Articles and Bylaws. The Company's Articles of Incorporation and the Company's Bylaws provide that the Company shall, to the fullest extent permitted by law, indemnify all directors of the Company, as well as any officers or employees of the Company to whom the Company has agreed to grant indemnification.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


Item #              Description

------------- ----- ------------------------------------------------------------
2.1            *    Plan of Merger COCO & MTW entity
2.2                 Asset purchase agreement with Huntington Partners
3.1a                Articles of MTW entity
3.11a               By-laws of MTW entity
3.1b           *    Amended Articles
3.11b          *    Amended By-laws
4.1                 Rights and preferences of Preferred Stock
5.1                 Legal Opinion - MTW
8.1            *    Tax Opinion - MTW
10.01               Partnership Agreement - D Greens
10.02               Partnership Agreement - A Gardens
10.03               Partnership Agreement - C.Hills
10.04               Partnership Agreement - Rollingwood
10.05a              Partnership Agreement - Trussville
10.05b              Supply, Service and Management Agreement Trussville
10.06a              Acquisition agreement - GST
10.06b              Acquisition agreement - GST
10.06c              Acquisition agreement - GST
10.07               Employment Agreement - L. Halstead
10.08               Employment Agreement - D.  Kline, Sr.
10.09               Employment Agreement - D. Kline II

10.10               Agreement with LCI Quest
10.11               Agreement with Inet
10.12               Sample Option Agreement - employees
10.13               Sample Option Agreement - consultants
10.14a              Sample Subscription Agreement - Common Stock
10.15               Lease Agreement - Office
10.16               CLEC License approval Letter - MS
10.17               CLEC License approval Letter - CA
10.18               Convertible Note - T. Baba & addendum
10.19               OPEN
10.20               Sample Note Conversion Addendum
10.21               Master Option Agreement
23.1                Consent of Accountants - KCH
23.2                Consent of Accountants - KCH
23.3                Consent of Counsel (See exhibit 5 above)
99.1

- ---------------

*To be provided by amendment

     All other Exhibits called for by Rule 601 of Regulation S-1 are not applicable to this filing.

     Information pertaining to our Common Stock is contained in our Articles of Incorporation and By-Laws.

ITEM 22. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes to:

1.File,   during  any  period  in  which  it  offers  or  sells  securities,   a
post-effective amendment to this registration statement to:

         i.Include any prospectus required by section 10(a)(3) of the Securities Act;

         ii.Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement. iii.Include any additional or changed material information on the plan of distribution.

2.For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3.File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on October 27, 2000.

                                          Third Enterprise Service Group, INC.

                                          By: /s/  MICHAEL T. WILLIAMS.
                                           ------------------------------------
                                                  President and Treasurer

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                      TITLE                               DATE

/s/ Michael T. Williams   President and Treasurer              October 27, 2000


----------- ------------------------------------------------------------------- -------------
Item #      Description                                                            Page #
----------- ------------------------------------------------------------------- -------------
2.1         Plan of Merger COCO & MTW entity                                       TBPBA

2.2         Asset Purchase Agreement

3.1a        Articles of MTW entity

3.11a       By-laws of MTW entity

3.1b        Amended Articles                                                       TBPBA

3.11b       Amended By-laws                                                        TBPBA

4.1         Rights and preferences of Preferred Stock

5.1         Legal Opinion - MTW

8.1         Tax Opinion - MTW                                                      TBPBA

10.01       Partnership Agreement - D Greens

10.02       Partnership Agreement - A Gardens

10.03       Partnership Agreement - C.Hills

10.04       Partnership Agreement - Rollingwood                                    TBPBA

10.05a      Partnership Agreement - Trussville

10.5b       Supply, Services and Management Agreement Trussville

10.06a      Acquisition agreement - GST

10.6b       Acquistion Agreement-GST

10.6c       Acquistion Agreement-GST

10.07       Employment Agreement - L. Halstead

10.08       OPEN

10.09       Employment Agreement - DK

10.10       Agreement with LCI Quest

10.11       Agreement with Inet

10.12       Sample Option Agreement - employees

10.13       Sample Option Agreement - consultants

10.14       Sample Subscription Agreement - Common Stock

10.15       Lease Agreement - Office

10.16       CLEC License approval Letter - MS

10.17       CLEC License approval Letter - CA

10.18       Convertible Note - T. Baba & addendum

10.19       "OPEN"                                                                 TBPBA

10.20       Sample Note Conversion Addendum

10.21       Master Option Agreement

23.1        Consent of Accountants - KCH

23.2        Consent of Accountants - KCH

23.3        Consent of Counsel                                                     Included in 5

99.1